UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Weatherford International plc
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PROXY
STATEMENT

NOTICE OF ANNUAL
GENERAL MEETING OF
SHAREHOLDERS

TO BE HELD ON JUNE 16,

2015

Weatherford International plc

OUR COMMITMENT TO SUSTAINABILITY

We are committed to embedding sustainable practices into our business which embrace opportunities and manage risks from economic, environmental and social influences to create lasting value for our shareholders, clients, employees and the communities in which we operate.

In 2014, an Environmental Entrepreneurs Award program was initiated by a committee of business leaders at Weatherford to recognize employee-driven initiatives that demonstrate commitment to environmental excellence leading to cost savings and revenue generation and implemented through the Weatherford Global Environmental Practitioners Network– a group of environmentally conscious employees from all segments and levels of our organization. Please join us in congratulating the award winners of each category:

MOST INNOVATIVE ENVIRONMENTAL PROJECT
WEATHERFORD COLOMBIA LTD – NEIVA, COLOMBIA

Alternative Temporary Secondary Containment

By reusing empty bulk totes that would have otherwise gone to waste, our team created a mobile containment system to properly hold any potential spills during waste and material storage, preventing contamination and reducing the cost of purchasing new containment systems.

BEST PRACTICE IN RAISING PARTICIPATION, COMMUNICATION AND AWARENESS
WEATHERFORD LABORATORIES – HOUSTON, TEXAS, USA

Single Stream Recycling Program

After finding an approved vendor for waste collection and recycling, our Houston, Texas, office brought all members together for an ongoing initiative of gathering recyclable material (plastic, paper, cardboard, aluminum, tin, steel and glass) into one bin, resulting in an estimated annual savings of $28,188.

MOST POTENTIAL FOR POSITIVE FINANCIAL IMPACT

PROGRESSING CAVITY PUMP STRATHCONA MANUFACTURING FACILITY – ALBERTA, CANADA

Reduction in Cost and Waste

Our facility achieved annual savings of more than $130,000 by implementing a distillation recycling program allowing the reuse of 200 liters of spent n-Propyl bromide (n-PB), as well as a consolidated chemical and solid waste disposal program.

TABLE OF CONTENTS

II	A Message from Your Board of Directors

IV	Letter from the Chairman, President and CEO

VI	Our Director Nominees

VIII	2014 and 2015 Governance Highlights

X	A Timeline of Our Progress

XI	Compensation Highlights

XIII	Voting Instructions

For more

information

and to	VOTE

YOUR SHARES online

please visit

www.weatherfordannualmeeting.com

To

access

OUR	ANNUAL REPORT

please visit

www.weatherfordannualreport.com

Weatherford International plc — 2015 Proxy Statement    i

A Message

FROM YOUR

BOARD OF DIRECTORS

TO OUR FELLOW WEATHERFORD SHAREHOLDERS,

The year 2014 was another period of progress and accomplishment as we achieved substantially all of our key objectives. It is with great pride and appreciation that we can share our Company’s progress with you, our shareholders.

OUR ROLE

As your Board, we are committed to our duties and the great obligation we have accepted. We hold ourselves to the highest standards, keeping the interest of our shareholders, employees and clients at the center of our priorities. We work diligently to meet your expectations and view ourselves as responsible stewards of your capital. We also help implement necessary initiatives to better position and strengthen our Company for a sustainable and bright future. We thank you for your steadfast support.

OUR RESPONSIBILITIES

We strive to ensure Weatherford is managed in an effective and accountable manner. Our role encompasses a number of responsibilities, and we undertake regular self-evaluations to assess our performance. The following are among our principal duties:

STRATEGY

We create and develop Weatherford’s broad strategic plan, and we continue to evaluate and monitor progress throughout the year. As part of this responsibility, we follow trends closely to prepare ourselves for cyclical shifts in the markets and our businesses as well as to make decisions in the best interests of our shareholders, clients and employees.

GOVERNANCE

We systematically and continuously review Weatherford’s corporate governance practices and oversee the adoption of new and improved approaches consistent and aligned with our strategic financial and operational goals. With this in mind, our Board and Committees have established annual processes to regularly optimize and update key governance and practice guidelines.

ii    Weatherford International plc — 2015 Proxy Statement

COMPLIANCE

We are responsible for oversight and review of our Company’s robust compliance program as well as the status of our adherence to laws, regulations and internal procedures. We see our best-in-class compliance program as a valuable asset, and we act judiciously, decisively and vigorously to assure Weatherford maintains the highest of ethical standards.

OUTREACH

In our role as company stewards, we place great value on regular investor dialogue and on the feedback we receive from our current and potential shareholders. We believe in maintaining a high level of transparency and visibility in the marketplace.

OUR ACHIEVEMENTS

Over the course of the last year and into 2015, our work was collaborative and constructive. Together, we are pleased to have accomplished the following:

•	The successful conclusion of multiple U.S. government investigations.

•	Settlement of a shareholder class action (Dobina) regarding a material weakness in income tax accounting.

•	The addition of Mohamed A. Awad as a new Director to bring additional diversity and experience and “refresh” the Board.

•	The implementation of changes to further enhance pay for performance alignment in our executive compensation program, including responding to shareholder input.

•	The decision to no longer enter into employment agreements with future executive officers, and the introduction of an amendment to our 2010 Omnibus Plan that, upon your approval, will prohibit the Company from buying out “underwater” stock options or stock appreciation rights in exchange for cash or any other award without shareholder approval.

•	Changing how our 2015 performance units are measured by now utilizing an average share price for all trading days in December.

•	The introduction of a new peer performance component in our 2015 incentive objectives, as the Compensation Committee believes this is a strong measure of revenue and profitability performance relative to peers by which executives (and the Company) should be measured.

•	Increasing the ratio of performance-based awards granted in 2015 versus 2014.

•	Divesting of non-core businesses resulting in proceeds of $1.7 billion – exceeding our target of $1 billion.

•	Decreasing net debt by approximately $1.2 billion –exceeding our targeted reduction of $800 million.

•	Achieving annualized cost savings of $602 million, above our targeted range, resulting from the reduction of 6,000 positions and the closing of 64 underperforming locations, and additional savings from supply chain initiatives and reductions in foreign exchange hedging costs as well as corporate professional fees.

•	Increasing our 2014 non-GAAP earnings per share to $1.00, a substantial improvement over the $.60 per share in 2013.

•	Improving our safety metrics (lost-time incident rate and preventable vehicle incident rate) reaching a best-ever record.

•	Expanding our role in the communities in which we operate by encouraging and sponsoring charitable projects across the globe. For example, we hosted the inaugural “Weatherford Walks” charity event in December 2014, which will be implemented in other regions worldwide, and by continuing our 12-year donation commitment to the ADPP Vocational Professional School Cabinda in Angola, where we donate school fees each month. These are only a few examples of our charitable community outreach efforts around the globe.

MOVING FORWARD

Today, we are proud to have achieved substantially all of our 2014 key objectives. These achievements pave the way for Weatherford to deliver greater shareholder value. We are positioning our Company to quickly adjust to a new industrial context, having built a solid foundation upon which to move forward. Our entire organization is aligned and committed, and we will make material progress in 2015.

We encourage you to vote your shares, as your participation is highly important to the future of our Company. Details of the items to be voted upon are provided throughout this Proxy Statement.

Mohamed A. Awad	David J. Butters

Bernard J. Duroc-Danner	John D. Gass

Emyr Jones Parry	Francis S. Kalman

William E. Macaulay	Robert K. Moses Jr.

Guillermo Ortiz	Robert A. Rayne

Weatherford International plc — 2015 Proxy Statement    iii

Letter

FROM THE CHAIRMAN,
PRESIDENT AND CEO

TO MY FELLOW SHAREHOLDERS,

I am pleased to announce Weatherford’s 2015 Annual General Meeting of Shareholders. The meeting will be held at 10:00 a.m. (Central European Time) on June 16, 2015, at The Mandarin Oriental Hotel, Quai Turrettini 1, 1201 Geneva, Switzerland. We encourage you to support the agenda items presented, as they are highly important to the future of your Company.

The Board recommends that you vote FOR all of the proposed agenda items. I invite you to visit www.weatherfordannualmeeting.com where you can cast your vote and can find centralized and up-to-date details and instructions regarding our upcoming Annual General Meeting.

DELIVERING ON OUR COMMITMENT

During 2014, we successfully implemented initiatives and measures needed to turnaround our Company. Our key achievements included the following:

•	Concluding long-standing multiple U.S. government investigations.

•	Divesting non-core businesses resulting in proceeds of $1.7 billion, exceeding our target of $1 billion.

•	Decreasing our net debt by approximately $1.2 billion, exceeding our target of $800 million.

•	Reducing our annualized costs by $602 million, above our target.

•	Increasing our non-GAAP earnings per share to $1.00, a substantial improvement over the $0.60 per share earned in 2013.

•	Improving our safety metrics (lost-time incident rate and preventable vehicle incident rate) reaching a best-ever record.

Grounded on careful assessment and based on a disciplined strategy, these performance highlights confirm our steady and continued progress on our transformational path towards capital efficiency, operational excellence and administrative quality. We have delivered and will continue to execute our objectives and strategy.

iv    Weatherford International plc — 2015 Proxy Statement

ENHANCING CORPORATE GOVERNANCE

We have established robust governance practices and regularly review and enhance our program and standards to reflect evolving practices and changing regulatory requirements. To this effect, since our last Annual General Meeting in September, and with the full support of our senior management team, the Board adjusted our Company’s compensation arrangements, further enhancing alignment between performance and pay. We believe this active and ongoing approach is critical to the effective and sound long-term oversight of our Company.

EXPRESSING APPRECIATION

On behalf of your entire Board and the management team, to our shareholders, I deeply appreciate your support and faith in our turnaround. At Weatherford, when we focus on something, we do it well. It is a fundamental trait of our organization, and we will continue to work hard to make Weatherford the best company it has ever been. I also want to express my esteem to our Board of Directors for its guidance and relentless focus on our strategy, which will yield long-term shareholder value. To all our employees, please accept my gratitude for your readiness to adapt, responsiveness and great willingness to work together towards making our success attainable. I wish to make special note that a majority of the photography displayed on the back cover of this Proxy Statement as well as in the content of our 2014 Annual Report originated from our own employees. My commendation to your talent, enthusiasm and personal engagement.

OUR 2015 DIRECTION

2015 will mark another year of continued progress for Weatherford. We will continue to guide our Company through the culture that drives us: cost efficiencies, cash generation and external focus. Our direction in 2015 pragmatically takes our strengths and shortfalls as well as market conditions into consideration. Our actions will center around our costs, both cyclical and structural, improving, in a long-term way, our free cash flow generation and prioritizing our external client focus. Sustainability, including social and environmental responsibility, will gain in importance and will be embedded in our culture. These guiding values and initiatives are a matter of ethics as much as economics. We have the leadership, technology expertise and infrastructure. We are strongly positioned to move forward and deliver once again on our established objectives.

Sincerely,

Bernard J. Duroc-Danner

Chairman of the Board,

President and Chief Executive Officer

Weatherford International plc — 2015 Proxy Statement    v

Our

DIRECTOR NOMINEES

Our Board seeks to achieve an effective mix of relevant skills and experience and to bring various business attributes together in the boardroom to benefit the Company and our shareholders. We are proud to announce the addition of Mr. Mohamed A. Awad to our Board of Directors, who brings exceptional Middle East operational qualifications coupled with vast international oilfield services experience. As your Board, we look forward to building upon Weatherford’s significant progress and numerous achievements.

MOHAMED A. AWAD

DIRECTOR SINCE: 2014

COMMITTEES: Health, Safety and Environment; Corporate Governance and Nominating

EXPERIENCE AND KEY

STRENGTHS: Mr. Awad has more than 30 years of experience in the international oilfield services industry. In particular, as the former head of Schlumberger’s Middle East and Asia businesses, he brings to the Board deep knowledge and understanding of those key regions.

CHAIRMAN (RETIRED) SCHLUMBERGER MIDDLE EAST AGE: 65

BERNARD J. DUROC-DANNER

DIRECTOR SINCE: 1988

COMMITTEES: None

EXPERIENCE AND KEY
STRENGTHS: Dr. Duroc-Danner’s extensive experience, including 28 years of leading and growing the Company, affords him a profound knowledge of the oilfield service industry, domestically and internationally. As Chief Executive Officer, he brings to the Board key perspectives in many areas, including operations and strategic planning, needed to achieve future growth.

CHAIRMAN, PRESIDENT AND CEO WEATHERFORD INTERNATIONAL plc AGE: 61

DAVID J. BUTTERS

DIRECTOR SINCE: 1984

COMMITTEES: Audit; Corporate Governance and Nominating (Chairman)

EXPERIENCE AND KEY

STRENGTHS: Mr. Butters’ career in investment banking, finance and shipping provide the Board and its Committees with important leadership and operational insight in those areas. In addition, he provides invaluable historical understanding of the Company and its business that are essential to making strategic decisions for our future.

CHAIRMAN, PRESIDENT AND CEO NAVIGATOR HOLDINGS, LTD. AGE: 74

JOHN D. GASS

DIRECTOR SINCE: 2013

COMMITTEES: Compensation; Health, Safety and Environment

EXPERIENCE AND KEY
STRENGTHS: Mr. Gass has 38 years of experience in the international exploration and production industry, including executive leadership experience. The Board benefits from his broad expertise, which encompasses operations, finance and strategic planning.

VICE PRESIDENT (RETIRED) CHEVRON CORPORATION AGE: 63

vi    Weatherford International plc — 2015 Proxy Statement

EMYR JONES PARRY

DIRECTOR SINCE: 2010

COMMITTEES: Corporate Governance and Nominating; Health, Safety and Environment (Chairman)

EXPERIENCE AND KEY
STRENGTHS: Sir Emyr brings to the Board a wealth of government relations and public and social policy experience, critical attributes given the importance of these areas to the Company’s operations and growth. His experience also affords him important international perspectives of great value to Weatherford.

PRESIDENT THE UNIVERSITY OF ABERYSTWYTH AGE: 67

WILLIAM E. MACAULAY

DIRECTOR SINCE: 1998

COMMITTEES: Compensation (Chairman)

EXPERIENCE AND KEY
STRENGTHS: Mr. Macaulay’s attributes include experience in finance, investment, energy and leadership. He has also served on the boards of a number of leading energy and industrial companies and brings essential acumen on corporate governance and the Board’s role in strategic planning.

CHAIRMAN AND CEO FIRST RESERVE AGE: 69

GUILLERMO ORITZ

DIRECTOR SINCE: 2010

COMMITTEES: Audit; Compensation

EXPERIENCE AND KEY
STRENGTHS: Dr. Ortiz brings to the Board international experience and a deep understanding of the Latin American region. His experience in and knowledge of global banking, economics and international finance including being a member of “The Group of Thirty,” are valuable to both the Audit Committee and the Board, and have provided the Company with sound guidance on multinational financing.

CHAIRMAN (RETIRED) BANORTE AGE: 66

FRANCIS S. KALMAN

DIRECTOR SINCE: 2013

COMMITTEES: Audit (Chairman)

EXPERIENCE AND KEY
STRENGTHS: Mr. Kalman has extensive experience in accounting and financial reporting, and has served as Chief Financial Officer and as Chairman of the Audit Committee of a public company. He has comprehensive insights that benefit our Board and Audit Committee, which he now chairs. In addition, he has strong executive leadership and strategic planning experience in the international energy service industry.

EVP AND CFO (RETIRED) McDERMOTT INTERNATIONAL, INC. AGE: 67

ROBERT K. MOSES, JR.

DIRECTOR SINCE: 1998

COMMITTEES: Audit; Compensation; Health, Safety and Environment

EXPERIENCE AND KEY
STRENGTHS: Mr. Moses’ investment experience, his extensive knowledge of the oilfield service industry, as well as his institutional understanding of one of Weatherford’s most significant legacy companies, provide guidance in addressing market and strategic challenges.

PRIVATE INVESTOR BLACK JACK RESOURCES, INC. AGE: 75

ROBERT A. RAYNE

DIRECTOR SINCE: 1987

COMMITTEES: Audit (Vice Chairman); Corporate Governance and Nominating

EXPERIENCE AND KEY
STRENGTHS: Mr. Rayne has expertise in a wide range of sectors, including oilfield services, real estate, media, and consumer and technology industries. His experience and abilities in finance, investments and leadership, and his international knowledge and diversity of expertise have been beneficial to the Board.

FORMER CEO AND CHAIRMAN LMS CAPITAL AGE: 66

Weatherford International plc — 2015 Proxy Statement    vii

2014 and 2015

GOVERNANCE HIGHLIGHTS

The Board recognizes strong corporate governance as the basis for guiding our Company. We focus on long-term, value-based sustainable success, and our Board continues to review and enhance our governance policies in response to best practices and shareholder feedback.

2015 DIRECTOR NOMINEE	Mohamed A. Awad joined the Board in 2014, bringing vast Middle East expertise to our boardroom and increasing the size of our Board from 9 to 10 directors.
SHAREHOLDER OUTREACH	Since our last annual general meeting, holders of approximately 73% of the Company’s outstanding shares have been contacted to discuss corporate governance, compensation and other topics.
COMPENSATION	In response to constructive dialogue with our shareholders, the Board and its Compensation Committee have approved the following important changes to our executive compensation program:
Elimination of employment agreements with future executive officers
Introduction of 2015 annual cash incentives tied to peer performance
Subject to shareholder approval, amendment of our 2010 Omnibus Plan to prohibit buying out underwater stock options and stock appreciation rights without shareholder approval
A change in how our 2015 performance units are measured by now utilizing a one-month average share price
Increase the ratio of performance-based awards compared to awards granted in 2014

INSIGHTS ON BOARD EFFECTIVENESS

We believe our Board has the right mix of individuals and that our directors collectively have the skills, abilities and unwavering commitment to consistently act in the best interests of the Company and our shareholders. The following are certain attributes that qualify our board to serve you, our shareholders:

DIVERSITY OF SKILLS AND EXPERTISE

Our Board seeks diversity in the broadest sense – of culture, background, outlook and experience – to bring together multiple, complementary perspectives. Our nominees offer a diverse range of skills and experience in relevant areas, including finance, exploration and production as well as oilfield services.

DIVERSITY OF EXPERIENCE

As shown by the highlighted areas in the map below, our directors have significant business experience within domestic, international and global markets.

viii   Weatherford International plc — 2015 Proxy Statement

INDEPENDENT JUDGMENT AND ACTION

Nine of our 10 directors are independent of the Company and its management. Furthermore, our directors exercise independent judgment on issues that are critical to the Company, including strategy, performance, governance and sustainability. Our boardroom is comprised of individuals who constructively and continuously challenge the Company’s strategy and drive improvement.

Weatherford’s Board values independence of action and, within a framework of collegiality and often under challenging circumstances, our directors have shown individual tenacity, while functioning effectively as a team.

OUR DUTIES AND COMMITMENTS

Our Board strives to ensure that Weatherford’s business affairs are managed in an effective and accountable manner which drives your long-term interests. High standards of corporate governance are central to establishing and maintaining the trust and confidence of our shareholders.

Our Board regularly reviews its effectiveness and understands the need for Board and Committee “refreshment” and to add directors with diverse experiences. As a result, five new directors have joined the Board in the last five years, and we expect new directors will continue to join the Board in the future.

As a part of our “refreshment” program, Mr. Kalman took over in 2014 as Chair of our Audit Committee, which he previously co-chaired alongside our present Vice Chairman, Mr. Rayne. Their combined efforts, along with other Committee and Board members, led to the successful resolution of Weatherford’s legacy tax and compliance issues.

DIRECTOR ORIENTATION AND SITE VISITS

Upon joining our Board, each new Weatherford director attends a detailed orientation program. This includes meetings with management and site visits to operations and manufacturing facilities.

Our directors believe site visits are essential to understanding the Company and its operations. In 2014 through early 2015, directors participated in the equivalent of two full weeks of site visits. These are not merely “drive-by” visits, rather, they involve meetings with local management, staff and clients, as well as listening and learning directly from the field. Facilities visited in 2014 and 2015 include Aberdeen, Abu Dhabi, Dubai, Egypt, Houston, San Antonio and Singapore. Upon return, our directors share their observations with the full Board and, where appropriate, with one or more Committees.

Our directors also continue their education and Company exposure after joining the Board. The Board and Committees conduct annual self-evaluations and oversee a review of core governance best practices each year.

RESPONSIVENESS TO SHAREHOLDERS

Weatherford is strongly committed to shareholder outreach, which is supported and overseen by the Board. Our directors are prepared to meet with our shareholders, and do so from time to time. On occasion, members of our Board have met with shareholders either telephonically or in person to discuss Weatherford’s compensation and governance practices. The Chief Financial Officer and Vice President of Investor Relations are also in frequent communication with shareholders on these matters. The Company’s interactions with shareholders have been meaningful and provided useful feedback on our compensation program and governance practices. Our Board and all appropriate Committees are informed of shareholder feedback, and pay careful attention to input. To ensure that we address our investors’ concerns and considerations, the feedback is summarized and presented to the Board and applicable Committees. Since our 2014 Annual General Meeting, the Company reached out to holders of approximately 73% of our shares and received valuable feedback. As a result of our ongoing shareholder outreach, emphasis on aligning pay with performance and incorporating best practices, the Compensation Committee adopted changes to our policies.

We adapted our compensation practices to no longer enter into employment agreements with future executive officers. In addition, we also changed how our 2015 performance units are measured to reflect a monthly average share price versus a one-day price. Our 2015 annual cash incentives are now also tied to relative peer performance. Finally, subject to shareholder approval, we propose an amendment to our 2010 Omnibus Plan that prohibits “buying out” underwater stock options and stock appreciation rights without shareholder approval.

During the course of our outreach to shareholders, a majority expressed support for our enhancements to our compensation policies and practices and approve of the new long-term changes to executive compensation.

CEO SHARE OWNERSHIP

At Weatherford, we believe that share ownership by our leadership is another way to foster strong alignment with our shareholders. We require our executive officers to own three times, and our CEO to own at least six times, their annual base salary; our CEO currently owns more than 10 times his annual base salary.

Weatherford International plc — 2015 Proxy Statement   ix

A TIMELINE OF OUR

progress

We have effectively reached our 2014 transformational objectives and made progress on many fronts. We have strengthened our core, implemented cost efficiencies and embedded a culture of cash, along with improvements in our corporate governance and compliance practices. Together, we built a solid foundation upon which to move forward. Below is a timeline highlighting key actions taken by your Board and management to best position Weatherford on a long-term financially rewarding path.

KEY ACCOMPLISHMENTS

 Conclusion of multiple U.S. government investigations

 Settlement of shareholder class action (Dobina) regarding material weakness in income tax accounting

 Achieved target of $602 million in annualized cost savings, above target

 Total cash divestiture proceeds of over $1.7 billion significantly exceeded target of $1 billion

 With these proceeds, decreased net debt by $1.2 billion exceeding target of $800 million

 Improved non-GAAP earnings per share by over 60% year-over-year

 Improved free cash flow from operations

 Achieved highest safety record in our history:

•  LTIR/PVIR:0.13/0.53

RESPONSIVE BOARD ACTIONS

 Appointed Mohamed A. Awad as a member of the Board of Directors, increasing Board size to 10 members

 Changes to Executive Compensation Plan:

•  Elimination of employment agreements with future executive officers

•  Tied annual cash incentive to peer-based performance

•  Proposed 2010 Omnibus Plan amendment to remove the option to buy out underwater options or share appreciation rights without shareholder approval

•  Changed performance units share price measurement from a one-day basis to a one-month basis

 Extensive new director orientation and annual director training and site visits

OPPORTUNITIES AND CHALLENGES

 Remediation of material weakness in internal controls over income tax accounting

 Implementation of operational and financial objectives focusing on core businesses, lowering costs, monetizing and exiting non-core businesses while improving cash flow and capital efficiency

 Named new CFO Krishna Shivram

BOARD ACTIVITIES

 Extensive and ongoing shareholder engagement and improvements in executive compensation program based on investor feedback

 Election of two new Board members, John Gass and Francis Kalman

 Executive compensation program better aligned executive interests with those of shareholders

 Higher transparency in aligning Company performance and pay

 Change in independent registered accounting firm

Weatherford continues to experience difficulties related to administrative inefficiencies July 2012: 3rd Tax Restatement February 2012: 2nd Tax Restatement

 Ceased discretionary bonuses

 Enhanced links between executive compensation and performance

 Discontinued Executive Deferred Compensation (EDC) Plan

 Adopted clawback policy

 Tied Annual Incentive Goals to capital efficiency and profitability

Weatherford experiences difficulties related to inefficiencies born out of years of uninhibited growth March 2011: 1st Tax Restatement	Suspended SERP (Supplemental Executive Retirement Plan)
In the 20 years since inception, CAGR for the stock delivered close to 30%	Tied executive compensation primarily to absolute growth

2015
THE DIRECTION THAT DRIVES US
COST
We will actively lower direct costs to match quickly changing market volumes to preserve and grow our Company. We will:
• De-layer the organization to operate in a flatter, leaner and faster way • Rationalize support functions • Eliminate staff duplication • Move as many direct responsibilities as possible to regions

CASH
While Weatherford made a year-over-year improvement on free cash flow, the Company fell short of the 2014 target objective.
This remains a key objective in 2015. Everyone in our organization is aware of this directive. We will:
• Remain single-minded to be free cash flow positive on a full-year basis • In a long-term way, improve our free cash flow generation

EXTERNAL FOCUS
We enter 2015 with an organization focused on encouraging the closest client collaboration.

•  Clients will drive Weatherford’s time and attention

•  Priorities will be set and metrics and compensation further aligned

•  Agenda and time spent will be reoriented externally

•  Our Company will be highly responsive, we will immerse ourselves in our clients’ business and leverage our knowledge and expertise to exceed their expectations

x   Weatherford International plc — 2015 Proxy Statement

COMPENSATION

Highlights

The Compensation Committee is mindful of its responsibility to oversee Weatherford’s executive compensation programs to ensure they enable our Company to attract and retain talented leaders and provide a framework that aligns the interests of our executives with those of our shareholders. In consideration of shareholder feedback and to maintain the momentum of our transformation, we implemented a number of enhancements to our executive compensation programs.

OUR RESPONSIVENESS TO SHAREHOLDER OUTREACH

Weatherford is strongly committed to shareholder outreach, which is supported and overseen by the Board. Our shareholder outreach efforts create an ongoing dialogue, through which we gain valuable insights. On occasion, members of our board have met with shareholders either telephonically or in person to discuss Weatherford’s compensation and governance practices. The Chief Financial Officer and Vice President of Investor Relations are also in frequent communication with shareholders on these matters. To ensure that we address our investors’ concerns and considerations, the shareholder feedback is summarized and presented to the Board and our Compensation Committee. As a result of our shareholder outreach, the Compensation Committee has implemented changes to our policies to further align pay with performance and incorporate best practices.

In the months leading up to, and since our 2014 Annual General Meeting in September, we reached out to the holders of approximately 73% of our outstanding shares, resulting in discussions with the holders of approximately 64% of our shares. Those shareholders had differing points of view on the topics discussed. The following summarizes our discussions:

•	A majority (93%) of the investors reached were supportive of our compensation and governance practices. While many investors were generally supportive, they took the opportunity to share their views on how our compensation and governance practices might be further enhanced.

•	A minority (7%) of those reached were not supportive of our practices and explained their rationale.

•	In all cases, comments and feedback were communicated to and considered by the Compensation Committee.

Our Board and our Compensation Committee strongly value the opinions of our shareholders and made modifications to our executive compensation program to specifically address issues raised by our shareholders. As a result, the following changes have been approved by the Board:

•	In March 2015, upon the recommendation of the Compensation Committee, the Board determined that the Company will not enter into employment agreements with future executive officers.

•	Performance unit awards granted in 2015 were amended to reduce the potential for volatility in measurement of the Company’s share price, moving to an average monthly share price compared to a one-day December 31st share price.

•	The Company will not buy out underwater options held by executives. The Board has approved amendments to our 2010 Omnibus Plan that, subject to shareholder approval as described in this Proxy Statement, will prohibit such buyouts in the future without shareholder approval.

•	A peer performance metric has been added to the 2015 compensation incentives, as the Compensation Committee believes this is a strong metric of revenue and profitability performance relative to peers by which executives (and the Company) should be measured.

•	In 2015 a free cash flow metric continues to be included in the compensation program, because it is a strong measure of profitability and the quality of the earnings stream and remains an extremely important focus for shareholders.

Over the past few years, we have implemented a number of significant changes to our compensation program, policies and practices. These responsive actions are highlighted in a timeline of our progress on page x.

During the course of our outreach to shareholders, a majority expressed support of our enhancements to our compensation policies and practices and approve of our new long-term changes to executive compensation.

We believe that our improved and evolving compensation program continues to serve the best interest of Weatherford shareholders, and therefore the Board recommends that you vote FOR the resolution approving compensation of our named executive officers.

Weatherford International plc — 2015 Proxy Statement    xi

OUR 2014 ACCOMPLISHMENTS

For 2014, the Compensation Committee adopted metrics designed to reflect the Company’s transformational goals and focus on key strategies and objectives. The metrics included in each NEOs non-equity incentive awards are described on page 28 of the Proxy Statement. Despite lower oil prices, which affect the entire industry, Weatherford delivered on the majority of the Company’s 2014 objectives as described below. While Weatherford made year-over-year improvements on earnings per share and free cash flow, the Company fell short of targeted objectives.

1	Successful conclusion of U.S. government investigations	Achieved
2	Annualized pre-tax cost savings	Achieved
3	Total non-core divestiture proceeds	Achieved
4	Net debt reduction	Achieved
5	Safety target	Achieved
6	Earnings per share (non-GAAP)	Improved
7	Free cash flow	Improved

2014 COMPENSATION ALIGNS WITH PERFORMANCE

We structure our executive compensation program to align pay with performance, including increases in our share price. As such, the 2014 performance units (long-term equity awards) did not vest in 2015 based on Weatherford’s December 31, 2014 stock price.

Our stock price, which gained 55% through late July of 2014, outperformed our peer group and the industry. However, following our second quarter earnings release and through the second half of the year, oil prices (WTI) drastically declined from a high of $105.68 per barrel to a low of $53.45 per barrel by late December. During this later timeframe, Weatherford’s stock price was 96% correlated to the price of oil and decreased in tandem, from almost $25 per share to around $10 per share.

As additional comparative information, the chart below illustrates our CEO’s compensation for the years 2012-2014 and our total shareholder return for the three-year period ended December 31, 2014 measured relative to our peers.

(1)	3-Year Total Compensation is the sum of base salary, annual incentives, bonuses, long-term incentive awards and all other compensation paid (perquisites and change in pension included) for the years 2012-2014 for our Chief Executive Officer and for the chief executive officer of each of our peers as reported in their respective publicly available proxy statements.

(2)	3-Year Total Shareholder Return is the percentage increase (or decrease) in stock price for the three years ended December 31, 2014, adjusted for cash dividends paid.

Source: Longnecker & Associates

TOTAL CEO COMPENSATION VERSUS REALIZED PAY

To further illustrate our commitment to pay for performance, below is our CEO’s total compensation over the last three years, as set forth in the Summary Compensation Table of this Proxy Statement and our past annual proxy statements, compared to the total amount of compensation realized by our CEO for each year.

Total Compensation is as set forth in the Summary Compensation Table in this Proxy Statement.

Total Realized Compensation excludes the actuarial value of pension benefit as it does not reflect actual compensation received, but rather reflects an increase in the year-over-year present value of the actuarial future benefit, and includes long term incentive awards (e.g. RSUs and PUs), only to the extent they were “realized”, i.e. to the extent they vested (or restrictions lapsed) during the years described. Value of vested stock is included based on closing price on date of vest which, for our long term incentive awards, differs from value at the date of grant.

xii   Weatherford International plc — 2015 Proxy Statement

VOTING

instructions

We encourage you to support the following agenda items as presented below.

YOUR VOTE MATTERS TO THE FUTURE OF WEATHERFORD

AGENDA ITEMS FOR YOUR VOTE

Items		Board recommendation	Reasons for Recommendation
1.	Election of Directors	FOR all nominees	The Board believes its members collectively have the skills and experience needed to continue to oversee the implementation of Weatherford’s strategic plan for the benefit of shareholders, employees and other stakeholders
2.	Appointment of Auditors for 2015 and determining their remuneration	FOR the appointment of KPMG LLP and authorizing the Board to determine the auditor’s remuneration	Based on the recommendation of the Audit Committee
3.	Advisory resolution on compensation of Named Executive Officers	FOR the resolution	The Board believes Weatherford’s improved and evolving executive compensation program is effective in achieving the Company’s objectives
4.	Approval of an amendment to the Company’s 2010 Omnibus Incentive Plan	FOR the amendment	The Board believes an amendment to increase the number of shares available under the plan provides incentive opportunities to our officers, directors and employees to align their interests with the interests of our shareholders and that the other amendments are more shareholder-favorable
5.	Authorizing holding 2016 Annual General Meeting outside of Ireland	FOR the authorization	The Board would like to ensure flexibility in determining the optimal location of the 2016 Annual General Meeting

VOTING INSTRUCTIONS FOR SHAREHOLDERS OF RECORD AND BENEFICIAL SHAREHOLDERS

You may vote using one of the following options. In all cases, have your proxy card or voting instruction form in hand and follow the instructions.

When Complete and send your proxy card immediately to allow time for our receipt of your completed proxy card on or before 5:59 a.m. Central European Time on June 15, 2015 (11:59 p.m. New York time on June 14, 2015)

How Follow these instructions to mark, sign and date your proxy card

1-800-690-6903	When On or before 5:59 a.m. Central European Time on June 15, 2015 (11:59 p.m. New York time on June 14, 2015) How Use any touch-tone telephone to transmit your voting instructions

www.proxyvote.com	When On or before 5:59 a.m. Central European Time on June 15, 2015 (11:59 p.m. New York time on June 14, 2015) How Use the Internet to transmit your voting instructions

VISIT OUR ANNUAL MEETING WEBSITE

www.weatherfordannualmeeting.com

“For the benefit of our shareholders, we have created an online voting portal where you can easily access our Annual Report, Proxy Statement and Financial Statements.”

KAREN DAVID-GREEN

Vice President Investor Relations and
Corporate Communications

Weatherford International plc — 2015 Proxy Statement   xiii

xiv   Weatherford International plc — 2015 Proxy Statement

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

June 16, 2015

10:00 A.M. (Central European Time)

The Mandarin Oriental Hotel, Quai Turrettini 1, 1201 Geneva, Switzerland

Notice is hereby given that the 2015 Annual General Meeting of Shareholders (the “Annual General Meeting”) of Weatherford International plc (the “Company”) will be held at 10:00 a.m. (Central European Time) on Tuesday, June 16, 2015, at The Mandarin Oriental Hotel, Quai Turrettini 1, 1201 Geneva, Switzerland, for the following purposes:

AGENDA ITEMS

1.	By separate resolutions, to elect the following ten individuals as directors of the Company until the 2016 annual general meeting of shareholders of the Company (the “2016 Annual General Meeting”) or, in each case, until his earlier death, retirement, resignation or removal from the position of director:

(1)	Mohamed A. Awad
(2)	David J. Butters
(3)	Dr. Bernard J. Duroc-Danner
(4)	John D. Gass
(5)	Sir Emyr Jones Parry
(6)	Francis S. Kalman
(7)	William E. Macaulay
(8)	Robert K. Moses, Jr.
(9)	Dr. Guillermo Ortiz
(10)	Robert A. Rayne

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm and auditor for the financial year ending December 31, 2015 and to authorize the Board of Directors of the Company, acting through the Audit Committee, to determine the auditor’s remuneration.

3.	To adopt an advisory resolution approving the compensation of the named executive officers.

4.	To approve an amendment to the Company’s 2010 Omnibus Incentive Plan.

5.	To authorize holding the 2016 Annual General Meeting at a location outside of Ireland as currently required under Irish law.

The foregoing items, including the votes required in respect of each, are more fully described (and the full text of each proposal is set out) in the accompanying Proxy Statement.

ORGANIZATIONAL MATTERS

We have established the close of business on April 23, 2015 as the record date for determining the shareholders listed in our share register (registered shareholders) entitled to attend, vote or grant proxies to vote at the Annual General Meeting or any adjournments or postponements of the Annual General Meeting. A copy of this notice, the accompanying Proxy Statement and the proxy card are first being sent on or about May 1, 2015, to each shareholder in our share register as of the record date, together with a copy of our 2014 Annual Report and Irish Statutory Accounts for fiscal year 2014.

Only shareholders who are registered in our share register as of the record date will be entitled to attend, vote or grant proxies to vote at the Annual General Meeting. Any such registered shareholder may appoint one or more proxies to attend, speak and vote in his place at the Annual General Meeting. A proxy holder need not be a registered shareholder.

ANNUAL REPORT, FINANCIAL STATEMENTS

The 2014 Annual Report and the audited consolidated financial statements for Weatherford International plc for the year ended December 31, 2014, and accompanying auditor’s reports have been filed with the U.S. Securities and Exchange Commission (the “SEC”). Complete copies of these materials are available on our website at www.weatherford.com. Any shareholder may also obtain a copy of these documents free of charge by contacting our U.S. Investor Relations Department in writing at 2000 St. James Place, Houston, Texas 77056 or by telephone at +1 (713) 836-4000. Additionally, during the Annual General Meeting, the Company’s management will present Weatherford’s Irish Statutory Accounts for the fiscal year ended December 31, 2014 along with related directors’ and auditor’s reports.

May 1, 2015

By Order of the Board of Directors

Natalia G. Shehadeh

Corporate Secretary

Weatherford International plc — 2015 Proxy Statement     1

2     Weatherford International plc — 2015 Proxy Statement

TABLE OF CONTENTS

05-08		PROXY STATEMENT
	5	Information about the Meeting and Voting
09-21		AGENDA ITEM 1 – ELECT DIRECTORS
	13	Corporate Governance Matters
	16	Our Board Committees
	19	Board Compensation

22-23		AGENDA ITEM 2 – RATIFY APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZE AUDITOR’S REMUNERATION
	22	2013 Change in Independent Registered Public Accounting Firm
	23	Fees Paid to KPMG
	23	Audit Committee Pre-Approval Policy
	23	Audit Committee Report

24-25		AGENDA ITEM 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
	25	Our NEOs and other Executive Officers

26-43		COMPENSATION DISCUSSION AND ANALYSIS
	26	Executive Summary
	30	Compensation Committee Report
	43	Further Considerations for Setting Executive Compensation

44-52		EXECUTIVE COMPENSATION TABLES
	44	Summary Compensation Table
	46	Grants of Plan-Based Awards
	47	Outstanding Equity Awards at December 31, 2014
	48	Option Exercises and Shares/Units Vested in 2014
	48	Pension Benefits
	48	Nonqualified Deferred Compensation
	49	Potential Payments upon Termination or Change of Control

53-58		AGENDA ITEM 4 – APPROVE AMENDMENT TO THE WEATHERFORD 2010 OMNIBUS INCENTIVE PLAN

59		AGENDA ITEM 5 – AUTHORIZATION TO HOLD 2016 ANNUAL GENERAL MEETING OUTSIDE OF IRELAND

60-63		OTHER INFORMATION
	60	Share Ownership
	62	Section 16(a) Beneficial Ownership Reporting Compliance
	62	Incorporation by Reference
	62	Presentation of Irish Statutory Accounts
	62	Proposals by Shareholders
	63	Other Business
	63	Householding
	63	Additional Information Available

64-66		ANNEX A – FIRST AMENDMENT TO WEATHERFORD INTERNATIONAL PLC 2010 OMNIBUS INCENTIVE PLAN

Weatherford International plc — 2015 Proxy Statement     3

4     Weatherford International plc — 2015 Proxy Statement

PROXY STATEMENT

INFORMATION ABOUT THE MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on June 16, 2015: The Proxy Statement of Weatherford International plc, our 2014 Annual Report and Irish Statutory Accounts are available at: www.WeatherfordAnnualMeeting.com.

DATE & TIME

June 16, 2015, at 10:00 a.m. (Central European Time)

PLACE

The Mandarin Oriental Hotel, Quai Turrettini 1, 1201 Geneva, Switzerland

GENERAL

In this Proxy Statement, “Weatherford,” “the Company,” “we,” “us” and “our” refer to Weatherford International plc, an Irish public limited company.

This Proxy Statement and proxy card are first being mailed on behalf of our Board of Directors, or our “Board,” to all shareholders beginning on or about May 1, 2015.

Our principal executive offices in Switzerland are located at Bahnhofstrasse 1, 6340 Baar, Switzerland, and our telephone number there is +41.22.816.1500.

References to “$” in this Proxy Statement are references to United States dollars, references to “CHF” are references to Swiss francs, and references to “£” are to U.K. pounds sterling.

AGENDA

At the 2015 Annual General Meeting (the “Annual General Meeting”), shareholders will be asked to vote on the following agenda items:

Item 1: By separate resolutions, to elect the following ten individuals as directors of the Company until the 2016 annual general meeting of shareholders of the Company (the “2016 Annual General Meeting”) or, in each case, until his earlier death, retirement, resignation or removal from the position of director:

(1)	Mohamed A. Awad
(2)	David J. Butters
(3)	Dr. Bernard J. Duroc-Danner
(4)	John D. Gass
(5)	Sir Emyr Jones Parry
(6)	Francis S. Kalman
(7)	William E. Macaulay
(8)	Robert K. Moses, Jr.
(9)	Dr. Guillermo Ortiz
(10)	Robert A. Rayne

Item 2: To ratify the appointment of KPMG LLP as our independent registered public accounting firm and auditor for the fiscal year ending December 31, 2015 and to authorize the Board of Directors, acting through the Audit Committee, to determine the auditor’s remuneration.

Item 3: To adopt an advisory resolution approving the compensation of the named executive officers.

Item 4: To approve an amendment to the Company’s 2010 Omnibus Incentive Plan.

Item 5: To authorize holding the 2016 Annual General Meeting at a location outside of Ireland as currently required under Irish law.

WHO CAN VOTE

All shareholders registered in our share register (our “registered shareholders”) at the close of business on the record date of April 23, 2015 have the right to notice of, and to vote, in person or by proxy, at the Annual General Meeting. Registered shareholders are entitled, on a poll, to one vote per ordinary share on all matters submitted to a vote of shareholders at the Annual General Meeting, so long as those shares are represented at the Annual General Meeting in person or by proxy.

A registered shareholder may appoint one or more proxies to attend, speak and vote in their place at the Annual General Meeting. A proxy holder need not be a registered shareholder.

Weatherford International plc — 2015 Proxy Statement     5

PROXY STATEMENT

MEETING ATTENDANCE

If you wish to attend the Annual General Meeting in person, you will need to bring proof of identification along with proof of your share ownership. If your shares are held beneficially in the name of a bank, broker or other nominee, you may bring a bank or brokerage account statement as your proof of ownership of shares as of the record date.

Furthermore, we have made arrangements for registered shareholders to participate, by technological means, in the Annual General Meeting without leaving Ireland. Registered shareholders who wish to so participate in the Annual General Meeting may do so by attending in person at the offices of our Irish lawyers, Matheson, located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, at the time of the meeting (and will need to bring proof of identification along with proof of share ownership).

HOW TO VOTE

To ensure your representation at the Annual General Meeting, we request that you grant your proxy to vote on each of the proposals in this Proxy Statement and any other matters that may properly come before the meeting to the persons named in the proxy card, by completing, signing, dating and returning the enclosed proxy card for receipt by us no later than 5:59 a.m. Central European Time on June 15, 2015 (11:59 p.m. New York Time on June 14, 2015), whether or not you plan to attend.

Most of our individual beneficial owners hold their shares through a brokerage account and therefore are not listed in our share registry.

Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee. Shareholders who hold their shares in this manner and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares. This may be very difficult for an individual shareholder to do, so individual shareholders holding in street name are strongly encouraged to submit their proxy to their broker, who in turn will vote in accordance with their directions. See “Quorum and Voting” as to the effect of broker non-votes.

PROXIES

A copy of this Proxy Statement and proxy card are being sent to each shareholder registered in our share register as of April 23, 2015. Shareholders not registered in our share register as of April 23, 2015, will not be entitled to attend, vote or grant proxies to vote at the Annual General Meeting. Your vote and proxy are being solicited by our Board of Directors in favor of Natalia G. Shehadeh or, failing her, Dr. Bernard J. Duroc-Danner (the “Proxy Holders”), for use at the Annual General Meeting.

We request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to the Proxy Holders by completing, signing, dating and returning the proxy card for receipt by us no later than 5:59 a.m. Central European Time on June 15, 2015 (11:59 p.m. New York Time on June 14, 2015), whether or not you plan to attend.

If you are a registered holder and you properly complete and submit your proxy card in a timely manner, you will be legally designating the individual or individuals named by you in the proxy card or, if you do not name your proxy or proxies, the Proxy Holders, to vote your shares in accordance with your instructions indicated on the card. If you are a registered shareholder and properly complete and submit your proxy card in a timely manner without naming your proxy or proxies and you do not indicate how your shares are to be voted, then the Proxy Holders will vote as the Board of Directors recommends on each proposal, and, if other matters properly come before the Annual General Meeting, the Proxy Holders will have your authority to vote your shares in their discretion on such matters.

We may accept a proxy by any form of communication permitted by Irish law and as the Board of Directors may approve in accordance with our Articles of Association (“Articles”).

6     Weatherford International plc — 2015 Proxy Statement

PROXY STATEMENT

REVOKING YOUR PROXY

If you are a registered shareholder, you may revoke your proxy by:

•	writing to the Secretary, such that the revocation is received at Bahnhofstrasse 1, 6340 Baar, Switzerland, or at the Company’s registered office, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, at least one hour prior to the commencement of the Annual General Meeting; or

•	submitting a later-dated proxy via mail, to the address specified in the proxy materials, for receipt by us no later than 5:59 a.m. Central European Time on June 15, 2015 (11:59 p.m. New York Time on June 14, 2015).

If you have revoked your proxy as described above, you may attend and vote in person at the Annual General Meeting.

If you are not a registered holder but you hold your shares through a broker or other nominee, you must follow the instructions provided by your broker or other nominee if you wish to revoke a previously granted proxy, since attending the Annual General Meeting alone will not revoke any proxy.

QUORUM AND VOTING

A quorum at our Annual General Meeting will be two or more persons holding or representing by proxy more than 50% of the total issued voting rights of our ordinary shares. For purposes of determining a quorum, abstentions and broker “non-votes” present in person or by proxy are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

If you are a beneficial shareholder and your broker or other nominee holds your shares in its name (in “street name”), the broker generally has discretion to vote your shares with respect to “routine” proposals such as agenda Item 2 (ratification of appointment of independent auditor and authorization of auditor’s remuneration), even if the broker does not receive voting instructions from you. However, your broker may not vote your shares with respect to “non-routine” proposals. Proxies submitted by brokers without instructions from customers for non-routine matters are referred to as “broker non-votes.” Under the rules of the New York Stock Exchange (the “NYSE”), agenda Item 1 (election of directors), agenda Item 3 (approval of executive compensation advisory resolution), agenda Item 4 (approval of an amendment to our 2010 Omnibus Plan) and agenda Item 5 (authorization to hold our 2016 Annual General Meeting at a location outside of Ireland) are non-routine proposals. Accordingly, if you hold your shares in “street name,” your broker will not be able to vote your shares on these matters unless your broker receives voting instructions from you.

Approval of each of the proposals to be presented at the Annual General Meeting will be decided by an “ordinary resolution” (i.e., by a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present). The election of each director nominee will be considered and voted upon as a separate proposal. There is no cumulative voting in the election of directors. Abstentions and broker “non-votes” will not affect the voting results. However, agenda Item 4 is also subject to separate NYSE rules. Under NYSE rules, abstentions will be considered votes cast. As a result, abstentions will have the effect of a vote against agenda Item 4 under NYSE rules. Broker “non-votes” will not affect the voting results for agenda Item 4 under Irish law or NYSE rules.

As of April 23, 2015, there were approximately 774,759,412 ordinary shares issued and entitled to vote.

MULTIPLE PROXY CARDS

If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

Weatherford International plc — 2015 Proxy Statement     7

PROXY STATEMENT

COST OF PROXY SOLICITATION

We have retained Okapi Partners LLC to solicit proxies from our shareholders at an estimated fee of $20,000, plus expenses. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, electronically or by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. All costs of proxy solicitation will be borne by the Company.

QUESTIONS

You may call our proxy solicitor, Okapi Partners LLC, toll-free at (877) 869-0171 (U.S. callers) or +1 (212) 297-0720 (international callers), or our U.S. Investor Relations Department at +1 (713) 836-4000, or email us at investor.relations@weatherford.com if you have any questions or need directions to be able to attend the meeting and vote in person.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

8     Weatherford International plc — 2015 Proxy Statement

AGENDA ITEM 1 – ELECT DIRECTORS

The Board of Directors recommends that you vote “FOR” each of these nominees for director.

Upon the recommendation of the Corporate Governance and Nominating Committee, the Company’s Board of Directors has nominated the following ten nominees to be elected at the Annual General Meeting: Mohamed A. Awad, David J. Butters, Bernard J. Duroc-Danner, John D. Gass, Francis S. Kalman, William E. Macaulay, Robert K. Moses, Jr., Guillermo Ortiz, Emyr Jones Parry, and Robert A. Rayne. All of the nominees for director are independent under the rules of the NYSE, other than Bernard J. Duroc-Danner, who is our Chief Executive Officer.

Each director is an existing director who, in accordance with the Articles, shall retire at the Annual General Meeting and is eligible for re-election.

Each director elected will serve until the 2016 Annual General Meeting or, in each case, until his earlier death, retirement, resignation or removal from the position of director. All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director.

If you properly submit a proxy card but do not indicate how you wish to vote, the Proxy Holders will vote for all of the listed nominees for director. The vote will be held by a separate resolution for each director nominee. A director nominee will be re-elected if approved by an ordinary resolution (i.e., a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present). Abstentions and “broker non-votes” will not affect the voting results.

BIOGRAPHIES OF DIRECTORS

AGE: 65

DIRECTOR SINCE: 2014

COMMITTEES: Health, Safety and Environment; Corporate Governance and Nominating

OTHER PUBLIC COMPANY
BOARDS: None

MOHAMED A. AWAD

Mr. Awad is a retired executive who most recently served as Chairman of Schlumberger–Middle East and Asia, a role he held from 2001 to 2012. Mr. Awad joined Schlumberger in 1981 and, over the next 30 years, held positions of increasing responsibility, both domestically and abroad, including in the wireline, well services, drilling and measurement, and oilfield services groups. Mr. Awad holds a M.S. degree from the University of Tulsa and a B.S. degree from Cairo University, both in Petroleum Engineering.

Specific qualifications and experience of particular relevance to our Company

Mr. Awad has more than 30 years of experience in the oilfield services industry, including international leadership experience, which is a valuable asset to our Board in its industry planning and strategic decision-making processes, especially in the Middle East region.

AGE: 74

DIRECTOR SINCE: 1984

COMMITTEES: Audit; Corporate Governance and Nominating (Chairman)

OTHER PUBLIC COMPANY

BOARDS: GulfMark Offshore, Inc. (Chairman)

DAVID J. BUTTERS

Mr. Butters has been Chairman, President and Chief Executive Officer of Navigator Holdings, Ltd., an international shipping company, the principal business of which is the transport of liquefied petroleum gas, since September 2008. From 1969 to September 2008, Mr. Butters was a Managing Director of Lehman Brothers Inc., an investment banking company. Mr. Butters currently serves as Chairman of the Board of GulfMark Offshore, Inc., and was previously Chairman of the Board of Directors of ACOL Tankers Ltd., a privately held oil tanker company. Mr. Butters holds a B.S. from Boston College and an M.B.A. from Columbia University Business School.

Specific qualifications and experience of particular relevance to our Company

Mr. Butters’ extensive career experience in investment banking is an asset to the Audit Committee in carrying out its duties. In addition, his chief executive officer experience and his depth of knowledge of the Company’s business, as a result of his 30-year directorship on our Board, provide us with a valuable perspective in making strategic decisions and planning for our future.

Weatherford International plc — 2015 Proxy Statement    9

AGENDA ITEM 1

AGE: 61

DIRECTOR SINCE: 1988

COMMITTEES: None

OTHER PUBLIC COMPANY
BOARDS: LMS Capital plc

BERNARD J. DUROC-DANNER

Dr. Duroc-Danner joined EVI, Inc., Weatherford’s predecessor company, at inception in May 1987 and was directly responsible for the growth of EVI, Inc.’s oilfield service and equipment business. He has directed the growth of the Company since that time. He was elected EVI’s President and Chief Executive Officer in 1990. Subsequent to the merger of EVI, Inc. with Weatherford Enterra, Inc. on May 27, 1998, Dr. Duroc-Danner was elected as our Chairman of the Board. He holds an M.B.A. and a Ph.D. in Economics from Wharton (University of Pennsylvania). Prior to the start-up of EVI, Dr. Duroc-Danner held positions at Arthur D. Little Inc. and Mobil Oil Inc. Dr. Duroc-Danner has been a director of LMS Capital plc, an investment company listed on the London Stock Exchange, since 2006. Dr. Duroc-Danner also serves on the National Petroleum Council and is a member of the Society of Petroleum Engineers. Dr. Duroc-Danner was the recipient of Ernst and Young’s 2008 Entrepreneur of the Year in Energy, Chemicals and Mining category. During the past five years, Dr. Duroc-Danner also was a director of Helix Energy Solutions Group, Inc.

Specific qualifications and experience of particular relevance to our Company

Dr. Duroc-Danner is a valued member of the Board because of his educational background, depth of knowledge of the oilfield service industry, domestically and internationally, and his 28 years of experience in successfully leading and expanding the Company’s business. As President and Chief Executive Officer, Dr. Duroc-Danner serves as an important link between senior management and the Board, and he brings to the Board an invaluable perspective in strategic planning for the future growth of the Company.

AGE: 63

DIRECTOR SINCE: 2013

COMMITTEES: Compensation; Health, Safety and Environment

OTHER PUBLIC COMPANY
BOARDS: Southwestern Energy Company, Suncor Energy Inc.

JOHN D. GASS

Mr. Gass is a retired executive who held positions of Vice President of Chevron Corporation and President of Chevron Gas and Midstream, a role held from 2003 until 2012. Mr. Gass joined Chevron in 1974 and over the next 38 years held positions of increasing responsibility, both domestically and abroad, in engineering, operations and executive management.

Mr. Gass has been a director of Southwestern Energy Company since November 2012. He became a director of Suncor Energy Inc. in February 2014. Mr. Gass received a bachelor’s degree in civil engineering from Vanderbilt University and a master’s degree in civil engineering from Tulane University. He serves on the Board of Visitors for the Vanderbilt School of Engineering and is on the Advisory Board for the Vanderbilt Eye Institute. He is a member of the American Society of Civil Engineers and the Society of Petroleum Engineers.

Specific qualifications and experience of particular relevance to our Company

Mr. Gass has 38 years of experience in the international exploration and production industry, including executive leadership experience, which is a valuable asset to our Board in its strategic planning and decision-making processes.

AGE: 67

DIRECTOR SINCE: 2010

COMMITTEES: Corporate Governance and Nominating; Health, Safety and Environment (Chairman)

OTHER PUBLIC COMPANY
BOARDS: None

EMYR JONES PARRY

Sir Emyr has been the President of the University of Aberystwyth, located in Wales, since 2008; Chairman of the All Wales Convention, a body established by the Welsh Assembly Government to review Wales’s constitutional arrangements, since 2007; is Chairman of Redress, a human rights organization; and was Chairman of the Corporate and Social Responsibility External Advisory Group of First Group plc, a transport operator, from 2008 to 2011. Sir Emyr previously held numerous diplomatic positions, including UK Permanent Representative to the UN from 2003 to 2007 and UK Ambassador to NATO from 2001 to 2003, after specializing in European Union affairs including energy policy. He is also the President of the Learned Society of Wales and began his three-year term of office in May of 2014. Sir Emyr received a B.S. in Theoretical Physics from the University of Cardiff and a Ph.D. in Polymer Physics from the University of Cambridge.

Specific qualifications and experience of particular relevance to our Company

Sir Emyr brings to the Board a wealth of government relations experience, a high level of public and social policy knowledge and an important international perspective that are valuable to the Board in making global business decisions.

10   Weatherford International plc — 2015 Proxy Statement

AGENDA ITEM 1

AGE: 67

DIRECTOR SINCE: 2013

COMMITTEES: Audit (Chairman)

OTHER PUBLIC COMPANY
BOARDS: Ensco plc, Kraton Performance Polymers, Inc.,
CHC Group Ltd.

FRANCIS S. KALMAN

Mr. Kalman serves as a senior advisor to a private investment subsidiary of Tudor, Pickering, Holt and Co., LLC that specializes in direct investments in upstream, midstream and oilfield service companies. Mr. Kalman served as Executive Vice President of McDermott International, Inc. from 2002 until his retirement in 2008 and as Chief Financial Officer from 2002 until 2007. From 2000 to 2002, he was Senior Vice President and Chief Financial Officer of Chemical Logistics Corporation; from 1999 to 2000, he was a principal of Pinnacle Equity Partners, LLC; from 1998 to 1999, he was Executive Vice President and Chief Financial Officer of Chemical Logistics Corporation; and from 1996 to 1997, he was Senior Vice President and Chief Financial Officer of Keystone International, Inc. Mr. Kalman started his career as a Certified Public Accountant with PriceWaterhouse and Co. In addition to the above, he has served in various financial capacities with Atlantic Richfield Company (1975 to 1982), United Gas Pipeline (1982 to 1991) and American Ref-Fuel (1991 to 1996). Mr. Kalman has a B.S. in Accounting from Long Island University.

In addition to his directorships on the boards of Ensco plc, Kraton Performance Polymers, Inc. and CHC Group Ltd., during the past five years, Mr. Kalman has also served on the board of Pride International, Inc., which merged into Ensco plc.

Specific qualifications and experience of particular relevance to our Company

Mr. Kalman has extensive experience in accounting and financial reporting, including chief financial officer experience and serving as chairman of the audit committee of a public company. In addition to financial expertise, he also has executive leadership and strategic planning experience in the international energy service industry that complements the mix of skills of our other members of the Board.

AGE: 69

DIRECTOR SINCE: 1998

COMMITTEES: Compensation (Chairman)

OTHER PUBLIC COMPANY
BOARDS: Dresser-Rand Group, Inc. (Chairman), CHC Group Ltd.
(Chairman), Glencore Xstrata plc

WILLIAM E. MACAULAY

Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve. He has been with First Reserve, a global energy-focused private equity and infrastructure investment firm focused on the energy industry, since 1983. Mr. Macaulay is responsible for all aspects of the firm’s investment program and strategy, and the overall management of the firm. Mr. Macaulay served as a director of Weatherford Enterra from October 1995 to May 1998. Mr. Macaulay also served as Director of Corporate Finance for Oppenheimer and Co., Inc., where he worked from 1972 to 1982. Mr. Macaulay holds a B.B.A. from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania.

Currently, Mr. Macaulay serves as Chairman of Dresser-Rand Group Inc., and is a director of Glencore Plc. Previously, Mr. Macaulay served as Chairman of CHC Group Ltd. and Foundation Coal Holdings Inc., and as a director of Dresser, Inc., National Oilwell Varco, Inc., and Pride International, Inc., which merged into Ensco plc.

Specific qualifications and experience of particular relevance to our Company

Mr. Macaulay’s investment and financial expertise, chief executive officer experience and extensive knowledge of the oilfield service industry are important assets to the Board in its decision-making process and in strategic planning.

AGE: 75

DIRECTOR SINCE: 1998

COMMITTEES: Audit; Compensation; Health, Safety and Environment

OTHER PUBLIC COMPANY
BOARDS: None

ROBERT K. MOSES, JR.

Mr. Moses has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than 20 years. He served as Chairman of the Board of Directors of Weatherford Enterra from May 1989 to December 1992 and continued on as a director of Weatherford Enterra from December 1992 to May 1998. Mr. Moses holds a B.A. in Economics from the University of Texas at Austin.

Specific qualifications and experience of particular relevance to our Company

Mr. Moses’ investment experience, extensive knowledge of and experience in the oilfield service industry and institutional knowledge of one of Weatherford’s most significant legacy companies provide a unique perspective that is an asset to the Board in its decision-making process.

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AGENDA ITEM 1

AGE: 66

DIRECTOR SINCE: 2010

COMMITTEES: Audit; Compensation

OTHER PUBLIC COMPANY
BOARDS: Grupo Aeroportuario del Sureste S.A.B. de C.V., Grupo Comercial Chedraui S.A.B. de C.V., Mexichem S.A.B. de C.V., Vitro S.A.B. de C.V.

GUILLERMO ORTIZ

Dr. Ortiz served as the Chairman of Banorte, the third largest bank in Mexico from 2010 until 2014; Governor of the Bank of Mexico from 1998 until 2009; and as Chairman of the Board of the Bank for International Settlements (BIS) in 2009. He previously served as Secretary of Finance and Public Credit in Mexico, from 1994 to 1998. Dr. Ortiz was also Executive Director at the International Monetary Fund and is a director of several international non-profit organizations and is currently a member of “The Group of Thirty”. Other public company boards include Grupo Aeroportuario del Sureste S.A.B. de C.V., Grupo Comercial Chedraui S.A.B. de C.V., Mexichem S.A.B. de C.V., and Vitro S.A.B. de C.V. Dr. Ortiz holds a B.A. in Economics from the National Autonomous University of Mexico and both an M.Sc. and a Ph.D. in Economics from Stanford University.

Specific qualifications and experience of particular relevance to our Company

Dr. Ortiz is a valuable member of the Audit Committee because of his extensive finance and banking experience, particularly relating to global economic matters and multinational financing. In addition, he brings to the Board an important international perspective.

AGE: 66

DIRECTOR SINCE: 1987

COMMITTEES: Audit (Vice Chairman), Corporate Governance and Nominating

OTHER PUBLIC COMPANY
BOARDS: ChyronHego Corporation, Derwent London plc (Non-Executive Chairman), LMS Capital plc

ROBERT A. RAYNE

Mr. Rayne has been a non-executive director of LMS Capital plc, an investment company listed on the London Stock Exchange, since February 2010, and was the Chairman of LMS Capital from February 2010 to January 2012. Mr. Rayne was the Chief Executive Officer and a director of LMS Capital from June 2006, when the investment business of London Merchant Securities plc was demerged, and LMS Capital was formed to hold this business, until February 2010. Mr. Rayne was employed by London Merchant Securities from 1968 to June 2006 and served as its Chief Executive Director from May 2001 to June 2006. Other public company boards include ChyronHego Corporation and Derwent London plc. Mr. Rayne also serves as the trustee for several charitable foundations, including the National Theatre Foundation, the Imperial College Endowment Fund and the Children of Success Schools, each in London. Mr. Rayne attended Malvern College and received a diploma from the New York Institute of Finance in Accounting, Law, and Working in the Stock Exchange.

Mr. Rayne is Vice Chairman and Presiding Director of the Company’s Board. As Presiding Director, Mr. Rayne leads the executive sessions of the non-management Directors, which are held at least twice each year.

Specific qualifications and experience of particular relevance to our Company

Mr. Rayne has expertise in a wide range of sectors in addition to the oilfield service industry, including the real estate, media, consumer and technology industries. His 28-year tenure on our Board and his financial and investment expertise, chief executive office experience, international perspectives and diversity of expertise are beneficial to the Board.

12    Weatherford International plc — 2015 Proxy Statement

AGENDA ITEM 1

CORPORATE GOVERNANCE MATTERS

We are committed to adhering to sound principles of corporate governance and high ethical standards. Our Board believes sound corporate governance processes and practices are critical to handling challenges and to achieving business success. We embrace leading governance practices and also conduct ongoing reviews of our governance structure and processes to reflect shareholder input and changing circumstances. Additional information regarding corporate governance at Weatherford can be found on our website at www.weatherford.com in the “Investor Relations” section. Below are the primary highlights of our corporate governance practices and principles.

HIGHLIGHTS
Director Independence	9 out of 10 of our directors are independent
Our CEO is the only management director and the only director who is not independent
We have an independent vice chairman and presiding director
Committee Structure; Executive Sessions	Our Committees are composed entirely of independent directors
In 2014, a new audit committee chair was appointed
Independent directors meet regularly in executive session; in 2014, four executive sessions were held
Voting; Shareholder Rights	Majority voting standard for uncontested director elections
Non-staggered board with annual election of directors
Shareholders representing 10% or more of outstanding shares can call a special shareholders meeting
Annual Board and Committee Self Evaluation	The Board and Committees conduct annual self-evaluations
Share Ownership Guidelines	Our directors are required to own at least five times their annual cash retainer
Our CEO is required to own at least six times his annual base salary and he currently owns in excess of 10 times his annual base salary other NEOs are required to own three times their annual salary
Risk Oversight	Our entire Board is responsible for risk management of the Company and our Committees have particular oversight of certain key risks

THE BOARD’S ROLE

The Board directs and oversees the management of the business and affairs of the Company, and serves as the ultimate decision-making body of the Company, except for those matters reserved to our shareholders. The Board oversees the Weatherford management team, to whom it has delegated responsibility for the Company’s day-to-day operations. While the Board’s oversight role is very broad and may concentrate on different areas from time to time, its primary areas of focus are strategy, governance and compliance, as well as assessing management and making changes as circumstances warrant. In many of these areas, significant responsibilities are delegated to the Board’s Committees, which in turn are responsible for reporting to the Board on their activities and actions. Please refer to “Our Board Committees” below for additional information on our Committees, including principal Board and Committee functions.

RISK MANAGEMENT OVERSIGHT

The Board is responsible for the oversight of overall risk management for the Company, and the Audit Committee is responsible for financial and compliance reporting and risk assessment. As part of this oversight function, the Audit Committee discusses and implements guidelines and policies concerning financial and compliance risk assessment and management, including the process by which major financial and compliance risk exposure is monitored and mitigated. The Audit Committee works with members of management to assess and monitor risks facing the Company’s business and operations, as well as the effectiveness of the Company’s guidelines and policies for managing and assessing financial and compliance risk. The Audit Committee meets and discusses, as appropriate, issues regarding the Company’s risk management policies and procedures directly with those individuals responsible for day-to-day risk management in the Company’s internal audit and compliance departments.

In addition, the Corporate Governance and Nominating Committee periodically provides oversight with respect to risks associated with our corporate governance policies and practices, including our Corporate Governance Principles. The Corporate Governance and Nominating Committee also oversees and reviews, on an annual basis, an evaluation of the Board, each of our Board committees and management.

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AGENDA ITEM 1

The Compensation Committee reviews our compensation plans and practices to ensure that they do not encourage excessive risk taking and instead encourage behaviors that support sustainable value creation. See “Risk Analysis of our Compensation Programs” in the Compensation Discussion and Analysis section of this Proxy Statement. Our Health, Safety and Environment Committee oversees the Company’s policies and practices to promote good stewardship, to encourage safety awareness, to monitor safety performance, and to provide suggestions to management for the resolution of health, safety and environmental concerns, all with a view towards reducing risks in those areas.

SUCCESSION PLANNING

In addition to oversight of risk management, one of the responsibilities of our Board is to ensure that the Company has a skilled and qualified management team in place. On a periodic basis, the Corporate Governance and Nominating Committee conducts a review of our management’s development and succession planning activities. The Board’s goal is to have a long-term and evolving program for effective leadership development and succession.

DIVERSITY OF SKILLS AND EXPERTISE

Our Board seeks diversity in the broadest sense – of culture, background, outlook and experience, to bring together multiple, complementary perspectives. Our nominees bring a diverse range of skills and experience in relevant areas, including finance, exploration and production as well as oilfield services.

DIVERSITY OF EXPERIENCE

As shown by the highlighted areas in the map below, our directors have significant business experience within domestic, international and global markets.

DIRECTOR TENURE

In the last five years, five new directors have joined our Board. The Corporate Governance and Nominating Committee believes it is desirable for new directors to join the Board from time to time to “refresh” the Board with new perspectives and thereby reduce the average tenure of the Board. The following illustrates the tenure of our current Board members:

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AGENDA ITEM 1

DIRECTOR INDEPENDENCE

The Board has affirmatively determined that each director is independent under the rules of the NYSE and the SEC, other than Dr. Duroc-Danner, who is our Chief Executive Officer. As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations. These standards are available on our website at www.weatherford.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Corporate Governance Principles.”

However, in making independence determinations, the Board considers and reviews all relationships with each director, whether or not they fall within the categorical standards. None of the independent directors had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards. The relationship discussed under “Related Person Transaction” in this Proxy Statement did not exceed these categorical standards and was determined by the Board not to be material.

CORPORATE GOVERNANCE PRINCIPLES; CODES OF CONDUCT; RELATED PERSON TRANSACTIONS

Policies. Our policies regarding transactions between us or any of our affiliates and our directors, executive officers and other employees are set forth in writing in our Corporate Governance Principles and our Code of Business Conduct. These documents are available on our website at www.weatherford.com, by clicking on “Investor Relations,” then “Corporate Governance,” then selecting “Corporate Governance Principles” or “Code of Business Conduct,” as applicable. We also have a Supplemental Code of Business Conduct that applies to our President and Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, which is available on our website at www.weatherford.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Supplemental Code of Conduct.” The Board believes these documents promote the effective functioning of the Board, its Committees and management. Accordingly, they are periodically reviewed and revised, as appropriate.

If an actual or potential conflict of interest arises for any director, the director is required to notify the Board and is not allowed to participate in any discussions or vote on any transaction in which the actual or potential conflict of interest may arise. The Board approves any transactions with our Chief Executive Officer, and our Chief Executive Officer approves any transactions with any other officer.

Transactions with Related Persons in 2014. We lease our London office space from Central London Commercial Estates Limited, which is affiliated with Derwent London, of which one of our directors, Mr. Robert A. Rayne, is a non-executive director. Mr. Rayne was not personally involved in the negotiation of the lease transaction and receives no personal benefit from this transaction. The lease transaction was reviewed by the Corporate Governance and Nominating Committee of our Board of Directors and approved by our Board of Directors, with Mr. Rayne abstaining from voting on the matter. In their review, our Corporate Governance and Nominating Committee considered, among other factors, a report from an independent real estate brokerage firm with expertise in the relevant market analyzing lease alternatives to conclude that the transactions were, taken as a whole, at least as fair to us as would have been obtained on an arms-length basis from a non-affiliated party. In 2014, we paid the lessor a total of approximately £457,000 ($754,000 based on an annual average exchange rate for the year ended December 31, 2014).

LEADERSHIP STRUCTURE; EXECUTIVE SESSIONS

The Board has determined the most effective leadership structure for the Company is to combine the role of Chief Executive Officer and Chairman. The Board believes that by serving both as Chief Executive Officer and Chairman, Dr. Duroc-Danner brings multiple perspectives to the Board and also is best informed to lead the Board because of his role in the management of the Company’s business and strategic direction.

The Board has appointed Mr. Rayne as Vice Chairman and Presiding Director to preside over executive sessions of non-management Directors. The Board believes it is in the best interest of the Company’s shareholders to have a Presiding Director who has the authority to call executive sessions as a counterbalance to the Company’s combined roles of Chief Executive Officer and Chairman. The Board believes executive sessions provide the Board with the ability to independently evaluate management, openly discuss strategic and other business issues involving the Company ensuring that the Company is upholding high standards of corporate governance. Executive sessions of non-management Directors are held after each regularly scheduled Board meeting and at such additional times as may be needed. In 2014, the non-management Directors held four executive sessions.

For information on how to communicate with our Presiding Director and other non-management members of the Board of Directors, please see “Communication with Directors.”

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AGENDA ITEM 1

OUR BOARD COMMITTEES

The Board has created the following committees: Audit; Compensation; Corporate Governance and Nominating; and Health, Safety and Environment. All members of these committees are considered independent under the current rules of the NYSE and the SEC. The current members of each committee are shown in the following table.

			Corporate Governance	Health, Safety
Name	Audit	Compensation	and Nominating	and Environment
Mohamed A. Awad
David J. Butters			(Chairman)
Bernard J. Duroc-Danner
John D. Gass
Francis S. Kalman	(Chairman)
William E. Macaulay		(Chairman)
Robert K. Moses, Jr.
Guillermo Ortiz
Emyr Jones Parry				(Chairman)
Robert A. Rayne	(Vice Chairman)

AUDIT COMMITTEE

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is composed entirely of independent directors. The Board of Directors has adopted a written charter for the Audit Committee. The primary responsibilities and functions of the Audit Committee are:

•	overseeing the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing our independent auditor’s qualifications and independence; and

•	overseeing the performance of our internal audit function and independent auditor.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm as described in “Audit Committee Pre-Approval Policy” in this Proxy Statement. The Audit Committee also has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding its accounting, internal controls, Code of Conduct or other matters. Further details of the role of the Audit Committee, as well as the Audit Committee Report, may be found in “Item 2—Ratify Appointment of Independent Auditors and Authorize Auditor’s Remuneration” later in this Proxy Statement.

The Board of Directors has determined that each member of the Audit Committee is “financially literate” pursuant to the listing standards of the NYSE. The Board of Directors has also determined that both Messrs. Rayne and Kalman are each an “audit committee financial expert” as defined by applicable SEC rules because of each of their individual extensive financial experience. For more information regarding Mr. Rayne’s and Mr. Kalman’s experience, please see their biographies beginning on page 9 of this Proxy Statement.

Mr. Kalman currently serves on the audit committees of four public companies, including the Company’s Audit Committee. In connection with his commencement of service on the fourth audit committee, the Board of Directors of the Company determined that his service on these other audit committees would not impair his ability to effectively serve on the Company’s Audit Committee.

The Audit Committee charter is available on our website at www.weatherford.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Audit Committee Charter.”

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AGENDA ITEM 1

COMPENSATION COMMITTEE

The Compensation Committee is composed entirely of independent directors and is governed by a Board approved written charter stating responsibilities and primary functions. Under the terms of its charter, the Compensation Committee is responsible for:

•	evaluating the performance and determining and approving the compensation of our executive officers;

•	making decisions regarding executive compensation plans, incentive compensation plans and equity-based plans; and

•	administering or having administered our incentive compensation plans and equity-based plans for executive officers and employees.

See “Compensation Discussion and Analysis” in this Proxy Statement for information concerning the Compensation Committee’s role, processes and activities in overseeing executive compensation. See also “Compensation Committee Report” in this Proxy Statement.

All members of the Compensation Committee satisfy the qualification standards of section 162(m) (“section 162(m)”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and Section 16 of the Exchange Act.

The Compensation Committee charter is available on our website at www.weatherford.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Compensation Committee Charter.”

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee is composed entirely of independent directors and is governed by a Board approved written charter stating responsibilities and primary functions. Under the terms of its charter, the Corporate Governance and Nominating Committee is responsible for:

•	identifying individuals qualified to serve as Board members;

•	recommending to the Board the director nominees for the next annual general meeting of shareholders;

•	reviewing and structuring our compensation policy regarding fees and equity compensation paid and granted to our directors;

•	developing and recommending to the Board the Corporate Governance Principles for the Company;

•	overseeing the Board in its annual review of the Board’s and management’s performance and overseeing director education;

•	succession planning for the Company’s CEO; and

•	recommending to the Board director nominees for each committee.

In 2014, the Corporate Governance and Nominating Committee oversaw the selection and appointment of a new director, Mr. Awad, to the Board. Mr. Awad will attend a multi-day orientation session in 2015, including onsite visits in the United States at various service locations and manufacturing facilities and presentations from multiple product line vice presidents, which will supplement the two site visits he completed in the Middle East region in early 2015. Additionally, the Corporate Governance and Nominating Committee approved, recommended and implemented a change to the chair of the Audit Committee, whereby Mr. Kalman replaced Mr. Rayne, a transition from a chairman who successfully saw the Company through its financial restatements and U.S. government investigations to a newer director who brings fresh perspective.

In addition to the responsibilities and changes described above, in 2015 and beyond, the Corporate Governance and Nominating Committee will also continue to evaluate and recommend committee chairman to the Board and assess the appropriateness of any further chair rotations.

The Corporate Governance and Nominating Committee charter is available on our website at www.weatherford.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Corporate Governance & Nominating Committee Charter.”

HEALTH, SAFETY AND ENVIRONMENT COMMITTEE

The Health, Safety and Environment Committee, formed in 2013, is composed entirely of independent directors and promotes best practices relating to meeting the opportunities and managing risks deriving from economic, environmental and social developments. Our Health, Safety and Environment Committee encourages safety awareness among all employees and monitors safety performance and inspections as well as provides recommendations to executive management for resolution of health, safety and environmental concerns of strategic importance. We developed a platform to consistently report environmental and social initiatives leading to cost savings and revenue generation. The adoption and implementation of sustainability measures is becoming of increasing importance in the ways we address our daily business. We will continue to pursue and prioritize the integration of our sustainability program into our Company’s corporate culture.

The Health, Safety and Environment Committee charter is available on our website at www.weatherford.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Health Safety and Environment Committee Charter.”

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AGENDA ITEM 1

BOARD AND COMMITTEE MEETINGS IN 2014; DIRECTOR ATTENDANCE

During 2014, Board meeting information is set forth below. All of the directors participated in at least 75% of all Board of Directors and respective committee meetings. All directors are expected to attend our Annual General Meeting. All of our directors attended our 2014 annual general meeting of shareholders.

					Health, Safety and
	Board	Audit	Compensation	Corporate Governance and Nominating	Environment
Number of Meetings	6	8	4	4	4

DIRECTOR NOMINATIONS

In obtaining the names of possible nominees, the Corporate Governance and Nominating Committee conducts its own inquiries and considers suggestions from other directors, management, shareholders and other sources. The Committee’s process for evaluating nominees identified in unsolicited recommendations from shareholders is the same as its process for unsolicited recommendations from other sources. The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders who submit their recommendations in writing to Chairman, Corporate Governance and Nominating Committee, care of the Secretary, Weatherford International plc, Bahnhofstrasse 1, 6340 Baar, Switzerland. Recommendations received before December 1st in any year will be considered for inclusion in the slate of director nominees to be presented at the annual general meeting in the following year. Unsolicited recommendations must contain the name, address and telephone number of the potential nominee, a statement regarding the potential nominee’s background, experience, expertise and qualifications, a signed statement confirming his or her willingness and ability to serve as a director and abide by our corporate governance policies, his or her availability for a personal interview with the Corporate Governance and Nominating Committee, and evidence that the person making the recommendation is a shareholder of Weatherford.

The Corporate Governance and Nominating Committee believes that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at and participation in Board and Committee meetings, and should be committed to serve on the Board for an extended period of time. The Corporate Governance and Nominating Committee will consider whether and to what extent a nominee will bring diversity, whether in educational background, experience, expertise and/or regional knowledge, to the Board in determining whether a candidate will be an appropriate fit with, and an asset to, the Board of Directors.

Rule 14a-8 under the Exchange Act addresses when a shareholder may submit a proposal for inclusion of a nominee for director in our proxy materials. Shareholders who do not comply with Rule 14a-8 but who wish to have a nominee considered by our shareholders at the Annual General Meeting must comply with the deadlines and procedures set forth in our Articles. Please see “Proposals by Shareholders” in this Proxy Statement for more information.

RESPONSIVENESS TO SHAREHOLDERS

Shareholder outreach is a long-standing cornerstone of our governance program. We engage in regular and ongoing dialogue with our investors to gain valuable insights into the governance issues about which they care most. These outreach discussions permit a more nuanced and precise exchange of views. During our conversations with shareholders, we listen to constructive input that we believe will better position the Company to deliver sustainable value over the long-term for all of our stakeholders. Members of our executive management team, including our Chief Financial Officer and our Vice President of Investor Relations, regularly meet (telephonically or in person) with shareholders and, on occasion, members of our Board will meet with our shareholders as well. The results of our discussions are regularly and fully reported to the Board as well as to the applicable Committees.

Since the 2014 Annual General Meeting, the Company has contacted holders of approximately 73% of our shares and received valuable feedback. As a result of our shareholder outreach, emphasis on aligning pay with performance and incorporating best practices, the Compensation Committee has adopted changes to our policies.

In response to shareholder feedback, we changed our compensation practices to no longer provide employment agreements to future executive officers. We also changed how our 2015 performance units are measured to reflect a monthly average share price versus a one-day price. Our annual cash incentives are now tied to relative peer performance. Additionally and subject to shareholder approval, we propose an amendment to our 2010 Omnibus Plan that prohibits “buying out” underwater stock options and share appreciation rights (“SARs”) without shareholder approval.

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AGENDA ITEM 1

During the course of our outreach to shareholders, a majority expressed support of our recent enhancements to our compensation policies and practices and approve of the new long-term changes to executive compensation.

As a result of our outreach and shareholder feedback received in the last two years, the following governance actions have been taken:

•	in 2013, two new directors with significant industry and financial experience, Messrs. Gass and Kalman, were added to the Board;

•	in 2014, an additional director, Mr. Awad, was appointed to the Board, who has substantial expertise in the Middle East region and recently retired from a peer in the industry;

•	the Corporate Governance and Nominating Committee reviewed our management’s development and succession planning activity;

•	our Audit Committee Chairman rotated from Mr. Rayne to Mr. Kalman, transitioning from a chair who successfully saw the Company through financial restatements and U.S. government investigations to a new director who brings fresh perspective to the role;

•	we continue to provide intensive new director orientation, including a multi-day orientation session in 2015 for Mr. Awad which will include site visits in the United States at various service locations and manufacturing facilities as well as presentations from multiple operational (product line) and functional vice presidents; and

•	directors have increased their overall number of site visits to gain insight into the Company’s ongoing operations; for example, since joining the Board in late November of 2014, Mr. Awad has travelled to facilities in Dubai and Egypt and other Directors have visited Aberdeen, Abu Dhabi, Houston, San Antonio and Singapore.

We continue to seek a collaborative and mutually beneficially approach to issues that are important to our investors in ways that ensure our Corporate Governance practices remain best-in-class. These issues affect our business. We believe the actions described above effectively enhance our corporate governance practices and ensure the promotion of shareholder long-term interests. For additional information, see “Corporate Governance Matters” in the preceding pages.

In addition, several of our shareholders had extensive comments and suggestions regarding our executive compensation program. We discuss the feedback and our corresponding response and actions in the Compensation Discussion and Analysis, or “CD&A”, beginning on page 26.

We welcome input from our institutional and individual shareholders, regardless of the number of shares owned. Shareholders should direct their comments to our U.S. Investor Relations Department in writing at 2000 St. James Place, Houston, Texas 77056, or by telephone at +1 (713) 836-4000. In addition, shareholders and other interested parties can contact members of our Board as discussed under “Communication with Directors” below.

COMMUNICATION WITH DIRECTORS

Any shareholder or other interested party that desires to communicate with the Board of Directors or any of its specific members, including the Vice Chairman and Presiding Director or the non-management directors as a group, should send their communication to the Secretary, Weatherford International plc, Bahnhofstrasse 1, 6340 Baar, Switzerland. All such communications will be forwarded to the appropriate members of the Board.

BOARD COMPENSATION

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the level of knowledge and experience that we require of members of our Board. Our Corporate Governance and Nominating Committee is responsible for reviewing and structuring our compensation policy regarding fees and compensation paid and granted to our directors.

Longnecker & Associates (“L&A”), a compensation consulting firm, has been retained by the Corporate Governance and Nominating Committee as an independent compensation consultant to advise the Committee on appropriate compensation for the Board. L&A annually assists the Corporate Governance and Nominating Committee by providing comparative market data on board compensation practices and programs based on an analysis of publicly available information on our peer group (see “Peer Group” in the CD&A section in this Proxy Statement) and U.S. industry practices.

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AGENDA ITEM 1

DIRECTORS’ FEES

The directors who are not employees of the Company are paid the following fees:

Type of Fee	2014 Amount
Annual Retainer for all Directors	$95,000
Additional Annual Retainer – Audit Committee Chairman	$22,500
Additional Annual Retainer – Each Audit Committee Member excluding Chairman	$10,000
Additional Annual Retainer – Compensation Committee Chairman	$17,500
Additional Annual Retainer – Corporate Governance and Nominating Committee Chairman	$15,000
Additional Annual Retainer – Health, Safety and Environment Committee Chairman	$15,000
Additional Annual Retainer – Presiding Director	$22,500
Board Meeting Attendance (per meeting)	$5,000
Committee Meeting Attendance (per meeting)	$2,250

Annual retainers are paid quarterly in advance. Meeting fees are paid after each meeting. We do not compensate Dr. Duroc-Danner for his service on the Board.

RESTRICTED SHARE UNIT AWARDS

On September 24, 2014, we granted to each of the non-employee directors then serving on our Board of Directors 12,000 restricted share units pursuant to our 2010 Omnibus Incentive Plan. The awards vest in three equal annual installments, beginning on September 24, 2015, subject to earlier vesting in the event of the death or disability of the director or a change of control of the Company. In addition, on November 24, 2014, we granted to Mr. Awad 14,162 restricted share units in connection with his joining our Board; 8,000 of the restricted share units will vest in three equal installments on November 24, 2015, 2016 and 2017 and 6,162 restricted share units which will vest in two equal installments on November 24, 2016 and 2018, also subject to earlier vesting as noted above. The Corporate Governance and Nominating Committee believes that providing a majority of overall Board compensation in the form of restricted share units aligns the interests of our directors with those of our shareholders.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN (SUSPENDED)

The Weatherford International Ltd. Non-Employee Director Deferred Compensation Plan was suspended effective December 31, 2008 because of changes in tax laws. While the plan is suspended, amounts are still payable to participants on the occurrence of triggering events under the plan.

Prior to the suspension of this plan, the following non-employee directors: Messrs. Butters, Macaulay, Moses and Rayne elected to defer 7.5% of the fees paid by us and to have their distributions paid on the first day of the calendar quarter on or immediately following the date of his cessation of service with the Board. In any event, all benefits under the plan will be distributed no later than January 1, 2017. The amount of the distribution will be a number of ordinary shares equal to the number of units in the director’s account at the time of the distribution.

Messrs. Awad, Gass, Kalman, Ortiz and Sir Emyr are not participants in this suspended plan.

NON-EMPLOYEE DIRECTOR RETIREMENT PLAN (DISCONTINUED)

After the merger of EVI, Inc. and Weatherford Enterra in June 1998, we discontinued this plan. Mr. Moses is the only current director who was fully vested and eligible to participate in this plan at the time of the plan’s discontinuance. Mr. Moses had over 10 years of credited service on the Board of Weatherford Enterra at the time the plan was discontinued, and his annual benefit amount upon his retirement will be $20,000 payable for 10 years, provided that in any event, benefits under this plan will be completely distributed no later than January 1, 2017.

20   Weatherford International plc — 2015 Proxy Statement

AGENDA ITEM 1

SUMMARY OF BOARD COMPENSATION FOR 2014

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2014. Dr. Duroc-Danner was a named executive officer and director in 2014, and information about his compensation is listed in the Summary Compensation Table in this Proxy Statement.

Director compensation

	Fees Earned or Paid in Cash	Share Awards	All Other Compensation	Total
Name	($)	($)(2)(3)	($)(1)	($)
Mohamed A. Awad	39,768	229,849	–	269,617
David J. Butters	155,250	258,120	–	413,370
John D. Gass	124,500	258,120	–	382,620
Emyr Jones Parry	139,500	258,120	31,255	428,875
Francis S. Kalman	140,500	258,120	–	398,620
William E. Macaulay	132,250	258,120	–	390,370
Robert K. Moses, Jr.	151,250	258,120	–	409,370
Guillermo Ortiz	133,250	258,120	129,121	520,491
Robert A. Rayne	158,000	258,120	26,096	442,216

(1)	All other compensation for 2014 consists of social contribution and withholding taxes paid on behalf of certain directors due to their non-U.S. tax residence. We believe this compensation helps us attract and retain qualified international directors.
(2)	Each non-employee director was awarded 12,000 restricted share units on September 24, 2014 at a grant date fair value of $258,120 with the exception of Mr. Awad who did not join the Board until November 2014. Mr. Awad was awarded 14,162 restricted share units on November 24, 2014 at a grant date fair value of $229,849, in connection with joining our Board.
(3)	As of December 31, 2014, aggregate outstanding restricted share unit and option awards for each non-employee director were as follows:

	Aggregate Number of Restricted Shares/	Aggregate Number of Shares
Name	Restricted Share Units	Underlying Vested Options
Mohamed A. Awad	14,162	–
David J. Butters	24,000	240,000
John D. Gass	27,174	–
Emyr Jones Parry	24,000	–
Francis S. Kalman	27,174	–
William E. Macaulay	24,000	–
Robert K. Moses, Jr.	24,000	–
Guillermo Ortiz	24,000	–
Robert A. Rayne	24,000	240,000

Weatherford International plc — 2015 Proxy Statement     21

AGENDA ITEM 2 – RATIFY APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZE AUDITOR’S REMUNERATION

The Board of Directors recommends that you vote “FOR” this proposal.

KPMG LLP and KPMG Ireland (collectively, “KPMG”) served as the independent auditors for Weatherford for the year ended December 31, 2014. The Board, upon the recommendation of the Audit Committee, is asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm and auditor for the year ending December 31, 2015 and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent auditor’s remuneration. The selection of KPMG LLP as the independent registered public accounting firm for 2015 was approved by the Audit Committee on March 18, 2015.

An ordinary resolution (i.e., a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present) is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, will vote for the proposal. Abstentions and “broker non-votes” will not affect the voting results.

Representatives of KPMG will be present at the Annual General Meeting to respond to any appropriate shareholder questions and will be given an opportunity to make a statement if they so desire.

2013 CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 7, 2013, the Audit Committee approved the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013. During the years ended December 31, 2012 and 2011 and through March 7, 2013, we did not, nor did anyone on our behalf, consult with KPMG LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that was an important factor we considered in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

On March 7, 2013, the Audit Committee decided not to re-appoint Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the year ending December 31, 2013. E&Y completed the audit of our financial statements for the year ended December 31, 2012 on March 4, 2013, the date of its audit opinion.

The audit reports of E&Y on our consolidated financial statements as of and for the years ended December 31, 2012 and 2011, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of E&Y on the effectiveness of our internal control over financial reporting as of December 31, 2012 and 2011, contained an adverse opinion on our internal control over financial reporting due to the effect of material weaknesses in our predecessor company’s internal controls over the accounting for income taxes. E&Y also identified and communicated to our Audit Committee a material weakness in our internal controls during the quarters ended March 31, June 30, and September 30, 2012, related to a long-term construction contract in Iraq accounted for under the percentage-of-completion method. The material weakness related to percentage-of-completion accounting was reported as remediated as of December 31, 2012, in the Annual Report on Form 10-K filed on March 4, 2013. Our disclosures on the effectiveness of our internal controls in Item 9A of our Annual Reports on Form 10-K and Item 4 of our quarterly reports on Form 10-Q for these periods address the material weaknesses.

During the years ended December 31, 2012, and December 31, 2011, and through March 7, 2013, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements for such years and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses described above.

22   Weatherford International plc — 2015 Proxy Statement

AGENDA ITEM 2

FEES PAID TO KPMG

The following table presents fees for professional audit services rendered by KPMG for the audit of the annual consolidated financial statements and statutory financial statements of Weatherford (including its predecessor) for the years ended December 31, 2014 and December 31, 2013 and fees billed for other services rendered by KPMG during those periods. All fees were approved by the Audit Committee pursuant to its pre-approval policy.

	2014	2013
Audit fees(1)	$19,477,000	$16,789,000
Audit-related fees(2)	42,000	90,000
Tax fees(3)	1,059,000	813,000
All other fees(4)	234,000	350,000
TOTAL	$20,812,000	$18,042,000

(1)	Audit fees consist of professional services rendered for the audit of Weatherford’s annual financial statements, the audit of the effectiveness of Weatherford’s internal controls over financial reporting and the reviews of Weatherford’s quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work performed by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees are presented in the period to which they relate versus the period in which they were billed.
(2)	Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation.
(3)	Tax fees consist of non-U.S. tax compliance, planning and U.S./non-U.S. tax-related consultation.
(4)	Other services performed include certain other advisory services and do not include any fees for fnancial information systems design and implementation.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has established a pre-approval policy for all audit and non-audit services to be provided by our independent auditor. There are two types of pre-approval. “General” pre-approval is based on pre-determined types of services. “Specific” pre-approval is required for certain types of services or if a service is expected to exceed budgeted amounts. “Specific” pre-approval must be obtained through direct communications with the Audit Committee or the Chairman of the Audit Committee, to whom the Audit Committee has delegated pre-approval authority. The Chairman must report any pre-approved decisions to the Audit Committee at its next scheduled meeting. During 2014, all audit and non-audit services performed by the independent auditor were subject to the pre-approval policy.

The Audit Committee has designated the Company’s Vice President, Audit Services, to monitor and report on the performance of all services provided by our independent auditor and to determine whether such services are in compliance with the pre-approval policy. The Vice President, Audit Services, periodically reports to the Audit Committee regarding the results of her monitoring.

AUDIT COMMITTEE REPORT

February 17, 2015

We have reviewed and discussed with management the audited financial statements of Weatherford International plc as of and for the year ended December 31, 2014.

We have discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and have discussed with the independent auditor the independent auditor’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K of Weatherford International plc for the year ended December 31, 2014.

David J. Butters

Francis S. Kalman, Chairman
Robert K. Moses, Jr.
Guillermo Ortiz
Robert A. Rayne

Weatherford International plc — 2015 Proxy Statement   23

AGENDA ITEM 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Board of Directors recommends that you vote “FOR” this proposal.

We are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) pursuant to Section 14A of the Exchange Act, as disclosed in this Proxy Statement. While this vote is not binding on our Company, the results of the vote on this proposal will be carefully considered by the Board and the Compensation Committee when making future executive compensation decisions.

We urge you to carefully review the Compensation Discussion and Analysis, or “CD&A,” section in this Proxy Statement, as well as the Summary Compensation Table, other compensation tables and related narrative discussion, for more information regarding the compensation of our NEOs. As described in those sections, our compensation program is designed and administered to:

•	drive and reward strong business performance to create superior value for our shareholders;

•	pay for performance that supports key financial and strategic objectives;

•	attract, retain and motivate individuals in key executive positions, while limiting non-performance based entitlements;

•	ensure that performance-based compensation supports growth, while managing compensation risk; and

•	encourage our executives to focus on both the short-term and long-term performance goals of the Company.

2014 Achievements. 2014 was a year of significant accomplishments and strong performance for the Company. We successfully concluded our negotiations with the U.S. government and settled our FCPA and sanctioned-countries investigations. We exceeded our 2014 objective to achieve annualized cost savings of $500 million, achieving $602 million in total savings. We reached this goal by eliminating over 6,000 positions and shutting down 64 underperforming operating locations as well as realizing savings from supply chain initiatives and reductions in foreign exchange hedging costs and corporate professional fees. Annualized cost savings do not include any reductions in our cost base as a result of divesting any businesses from our previously announced divestiture program. In connection with that program, we sold the Company’s non-core businesses and received cash proceeds of over $1.7 billion for 2014, significantly exceeding our target. With these proceeds, we also decreased our year-end debt in excess of our goals and substantially de-levered the Company ahead of a cyclically challenging year in the industry. We made significant strides in growing our (non-GAAP) earnings per share, which increased by over 60% versus 2013, and our free cash flow from operations improved. In addition, we were pleased to have achieved our best-ever safety record.

These outstanding results reflected positively on our stock price, which gained 55% during the first half of the year through late July of 2014, thereby outperforming our peer group and the industry. Later during 2014, oil prices (WTI) drastically declined from over $100 per barrel to under $55 a barrel. During this timeframe, Weatherford’s stock price was 96% correlated to the price of oil declining in tandem and falling from almost $25 per share to around $10 per share. In facing these cyclical industry headwinds, Weatherford enters 2015 with a strong core business, a significantly improved risk position and an organization focused on intensifying our client engagement.

Shareholder Outreach. As discussed in greater detail in the CD&A section, since our 2014 annual general meeting, our conversations with our shareholders indicate that a majority were generally supportive of our governance and compensation practices and some provided additional suggestions for improvements in our practices and/or disclosures. In those conversations, we received a number of constructive suggestions, many of which we implemented, including the following:

•	In March 2015, the Board of Directors, upon the recommendation of the Compensation Committee, determined that the Company will not enter into new employment agreements with future executive officers.

•	Performance unit awards granted in 2015 were amended to reduce the potential for volatility in measurement of share price, using an average monthly share price for the month of December of the applicable year compared to a one-day December 31st share price.

We believe that the information above and elsewhere in this Proxy Statement demonstrates the successful design and implementation of a compensation program that aligns shareholders’ and management’s interests. Accordingly, the Board of Directors recommends that shareholders approve the program by approving the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation section of the Proxy Statement for the Company’s 2015 Annual General Meeting of Shareholders, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and other executive compensation tables and accompanying narrative.”

At the 2011 annual general meeting, the Board recommended, and the shareholders voted, to conduct advisory, i.e., say-on-pay, votes on an annual basis. The next advisory say-on-pay vote will occur at our 2016 Annual General Meeting.

An ordinary resolution (i.e., a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present) is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, will vote for the proposal. Abstentions and “broker non-votes” will not affect the voting results.

24   Weatherford International plc — 2015 Proxy Statement

AGENDA ITEM 3

OUR NEOS AND OTHER EXECUTIVE OFFICERS

The following persons are our executive officers as of April 15, 2015. (Dr. Duroc-Danner’s biography is on page 10). None of the executive officers or directors has any family relationships with each other. The CD&A that follows covers the compensation of our NEOs currently serving the Company (“current NEOs”), who are Messrs. Duroc-Danner, Shivram, Mehta and Mills.

Name	Age	Position
Bernard J. Duroc-Danner	61	Chairman of the Board, President and Chief Executive Officer
Krishna Shivram	52	Executive Vice President and Chief Financial Officer
Dharmesh Mehta	49	Executive Vice President, Corporate Strategy
Douglas M. Mills	40	Vice President and Chief Accounting Officer
Antony J. Branch	46	President—Global Product Lines
Lance R. Marklinger	54	President—Eastern Hemisphere

Krishna Shivram was appointed Executive Vice President and Chief Financial Officer in November 2013. Mr. Shivram has over 25 years of financial and operational management experience in the oilfield service industry and previously worked for Schlumberger Ltd. in a variety of roles across the globe. Immediately prior to joining Weatherford, Mr. Shivram served as Vice President and Treasurer of Schlumberger Ltd. since January 2011. Prior to his serving as Vice President and Treasurer, Mr. Shivram held a number of senior management positions at Schlumberger, including Controller - Drilling Group from May 2010 to January 2011, Manager - Mergers and Acquisitions from May 2009 to April 2010 and Controller - Oilfield Services from August 2006 to April 2009. Mr. Shivram is a Chartered Accountant and has experience in financial accounting, income taxes and treasury operations, along with a strong background in corporate finance and mergers and acquisitions.

Dharmesh Mehta was appointed Executive Vice President, Corporate Strategy in January 2015. Mr. Mehta joined the Company in 2001 and served in various senior management capacities, including Senior Vice President – Completion and Production Systems, Chief Administrative Officer and Chief Operating Officer. Prior to joining the Company, Mr. Mehta had 10 years of experience in the software and oil and gas industries. Mr. Mehta holds a bachelor’s degree from the University of Houston and a master’s degree from the University of Wisconsin.

Douglas M. Mills was appointed Vice President and Chief Accounting Officer in June 2013 and serves as the Company’s principal accounting officer. Mr. Mills joined Weatherford in 2003 and served in various financial reporting capacities, including Vice President of Corporate Accounting since 2011, and filled other corporate and regional controller positions of increasing responsibility while at Weatherford. Mr. Mills has over five years of public accounting experience with the firms of Ernst & Young and Arthur Andersen. He is a certified public accountant and holds a M.P.A./B.B.A. from the University of Texas.

Antony J. Branch was appointed President—Global Product Lines in January 2015. Prior to his appointment, he served as Vice President – Europe, Africa and Middle East. Mr. Branch joined the Company in 2005, when Precision Drilling Corporation was acquired by Weatherford and where he held numerous management positions. Prior to joining the Company, Mr. Branch held management positions with Precision Drilling and Sperry — Sun Drilling Services. Mr. Branch holds a degree in Petroleum Geology from the University of Aberdeen.

Lance R. Marklinger was appointed President—Eastern Hemisphere in January 2015. Prior to his appointment, he served as Vice President –Well Construction and Completion. Mr. Marklinger joined the Company in January 2010 and was appointed Vice President - Russia Region in November 2010, following a role as Well Services Group Manager. Prior to joining Weatherford, Mr. Marklinger was employed by Dowell and Schlumberger Ltd. from July 1993 to January 2010 in various management positions, including General Director and Vice President of Marketing of PetroAlliance, Vice President of Sales and Marketing US Land, and Operations Manager Russia. He is a graduate of the Southern Alberta Institute of Technology with an associate’s degree in Petroleum Engineering.

Weatherford International plc — 2015 Proxy Statement   25

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is designed to provide shareholders with an understanding of our compensation philosophy, core principles, and decision making process. It explains the compensation-related actions taken with respect to our NEOs who are identified in the Summary Compensation Table. Details regarding the compensation we paid to the NEOs for 2014 are found in the tables and narrative which follows them.

EXECUTIVE SUMMARY

OUR RESPONSIVENESS TO SHAREHOLDER OUTREACH

Our outreach efforts create an ongoing dialogue through which we gain valuable insights. On occasion, members of our Board have met with shareholders either telephonically or in person to discuss Weatherford’s compensation and governance practices. The Chief Financial Officer and Vice President of Investor Relations are also in frequent communication with shareholders on these matters. To ensure that we address our investors’ concerns and considerations, the shareholder feedback is summarized and presented to the Board and our Compensation Committee. As a result of our shareholder outreach, the Compensation Committee has implemented changes to our policies to further align pay with performance and incorporate evolving best practices.

In the months leading up to, and since our 2014 Annual General Meeting in September, we reached out to the holders of approximately 73% of our outstanding shares, resulting in discussions with the holders of approximately 64% of our shares. Those shareholders had differing points of view on the topics discussed. The following summarizes our discussions:

•	A majority (93%) of the investors reached were supportive of our compensation and governance practices. While many investors were generally supportive, they took the opportunity to share their views on how our compensation and governance practices might be further enhanced.

•	A minority (7%) of those reached were not supportive of our practices and explained their rationale.

•	In all cases, comments and feedback were communicated to and considered by the Compensation Committee.

Our Board and our Compensation Committee strongly value the opinions of our shareholders and made modifications to our executive compensation program to specifically address concerns raised by our shareholders. As a result, the following changes have been approved by the Board:

•	In March 2015, upon the recommendation of the Compensation Committee, the Board determined that the Company will not enter into employment agreements with future executive officers.

•	Performance unit awards granted in 2015 were amended to reduce the potential for volatility in measurement of our share price by moving to an average share price for all trading days in December from a one-day December 31st share price.

•	The Company will not buy out underwater options held by executives. The Board has approved amendments to our 2010 Omnibus Plan that, subject to shareholder approval as described in this Proxy Statement, will prohibit such buyouts in the future.

•	A peer performance metric has been added to the 2015 incentive objectives, as the Compensation Committee believes it is a strong metric of revenue and profitability performance relative to peers by which executives (and the Company) should be measured.

•	A free cash flow metric continued to be included in the compensation program in 2015, because it is a strong measure of profitability and the quality of the earnings stream and remains an extremely important focus for shareholders.

Furthermore, the Board continues to focus on limiting or eliminating severance payments made to executive officers upon departure. When the Company’s Executive Vice President and General Counsel departed the Company in January 2015, she received only the amounts due under her employment agreement, consisting of accrued vacation pay and a pro rata portion of her earned bonus. No additional cash payments were made and she did not benefit from accelerated vesting of her equity awards. With the Board’s new policy of not entering into employment agreements with future executive officers, the Board, the Compensation Committee and the Company intend to limit the opportunities for future executives to be paid a significant amount of compensation upon departure.

Although the Compensation Committee reviewed all feedback with care and due consideration, at this time the decision was made not to adopt certain suggestions described below:

•	Other changes to our performance unit awards were not adopted because the Compensation Committee continues to believe that a performance period measured annually, combined with a three-year vesting period, incentivizes management to have long-term alignment with shareholders, while ensuring compensation is tied to a quick Company turnaround, measured annually by the stock price. Additionally, given recent stock price volatility, the Compensation Committee views annual measurement as an appropriate metric.

•	Return on Invested Capital was not adopted as a performance metric after a thorough and comprehensive review of the 2014 and 2015 metrics, including the non-equity incentive compensation component of NEO compensation. The Committee believes a focus on free cash flow generation, net debt reduction, profitability, cost reduction and safety improvements, as well as performance relative to peers, are all more relevant given the Company’s current position and industry fundamentals.

Weatherford is strongly committed to shareholder outreach, which is supported and overseen by the Board.

Over the past few years, we have implemented a number of significant changes to our compensation program, practices and policies. These responsive actions are highlighted in a timeline of our progress on page x.

During the course of our outreach to shareholders, a majority expressed support of our enhancements to our compensation policies and practices and approve of our new long-term changes to executive compensation.

We believe that our improved and evolving compensation program continues to serve the best interest of Weatherford shareholders, and therefore the Board recommends that you vote FOR the resolution approving compensation of our named executive officers.

26    Weatherford International plc — 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PRINCIPLES AND BEST PRACTICES

Our compensation program is designed to reward our current NEOs for the achievement of strategic and operational goals and increases in shareholder value, while at the same time, avoiding the encouragement of unnecessary or excessive risk-taking. We believe our program supports these goals, while avoiding objectionable pay practices and engages in sound governance practices with respect to executive compensation.

WHAT WE DO
Pay for Performance. We pay annual cash bonuses to NEOs only on the achievement of pre-determined and measurable objectives that benefit our Company and shareholders.
Share Ownership Guidelines. Our NEOs must hold the equity equivalent in value of three times (or six times in the case of the CEO) their base salary.
Clawbacks. We can recover performance-based compensation, both cash and equity, paid to executives but subsequently determined not to have been earned because financial results are restated, including if an officer has engaged in fraud, willful misconduct or gross negligence that has caused or contributed to a restatement of our financial statements.
Double-Trigger Vesting. The change of control provisions under our executive employment agreements are “double-trigger” arrangements.
Independent Compensation Committee and Compensation Consultant. Only independent directors serve on the Compensation Committee. Additionally, the Compensation Committee engages an independent compensation consultant and meets with the consultant in executive sessions.
Annual Risk Assessment. We conduct an annual comprehensive risk analysis of our executive compensation program with our independent compensation consultant to ensure that our program does not encourage inappropriate risk-taking. We also annually review a calculation of the shareholder value transfer and “burn rate” resulting from equity grants to ensure they are not excessive.
Reward Future Performance. Annual restricted share and performance awards vest over a three-year period and reward for sustained future performance rather, than past behavior. Performance awards do not vest if our share price does not increase.
Peer Group Comparison. We compare our executives total compensation to a consistent peer group for market comparable data. We evaluate that peer group annually to ensure that it remains appropriate, but we add or remove peers only where clearly warranted.

WHAT WE DO NOT DO
Discretionary Bonuses. We do not pay discretionary bonuses except in the case of extraordinary achievement or sign-on bonuses.
Multi-Year Bonuses. We do not pay multi-year guaranteed bonuses.
Automatic Base Salary Increases. Our NEOs base salaries are reviewed annually and our CEO’s and CFO’s salaries were not increased in 2014 or 2015.
Tax Gross Ups. We do not provide Section 280G or Section 409A tax gross-ups.
Hedging Company Stock. We prohibit our executives, as well as directors, from engaging in hedging or derivative transactions involving our shares.
Employment Agreements. Effective as of March 2015, our Board of Directors has determined that no new employment agreements will be given to future executive officers.

Weatherford International plc — 2015 Proxy Statement    27

COMPENSATION DISCUSSION AND ANALYSIS

KEY ELEMENTS OF EXECUTIVE COMPENSATION

Weatherford’s compensation program is designed to reward executives for financial and operational achievements that are aligned with shareholder interests. Our executive officers receive their maximum reward opportunity only if Weatherford performs exceptionally well, and our shareholders benefit from that performance. The primary elements of total compensation are base salary, annual non-equity (cash) incentives and long-term equity awards, consisting of both performance units and restricted share units. We also provide our NEOs certain retirement and benefit plans, as well as limited perquisites, which are described in detail under “Elements of our Executive Compensation Program” beginning on page 33. The following tables summarize the primary elements of our NEOs’ compensation package.

Compensation Element	Objective	Key Features	Performance-Based?	2014 Results
Base Salary	Provides regular income at reasonable, competitive levels, reflecting scope of responsibilities, job characteristics, leadership skills and experience	Reviewed annually and subject to adjustment based on individual performance, experience, leadership and market factors	No, but increases are not guaranteed	No increases for CEO or CFO from 2013 to 2015; other NEO increases on page 34
Annual Cash Incentive	Rewards contributions to the achievement of annual targets and individual performance; focuses attention on key operational and financial measures	Compensation Committee establishes performance measures to align performance relative to goals, ultimately driving shareholder value	Yes, pays out based on achievement of measurable pre-established goals; will not pay out if goals are not met	Company achieved majority of objectives, some at superior levels; see “Pay for Performance Alignment” below
Performance Units (Long-Term Equity Awards)	Correlates realized pay with increases in shareholder value in absolute terms over the long term	In periods of low shareholder return, executives realize little or no value; in periods of high shareholder return, executives may realize substantial value	Yes, pays out only based on increased shareholder value; may not vest depending upon shareholder return	See Summary Compensation Table on page 44 for grants and grant date fair value 2014 awards did not vest in 2015 based on stock price on December 31, 2014
Restricted Share Units (Long-Term Equity Awards)	Incentivizes management contributions to long-term increases in shareholder value; helps to retain executives in the competitive energy market	A portion of executive compensation is paid in equity, and value is realized based on future share price; provides a direct correlation of realized pay to changes in shareholder value	Yes, value increases or decreases in correlation to share price	See Summary Compensation Table on page 44 for grants and grant date fair value

PAY FOR PERFORMANCE ALIGNMENT

Non-Equity Cash Incentives. For 2014, the Committee evaluated the Company’s ongoing performance and adopted metrics that were designed to reflect the Company’s transformative goals and focus on the key strategies and objectives summarized below. These metrics were used in each NEOs non-equity incentive awards as further described on page 26. The year 2014 was a period of successful progression and Weatherford delivered as indicated below.

STRATEGY AND OBJECTIVE	PERFORMANCE THRESHOLD MET OR EXCEEDED
Focus on and grow the core of the Company’s business; measured by earnings per share	Yes

Reduce costs; measured by annualized cost savings	Yes (Superior)

Divest non-core businesses and reduce net debt; measured by net debt reduction	Yes (Superior)

Generate free cash flow	No

Improve safety record	Yes (Superior)

28    Weatherford International plc — 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

No Vesting of Performance Awards. We structure our executive compensation program to align pay with performance. For example, on December 31, 2014, the Company’s closing stock price was $11.45. As this price did not exceed the performance goals under the terms of our performance awards for our executive officers, no shares were issued in settlement of the first third of performance units awarded in 2014.

Reported and Realized Pay. To further illustrate our pay for performance, below is our CEO’s total compensation for the last three years, as set forth in the Summary Compensation Table of this Proxy Statement and our past proxy statements, compared to the total amount of compensation realized by our CEO for each year.

TOTAL CEO COMPENSATION VERSUS REALIZED COMPENSATION

Total Compensation is as set forth in the Summary Compensation Table in this Proxy Statement.

Total Realized Compensation excludes the actuarial value of pension benefit as it does not reflect actual compensation received, but rather reflects an increase in the year-over-year present value of the actuarial future benefit, and includes long term incentive awards (e.g. RSUs and PUs), only to the extent they were “realized”, i.e. to the extent they vested (or restrictions lapsed) during the years described. Value of vested stock is included based on closing price on date of vest which, for our long term incentive awards, differs from value at the date of grant.

Peer Comparison. Our CEO’s compensation for the years 2012-2014 and our total shareholder return for the three-year period ended December 31, 2014, measured relative to our peers is set forth below.

3-Year Total Compensation is the sum of base salary, annual incentives, bonuses, long-term incentive awards and all other compensation paid (perquisites and change in pension included) for the years 2012-2014 for our Chief Executive Officer and for the chief executive officer of each of our peers as reported in their respective publicly available proxy statements.

3-Year Total Shareholder Return is the percentage increase (or decrease) in stock price for the three years ended December 31, 2014, adjusted for cash dividends paid.

Source: Longnecker & Associates

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COMPENSATION DISCUSSION AND ANALYSIS

Best Historical Safety Record. Safety has always been an essential part of the Weatherford culture, and we included this intitiative as part of our Non-Equity Cash Incentive objectives, with an equal split for lost-time injury rate (“LTIR”) and preventable vehicle injury rate (“PVIR”) as described in this Proxy Statement. In the last five years, we have improved our performance culminating in our best ever safety record in 2014. The chart below highlights our recent performance.

LOST-TIME INCIDENT RATE “LTIR”

PREVENTABLE VEHICLE INCIDENT RATE “PVIR”

COMPENSATION COMMITTEE REPORT

The Compensation Committee believes executive compensation should be based on performance, and Weatherford’s executive pay program implements that belief. Our program is designed to hold our executives accountable for results and to reward them for achieving their targets. The following Compensation Discussion and Analysis describes the Committee’s decisions regarding our executives’ compensation for 2014 and how those decisions support and implement our philosophy.

We have reviewed the Compensation Discussion and Analysis and discussed it with management and recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

John D. Gass William E. Macaulay (Chairman)	Robert K. Moses Jr. Guillermo Ortiz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee’s current members are Dr. Ortiz and Messrs. Gass, Macaulay (Chairman) and Moses, all of whom are independent, non-employee directors. None of the current Compensation Committee members has served as an officer or employee of the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Compensation Committee follows a pay for performance philosophy in our executive compensation structure. The Committee’s objective is to provide compensation to our executive officers at a level and in a manner that maximizes shareholder value and is intended to be market competitive. Additionally, the short-term and long-term interests of our executive officers should be aligned with those of our shareholders. Our programs are designed to:

•	drive and reward strong business performance to create superior value for our shareholders;

•	support key financial and strategic objectives through pay for performance;

•	attract, retain and motivate individuals in key executive positions, while limiting non-performance based entitlements;

•	ensure performance-based compensation supports growth, while managing compensation risk; and

•	require our executives to focus on both the short-term and long-term performance goals of the Company.

For 2014, the Committee approved base salary, annual performance compensation and long-term incentive compensation for each NEO that was intended to be competitive with our peer group. However, in setting the compensation of our NEOs, the Committee also took into consideration historical and individual circumstances. These include tenure and experience, individual performance, anticipated future contributions, retention factors, including apparent career alternatives for each individual and the availability of comparable data for certain positions.

The Committee believes a majority of executive compensation should be “at risk” — that is, the ultimate, realized value of the compensation is tied to the Company’s financial and equity performance. During periods when our financial performance meets or exceeds established objectives, we believe that NEOs should be rewarded under the incentive compensation programs for their efforts in achieving our goals. Likewise, when our performance does not meet the established goals, incentive compensation may be reduced or eliminated.

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COMPENSATION DISCUSSION AND ANALYSIS

2014 PERFORMANCE HIGHLIGHTS AND OUR COMPANY’S FUTURE

In 2014, we championed our critical focus on core, cost and cash. We focused on our core product lines: Formation Evaluation, Well Construction, Completion and Production. Having identified components of our Company that were no longer viewed as core to our future success, we successfully sold the majority of our non-core businesses. We also made improvements in workforce efficiency, operations, supply chain and contract management. We take a long-term view of these improvements and are focused on opportunities for future gains. We also continued to de-lever our organization to lay the foundation for future positive free cash flow. Specifically, in 2014, Weatherford achieved significant progress in the following key areas:

•	we completed the sale of non-core businesses for proceeds exceeding $1.7 billion;

•	we reduced our net debt by more than $1.2 billion;

•	we significantly reduced our annualized costs by $602 million;

•	we settled our U.S governmental investigations, and

•	we improved our safety metrics (lost-time incident rate and preventable vehicle incident rate).

We believe these and other accomplishments provide a clear and measurable basis for our executive compensation decisions in 2014. As illustrated in the following graphs, our solid achievements reflected positively in our stock price, which gained 55% through late July of 2014, outperforming our peer group and the industry.

Following our second quarter earnings release and through the second half of the year, oil prices (WTI) drastically declined from a high of $105.68 per barrel to a low of $53.45 per barrel in late December. During this later timeframe, Weatherford’s stock price was 96% correlated to the price of oil and decreased in tandem, from almost $25 per share to around $10 per share. Through 2011-2013 Weatherford’s stock price was not strongly correlated to the price of oil, which remained consistently high in 2014, despite industry headwinds, and in the face of unexpected and precipitous outlined declining oil prices, Weatherford continued to deliver strong performance measured against our focused goals throughout the year.

2014 WEATHERFORD VS. PEER PERFORMANCE AND OIL PRICE (WTI) Through July 25, 2014

WEATHERFORD VS. PEER PERFORMANCE AND OIL PRICE (WTI) JULY 25, 2014 THROUGH DEC 31, 2014

WEATHERFORD STRONGLY CORRELATED TO OIL PRICE (WTI) JULY 25, 2014 THROUGH DEC 31, 2014

2011 - 2013: WEATHERFORD AND OIL PRICE (WTI) NOT STRONGLY CORRELATED

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COMPENSATION DISCUSSION AND ANALYSIS

OUR 2014 STRATEGY

In 2014, Weatherford implemented measures to further develop our industrial might and place the Company on a long-term financially rewarding path with a steadfast focus on three simple actions: Core, Cost and Cash.

Core. Our industrial core is built with exceptional competence around a distinctive group of four product segments: Formation Evaluation, Well Construction, Completion and Production, all of which we believe have an outstanding future and long-term capital attributes. During 2014, the Company grew non-GAAP earnings per share by more than 60% compared to 2013 results.

Cost. Running support functions and operations with a lower cost structure is an established key company metric. During 2014, the Company focused on aggressively lowering its cost structure.

Cash. In 2014, we focused on generating free cash flow, efficiently managing working capital and lowering capital intensity, in a manner compatible with growing our core. During 2014, we were successful in reducing our net debt through our non-core divestiture proceeds. While we did not achieve our 2014 free cash flow target, our cash flow in 2014 improved over 2013. As a result, we enter 2015 with a greatly improved risk position and plan to build on our progress through additional de-levering. We will further focus on our capital efficiency program (commenced in 2013) and continue to significantly reduce our capital expenditures in 2015. We are committed to be free cash flow positive in 2015. All of these measures contributed substantially to our 2014 strategy and set the stage for our 2015 direction.

Our direction in 2015. Building on our achievements, while concurrently addressing cyclical industry headwinds, Weatherford entered 2015 with a strong core business, a de-levered financial position and a culture focused on cash generation. During 2015, our actions will center on further reducing both our cyclical and structural costs and improving our free cash flow. Weatherford is aligning its organizational structure to substantially reduce overhead in all forms: rationalizing support functions, eliminating staff duplications and de-layering the Company. These actions will change our cost structure permanently. We will also lower our direct costs to match market volume drops. Finally, our most strategic priority will be a determined shift towards an external focus, and clients will drive Weatherford’s time and attention. Guided by these strategic initiatives and objectives, we will emerge from the current down-cycle a much leaner and stronger Company. Weatherford has clearly shown drive, speed and fighting spirit and, by year-end, intends to be the most effective the Company has ever been.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our compensation program is designed to reward our NEOs for the achievement of strategic and operational goals as well as increased shareholder value, while avoiding unnecessary or excessive risk-taking. Below is a detailed discussion and analysis of each component of our executive compensation as applied to each of our NEOs for 2014 and 2015. Additionally, we have summarized our CEO’s 2014 compensation information. All information should be read in conjunction with our Summary Compensation Table on page 44.

2014 CURRENT NEO COMPENSATION MIX

Percentages are based on compensation information for our current NEOs as set forth in the Summary Compensation Table on page 44. Performance Units and Restricted Share Units are measured using the grant date fair value as set forth in the Grants of Plan-Based Awards table on page 46.

BASE SALARY

Base salary provides a fixed level of compensation to the executive, representative of his or her skills, responsibilities and experience. Base salaries for our executive officers are reviewed annually. Proposed increases to base salaries are reviewed by the Compensation Committee following recommendations from Dr. Duroc-Danner (excluding his own base salary). The Committee does not rely on predetermined formulas or

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COMPENSATION DISCUSSION AND ANALYSIS

criteria when evaluating executive base salaries, but considers comparable market data provided by Longnecker & Associates (“L&A”). The Committee also considers individual contributions, retention and succession planning concerns in setting base salaries. Base salary information for our current NEOs is as follows:

Dr. Duroc-Danner’s base salary has not increased in over five years. While his salary is higher than the average salary of CEOs of our peers, the Committee believes his salary is appropriate in light of his unique experience, execution of his 20-plus year vision to create (from scratch and through acquisition) a leading oilfield services Company and his resulting in-depth understanding of our industry—having led the Company for 28 years—and considering alternative career opportunities that could be available to him. None of the CEOs of our peers have this level of experience, tenure, or loyalty.

Mr. Shivram’s salary was determined when he joined the Company in November of 2013 based on market factors, his cross-functional experience, his extraordinarily relevant background and its importance to Weatherford during the Company’s critical drive to core, cost and cash, and value he was giving up at his previous employer. His salary was not increased in 2014 or 2015.

Mr. Mehta became a NEO in 2012. His salary was set based on market factors, his responsibility for commencing the culture change of core, cost and cash and the total personal contribution he has made to the Company. For 2014, he received a 5% increase in base salary as a market adjustment and his salary was not increased in 2015.

Mr. Mills became a NEO in 2014. His salary was set based on market factors, his promotion in 2013 to Chief Accounting Officer while retaining his financial reporting responsibility and his personal contributions to the Company. His salary was not increased in 2015.

The table below shows the annual base salaries of the current NEOs effective after adjustments for the applicable year. Where adjustments were made during the year, these annualized amounts may be higher than the actual amount paid for the entire year. See the Summary Compensation Table on page 44 for the actual amounts paid.

Executive	2013 Salary	2014 Salary	2015 Salary
Dr. Duroc-Danner	CHF1,760,000	CHF1,760,000	CHF1,760,000
Mr. Shivram	$750,000	$750,000	$750,000
Mr. Mehta	$715,000	$750,000	$750,000
Mr. Mills(a)	–	$350,000	$350,000

(a) Information for 2013 is not presented for Mr. Mills as he was not a NEO until 2014.

ANNUAL INCENTIVE COMPENSATION

Our annual incentive compensation is generally structured to deliver cash payouts in line with market multiples when performance targets are achieved or exceeded. The Committee annually establishes the terms of any awards under our Non-Equity Incentive Compensation Plan (the “ICP”), including the financial metrics and goals for each award, during the first quarter.

For each award under the ICP, the Committee establishes goals at three levels: threshold, target and superior. Target represents a strong, but achievable, level of performance that will increase shareholder value. Superior represents an extraordinary level of performance that will substantially increase shareholder value. Threshold is the entry-level of performance under the ICP, established so that smaller awards will be earned for satisfactory performance short of target.

The Committee establishes potential award payments as a percentage of the executive’s annual base salary in effect at the end of the plan year, with a percentage determined for achievement of threshold, target or superior level. If our financial results fall between the threshold and target goal levels or between the target and superior goal levels (other than for CPM awards (described on page 35)), the award payment will be determined by linear interpolation to derive the percentage of salary.

Award payments for our NEOs, expressed a percentage of salary, are as follows:

•	Dr. Duroc Danner: 60% (Threshold); 120% (Target); 240% (Superior);

•	Messrs. Shivram and Mehta: 50% (Threshold); 100% (Target); 200% (Superior); and

•	Mr. Mills: 37.5% (Threshold); 75% (Target); 150% (Superior).

2014 Annual Incentive Results

For 2014, the Committee evaluated the Company’s ongoing performance in relation to its goals, and adopted metrics which were designed to reflect these transformative goals and focus on the following key strategies:

•	focus on and grow the core of the Company’s business;

•	reduce costs;

•	divest non-core businesses;

•	generate free cash flow;

•	reduce net debt; and

•	continue to improve our safety record.

In prior years, metrics were set based on profitability (operating income) and capital efficiency (reduction in days working capital), as well as safety. In setting 2014 metrics, the Board desired to improve the compensation program and to use the Company’s longer-term strategies described above to establish meaningful, specific and measurable metrics, as follows and illustrated below:

•	earnings per share, a measure of core growth;

•	annualized cost savings, a measure of the Company’s ability to reduce costs within its core businesses, exclusive of any divestitures (or savings therefrom which would naturally decrease year-over-year if successful);

•	free cash flow, a further measure of the Company’s ability to grow;

•	net debt reduction, a measure of the Company’s ability to repay and reduce long-term debt; and

•	safety, measured by reductions in lost-time and preventable vehicle incidents, a measure of our ability to improve our safety record.

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COMPENSATION DISCUSSION AND ANALYSIS

As safety continues to be of paramount importance to the Company, the Committee determined that it should continue to remain a metric for non-equity incentives in 2014 and will also be included in 2015.

The following charts show the actual results of these annual incentive metrics. Payouts are calculated by multiplying the NEOs potential payout (described above and using linear interpolation, if applicable) by the metric weight. Actual amounts paid are calculated by then multiplying the payout percentage (below) by the NEO’s salary, which resulted in the non-equity incentive payouts reflected in our Summary Compensation table on page 44. Our CEO’s target annual incentive potential for 2014 was CHF 2,112,000 and his maximum potential was CHF 4,224,000. His achieved and paid incentive was CHF 2,761,968 as a result of leading the organization in a steadfast manner focused on measured achievement of the 2014 goals and overall strategy.

2014 COMPENSATION PERFORMANCE METRICS

(a)	“Earnings per share” (“EPS”) means earnings per share from continuing operations before charges and credits and includes both core and non-core businesses and was adjusted as follows: (1) $349 million net gain on sale of businesses and investments; (2) $949 million of charges related to impairments of long-lived assets and goodwill, divestiture related charges and other items; (3) $403 million of charges related to restructuring, exited business and severance cost associated with our 2014 workforce and cost reduction initiatives, including the operating losses of the businesses exited; (4) $245 million of charges on the devaluation of the Venezuelan bolivar; (5) $90 million of charges associated with our legacy lump sum contracts in Iraq; and (6) $5 million of charges related to tax remediation and restatement expenses. EPS threshold, target and superior metrics were originally set at $0.90, $1.10 and $1.30, respectively, and were reduced by $0.03 to reflect intra-year divestitures. For additional information regarding these adjustments please see Weatherford’s Annual Report on Form 10-K for the year ended December 31, 2014. The EPS metric of our compensation program is a non-GAAP measurement. For more information and a reconciliation of GAAP and non-GAAP financial measures such as EPS, please see the Company’s current report on Form 8-K filed with the SEC on February 5, 2015.

(b)	“Annualized cost savings” means reductions in costs during the year, including more than $500 million related to headcount reduction and closure of uneconomic or marginal locations, as well as approximately $100 million of additional savings due to supply chain initiatives and reductions in foreign-exchange hedging costs and corporate professional fees. Annualized savings do not include any reductions in our cost base as a result of divesting any businesses from our previously announced divestiture program.
Weatherford is aligning the organizational structure to substantially reduce overhead in all forms; rationalize support functions; eliminate duplicate staff; and de-layering the organization. These actions are structural in nature and will change the Company’s cost structure permanently.

(c)	“Free cash flow” (“FCF”) means net income from continuing operations before charges and credits and including both core and non-core businesses, plus depreciation and amortization, plus or minus movement in working capital accounts (accounts receivable, inventories and accounts payable), minus capital expenditures. In 2014, FCF excludes the $253 million cash payment related to our FCPA settlement.

(d)	Mr. Mills metric weight for FCF was 25% (versus 20% for other NEOs) and he had a separate individual metric tied to reducing the number of days to complete the monthly and quarterly account closing process that had a 25% metric weight in lieu of net debt reduction and safety. Threshold for this metric was 9th workday close, target was 7th workday close and his superior was 5th workday close. He achieved target (7th workday close).

(e)	The safety objective includes lost-time injury rate (“LTIR”) and preventable vehicle injury rate (“PVIR”) and the safety incentive is split equally between these two measures.

2015 Annual Incentive Goals

For 2015, the Committee’s approach further evolved from the past two years. The Committee adopted a plan to ensure all of the Company’s key focus areas were included in the objectives for its executive officer group. Our 2015 performance goal to incentivize executive officers is as follows:

•	improve the Company’s performance as compared to our key oilfield service company peers: Schlumberger, Halliburton and Baker Hughes, or our “Significant Peers,” with a focus on both increased market share and profitability; and

•	respond to the cyclical downturn in the oil and gas industry, with an unrelenting focus on cost reduction, free cash flow and safety.

In connection with improving performance compared to our Significant Peers, the Compensation Committee approved a new component of executive compensation incentives which comprises a significant portion of the NEO’s objectives. The new component is based on a comparative performance matrix, or “CPM” structure, which calculates the year-over-year change in revenue and operating income, in each case measured as a percentage change, for the Company and our Significant Peers. The percentage change is ranked from one (best achievement) to four (worst achievement), and the revenue and operating income rankings are summed to get a total CPM score, which ranges from two (best achievement) to eight (worst achievement). Proportional downward adjustments to the total CPM score will be made if Baker Hughes and Halliburton merge in 2015.

While the Committee evaluates a larger group of peers when determining compensation for our NEOs (as described on page 43), the Committee believes the Significant Peers are most relevant and appropriate competitors for measuring the 50% (25% for Mr. Mills) component of non-equity

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COMPENSATION DISCUSSION AND ANALYSIS

compensation. Our customers (whether independent or national oil companies), the financial sector, and our investor community are most interested in our performance against these Significant Peers. It is with these companies that we share the greatest similarity in business purpose within the oilfield services sector, have the most similar client base, and, individually, are each integrated oilfield service companies with truly multi-international footprints. Industry analysts community measure Weatherford’s performance versus that of our Significant Peers. To include other companies outside of this Significant Peer group would include oil and gas operators and/or pure oil field manufacturers, against which our performance would be most difficult to measure accurately and with which we do not have the same symbiotic business purpose or strategic alignment. Measuring non-equity compensation against this Significant Peer group will be more rigorous than if we were to expand the population, especially given the Company’s current last-place standing in the CPM metric against the Significant Peers.

The objectives for our current NEOs are as follows:

Messrs. Duroc-Danner, Shivram and Mehta

•	50% related to total CPM score

•	20% related to cost reduction (defined by annualized cost savings)

•	20% related to free cash flow generation

•	10% for achievement of safety objectives

Mr. Mills

•	25% related to total CPM score

•	20% related to cost reduction (defined by annualized cost savings)

•	20% related to free cash flow generation

•	20% related to successful preparation of financials for, and reporting related to, our land rigs business

•	15% related to the transition of certain transactional accounting functions from our corporate group to regional financial hubs, which we believe will reduce costs, improve efficiency and enhance our internal controls.

For each of our current NEOs, under the 2015 plan, “annualized cost savings” means reductions in costs during the year, including, but not limited to, headcount reduction, further closure of uneconomic or marginal locations, reduction of support structures, and other savings. “Free cash flow” means net income from continuing operations before charges and credits, plus depreciation and amortization, plus or minus movement in working capital accounts (accounts receivable, inventories and accounts payable), minus capital expenditures. Acquisitions and divestitures and exceptional items such as government fines, large legal settlements and devaluations are excluded from the FCF calculation. The safety objective again includes lost-time injury rate and preventable vehicle injury rate and the safety incentive is split equally (5% and 5%) between these two measures.

The threshold, target and superior levels for annualized cost savings and free cash flow were set at levels that the Committee believes will maintain the same level of rigor and are appropriate for the following reasons:

•	The Company continues to believe that cost reductions are important and need to be a focus for the management team. Our direction in 2015 focuses on continuing to improve our cost structure. Weatherford is aligning the organizational structure to substantially reduce overhead in all forms; rationalize support functions; eliminate duplicate staff; and de-layering the organization. These actions are structural in nature and will change the Company’s cost structure permanently. We will also lower our direct costs to match the market volume drops. The Committee evaluated historical costs, including savings in 2014, market information, peer metrics, and set levels that will be difficult to reach, but if achieved, will drive shareholder value.

•	With respect to FCF, in 2014, the Company significantly missed the threshold metric for FCF, which was negative for the 2014 fiscal year.
The Committee set threshold, target and superior levels after carefully reviewing past performance, the Company’s outlook, strategy and enterprise goals. Achieving even the threshold will require an over $400 million improvement, which the Company believes is an appropriate increase to include in the NEO objectives.

The Committee determined that, given these executives’ senior roles at the Company, and the fundamental importance of these objectives in creating value for our shareholders, all of our current NEOs and most of our other officers, should have certain common objectives including the CPM score and cost savings. In lieu of these objectives, certain non-NEO corporate officers and Mr. Mills were given other goals with particular focus on their business or corporate responsibilities.

The table below shows the threshold, target and superior objectives for our current NEOs for 2015:

($ in millions, except per share amounts)

	Comparative
	Market share and		Free
Objective	Profitability	Cost Reduction	Cash Flow	Safety	Other
		Annualized
Performance Metric	CPM Score	Cost Savings	FCF	LTIR/PVIR	Accounting
Metric Weight (NEOs excluding Mr. Mills)	50%	20%	20%	10%	–
Metric Weight (Mr. Mills)	25%	20%	20%	N/A	35%
2015 Superior	2	$550	$400	0.11/0.50	–	(a)
2015 Target	4	$440	$300	0.12/0.51	–	(a)
2015 Threshold	6	$330	$200	0.13/0.52	–	(a)
2014 Actual	8	$602	($234)	0.13/0.53	–	(a)
(a)	Mr. Mills accounting objectives are 20% related to successful preparation of financials for, and reporting related to, our land rigs business, with the threshold met when carveout financials for the rigs business are complete, the target met when the rigs business is successfully reported as a separate segment in our 2015 financial quarterly statements and superior met when an independent audit for the rigs business is complete; and 15% related to the transition of certain transactional accounting functions from our corporate group to regional financial hubs, with the threshold met when all transactions to be moved are identified, target met upon delivery of a detailed plan for transition; and superior met upon delivery of a complete plan and business analysis that includes location for the regional financial hubs, employees to run each region identified and mapping of the move.

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee believes that these metrics are appropriate representations of and incentives towards the relevant objectives of improved year-over-year performance to peers, cost reduction, free cash flow generation and safety, and that the weighting assigned to each is appropriate. The targets are also tied to internal budgets and expectations and require significant improvement over the performance in 2014 compared to peers and incremental improvement and continued savings with respect to the non-CPM score objectives. The Committee believes these targets are rigorous, appropriate for our market, the shifting industry landscape, and are at or above market expectations.

The potential payouts under the 2015 annual bonus structure for our NEOs, expressed as a percentage of salary based on achievement of various levels, as shown in the table below, are percentages we determined to be within market ranges based on market data from the Company’s peer group and industry. These are the same percentages that were set for 2014 for individuals with similar titles. For each metric, the percentage of salary determined by performance would be multiplied by the weighting percentage for the metric shown above to determine the payout on that metric.

Performance Objectives (non-CPM)	Threshold	Target	Superior
Dr. Duroc-Danner	60%	120%	240%
Messrs. Shivram and Mehta	50%	100%	200%
Mr. Mills	37.5%	75%	150%

Performance Objectives (CPM)	Threshold(1)	Target	Superior
	50% (6 Score)	100% (4 Score)	200% (2 Score)
All NEOs	75% (5 Score)	150% (3 Score)
(1)	If the merger of Baker Hughes and Halliburton is consummated in 2015, the threshold will be adjusted to 50% (5 score) and 0% (6 score).

Award payments under the ICP are made after the public release of our year-end financial results for the applicable year, and after determination of the award payments by the Committee. No award payment is made until the calculation of the payment award is approved by the Committee. Plan awards earned for a year generally are paid in February or March of the following year. Awards are paid in cash in the currency in which the recipient is ordinarily paid.

In the event of unforeseen developments, the Committee may determine that modifying the ICP, the goals or the potential award payments would provide more appropriate incentives for executives. The Committee does not intend to exercise this discretion except in extraordinary circumstances. The Committee reserves the right in its sole discretion to adjust the financial metrics under the ICP to reflect, (1) the impact of material acquisitions or dispositions, (2) changes in our industry, (3) changes in macro-economic factors or conditions impacting the Company, (4) changes in market compensation practices and other circumstances, (5) changes in applicable laws, regulations or accounting practices, or (6) other matters that were not anticipated when the financial goals for the plan year were determined. The Committee also retains the discretion to make alternative bonus calculations, or to make retention awards or other awards, based on alternative or non-financial performance criteria if unexpected circumstances make such changes appropriate. The Committee does not intend to increase the potential payment amounts, even if an adjustment to the metrics is warranted.

Long-term Equity Incentive Compensation

Long-term equity incentives are designed to motivate management to enable the Company to achieve long-term performance improvements and serve to link a significant portion of compensation to shareholder returns. In March 2010, the Committee approved the 2010 Omnibus Incentive Plan (which was approved by our shareholders at our annual general meeting on June 23, 2010 and amended in 2012 and 2014), under which the Company may issue awards of long-term equity compensation from time to time consistent with the objectives and philosophy of our compensation programs. We generally grant long-term equity awards annually in February or March to incentivize future performance. See agenda Item 4 in this Proxy Statement for a further description of the 2010 Omnibus Incentive Plan.

Determination of Aggregate Value of Awards

In determining the total value of long-term incentive awards to be granted to each NEO, the Committee determines the award value as a nominal dollar amount in accordance with market data and considers, without giving particular weight to any specific factor, the position of the executive officer (both in terms of function and responsibilities), tenure, anticipated future contributions and the long-term incentive compensation of similarly situated executives in our peer group. In determining the number of restricted or performance units to award, the Committee looks to the closing share price as of the date of grant.

Forms of Long-term Incentives

Long-term incentive awards provide our NEOs with a benefit that increases only when the value of our shares increases, which aligns their interests with increasing shareholder value. Long-term incentives are equity-based and include restricted share units (“RSUs”) and performance units (“PUs”). In determining the form or forms of award grants, the Committee considers, among other factors, the seniority of the officer and the ability of the officer to impact our success, as well as the appropriateness of a particular security to the individual executive.

•	RSUs motivate our NEOs to strive for share price appreciation, as they are granted at the closing price on the date of grant, and the executive realizes value only when the units vest and the underlying shares are delivered. Except as provided below, RSUs generally vest in equal annual installments over a period of three years. Upon vesting, the holder of RSUs receives one ordinary share for each unit that vested. Holders of RSUs do not have voting rights or dividend participation rights until the underlying shares are delivered to them.

•	PUs have higher possible returns and also higher risk of the various forms of awards available to the Committee to grant. PUs also provide an even stronger correlation to shareholder value, as they vest, if at all, into a number of shares depending on achievement of specified performance targets. Except as provided below, PUs vest over a specified period of time, as determined for each award. PUs awarded in 2014 and 2015 vest in three equal installments over a three-year period. This vesting schedule was adopted in 2014 to alleviate drastic movements, or volatility, in stock price affecting abnormal payouts (high or low) based on a single, three-year stock performance measure. The Committee believes this will smooth out the stock price performance metric and any payouts that may occur through the vesting period of the PUs. The vesting schedule has a direct correlation between one-, two- and three-year stock price increases and executive compensation, which provides greater alignment with the long-term share growth. As a further improvement to stock price correlation, the 2015 PU awards include a month-long average share price measurement period.

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COMPENSATION DISCUSSION AND ANALYSIS

With regard to vesting of RSUs and PUs, (i) if the holder’s employment with the Company is terminated prior to the last (or sole) vesting date due to the holder’s death or “disability,” by the holder for “good reason” or by the Company without “cause,” or (ii) upon a change of control, then any restrictions that have not previously lapsed will lapse upon the occurrence of such event. If the holder’s employment is terminated for any other reason, any units with respect to which the restrictions have not lapsed will be forfeited to the Company. See additional descriptions and definitions in “Executive Employment Agreements” on page 41. Mrs. Ralston did not receive any shares under her awards upon her departure.

In March 2015, the Board, on the recommendation of the Compensation Committee, approved amendments to our 2010 Omnibus Incentive Plan that, if approved by shareholders, will prohibit the Company from purchasing underwater stock options and SARs without shareholder approval, see agenda Item 4 on page 53, which is further evidence of the Board and Compensation Committee’s oversight of compensations practices and its rigorous review of the Company’s compensation practices combined with responsiveness to shareholder feedback.

Grants in 2014

In February 2014, the Committee awarded long-term equity incentives of the following values to our NEOs, based on market comparisons:

Executive	2014 Award
Dr. Duroc-Danner	$8,000,000
Mr. Shivram	$3,000,000
Mr. Mehta	$3,000,000
Mr. Mills	$1,001,700
Mrs. Ralston(a)	$–
Mr. Gee(b)	$–
Mr. Jacobson(c)	$–

(a)	Mrs. Ralston did not join the Company until July 2014. At that time she was granted restricted share awards with a value of $1,385,519, based on the closing stock price on the date of grant. Mrs. Ralston did not recieve any shares under awards in January of 2015 when she left the Company.

(b)	Mr. Gee left the Company effective February 28, 2014.

(c)	Mr. Jacobson left the Company effective July 3, 2014.

These values were used to calculate a number of units awarded based on the closing share price on the date of grant and may not correlate to the value presented in our Summary Compensation Table on page 44. The values of PUs reflected in the table are based on a statistical option-value pricing model known as “Monte Carlo Valuation,” which is used for accounting purposes. We encourage you to review the Summary Compensation Table on page 44 and the subsequent tables.

Of the above awards, the Committee determined to grant 50% of awards in PUs and 50% in RSUs in order to align the NEO’s mix of long-term incentives and to more closely reflect the mix of performance and time-based awards to our peer group as opposed to 2013 where there was no mix in the awards for our CEO and COO. The Committee also found it appropriate to align the CEO’s and COO’s compensation mix and decision making with that of the rest of the Company’s executive officers and Shareholder interests. The RSUs vest over three years, with 1/3 of the awarded RSUs vesting each year. The PUs will vest over three years, with 1/3 of the awarded number of units vesting (or if the baseline performance goal is not met, being forfeited) each year. The Committee believes this allocation between RSUs and PUs is appropriate for the very competitive industry and is more appropriate compared to the Company’s peer group.

Each year’s vesting of PUs is calculated independently so that under-performance in any one year is not offset by over-performance in any other year. The PUs will be settled in ordinary shares issued under our 2010 Omnibus Incentive Plan, with the actual number of shares to be issued based on a multiple of each executive’s targeted number of PUs. At each vesting point, the number of shares to be issued will be based on the Company’s stock price at the end of the vesting period, i.e., the stock price as of the last trading day of each calendar year 2014, 2015 and 2016. The following table shows how the level of vesting will be calculated:

Company Stock Price ($ per share) on the last trading day of the calendar year ending(c):
Conversion
Performance Goal(a)	Percentage(b)	December 31, 2014	December 31, 2015	December 31, 2016
Less than BSP	0%	<BSP	<BSP	<BSP
10% increase in Stock Price	0% to 50%	≥BSP and <1.10 * BSP	≥BSP and <1.21 * BSP	≥BSP and <1.33 * BSP
15% increase in Stock Price	50% to 100%	≥1.10 * BSP and <1.15 * BSP	≥1.21 * BSP and <1.32 * BSP	≥1.33 * BSP and <1.52 * BSP
20% increase in Stock Price	100% to 200%	≥1.15 * BSP and <1.20 * BSP	≥1.32 * BSP and <1.44 * BSP	≥1.52 * BSP and <1.73 * BSP

(a)	Based on closing, or baseline share price (“BSP”), as of December 31, 2013, of $15.49.

(b)	Will be interpolated for intermediate results within the stock price range shown, up to a maximum of 200%.

(c)	Multiplier shown to the nearest hundredth, actual Company stock price set forth in the award agreements will govern.

The Committee believes that linking the results of these long-term incentive awards to the Company’s stock price is appropriate as this approach aligns the financial interests of the NEOs with those of the Company’s shareholders. The Committee further believes that the stock price is a useful target, since it should reflect, in one readily determinable number, several of the Company stated objectives, including cost reduction, capital efficiency, net debt reduction, and, in 2014, the disposition of non-core business lines. The Committee believes that the three-year vesting schedule of the RSUs and PUs requires the NEOs to focus on short-term results as well as the Company’s achievements over a longer term. In fact, if the Company’s stock price does not rise and remain above $15.49, the closing price on December 31, 2013, then the PUs provide no value to the NEOs. When setting the applicable stock prices used in the performance goals set forth above, the Committee

38    Weatherford International plc — 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

considered the Company’s one-year price targets (as published by various third-party analysts), the cyclical nature of the oil and gas industry, the volatility of the Company’s stock price, and the expected timeline for turnaround of the Company’s financial and operational performance.

On December 31, 2014, the Company’s closing stock price was $11.45, a reflection of the significant decline in the price of oil. As this price did not exceed any of the performance goals set forth above, no ordinary shares were issued in settlement of the first third of PUs awarded in 2014.

Grants in 2015

In January 2015, the Committee awarded long-term equity incentives of the following values to our current NEOs, based on market comparisons, peer information and the desire to retain qualified executives:

Executive	2015 Award
Dr. Duroc-Danner	$ 9,700,000
Mr. Shivram	$ 3,650,000
Mr. Mehta	$ 2,000,000
Mr. Mills	$ 1,200,000

For each of the officers who received awards, the Committee granted a mix of performance units and restricted share units as follows: Dr. Duroc-Danner, $5,700,000 PUs and $4,000,000 RSUs; Mr. Shivram, $2,150,000 PUs and $1,500,000 RSUs; Mr. Mehta, $1,000,000 PUs and $1,000,000 RSUs; and Mr. Mills, $700,000 PUs and $500,000 RSUs. This differs from the previous year, when the Committee granted 50% PUs and 50% RSUs by slightly increasing the percentage of awards that were PUs. The Committee believes this mix of awards better aligns the executive’s mix of long-term incentives with awards in our peer group and ties an additional portion of NEO performance to an increase in the Company’s share price, the metric used to determine whether PUs vest.

The RSUs vest over three years, with 1/3 of the awarded RSUs vesting each year. The PUs will vest over three years, with 1/3 of the awarded number of units vesting (or if the baseline performance goal is not met, being forfeited) each year.

Each year’s vesting of PUs is calculated as described above for the 2014 PU grant other than the measurement period, which was changed to extend the measurement period from one day to a one month average, i.e., it is based on the average of the closing stock prices as of each trading day in December of each calendar year 2015, 2016 and 2017. This enhancement was made in response to shareholder outreach and after carefully evaluating recent share price volatility. The following table shows how the level of vesting will be calculated:

	Average Company Stock Price ($ per share) each day of December in the calendar year ending(c):
	Conversion
Performance Goal(a)	Percentage(b)	2015	2016	2017
Less than BSP	0%	<BSP	<BSP	<BSP
10% increase in Stock Price	0% to 50%	≥BSP and <1.10 * BSP	≥BSP and <1.21 * BSP	≥BSP and <1.33 * BSP
15% increase in Stock Price	50% to 100%	≥1.10 * BSP and <1.15 * BSP	≥1.21 * BSP and <1.32 * BSP	≥1.33 * BSP and <1.52 * BSP
20% increase in Stock Price	100% to 200%	≥1.15 * BSP and <1.20 * BSP	≥1.32 * BSP and <1.44 * BSP	≥1.52 * BSP and <1.73 * BSP

(a)	Based on closing, or BSP of $11.78, which is the average closing stock price as of each trading day in December 2014.

(b)	Will be interpolated for intermediate results within the stock price range shown, up to a maximum of 200%.

(c)	Multiplier shown to the nearest hundredth, actual Company stock price set forth in the award agreements will govern.

The Committee continues to believe that linking the results of these long-term incentive awards to the Company’s stock price is appropriate as this approach aligns the financial interests of the NEOs with those of the Company’s shareholders for the reasons described above under the “Grants in 2014.”

For the 2015 grants, if the Company’s stock price does not rise and remain above $11.78, which is the average closing share price as of each trading day in December of 2014, then the PUs provide no value to the NEOs, a situation which occurred in 2014 when the Company’s stock price rose to $24.88 before the precipitous drop in oil price and before falling to $11.45 at the end of the year, thereby resulting in a zero conversion percentage. When setting the applicable stock prices used in the performance goals set forth above, the Committee considered the Company’s one year price targets (as published by various third-party analysts), the cyclical nature of the oil and gas industry and current depressed stock prices in the industry, the volatility of the Company’s stock price, and the expected timeline for improvement of the Company’s financial and operational performance.

OTHER SHARE GRANTS

Due to our suspension of the Executive Deferred Compensation Stock Ownership Plan (“EDC”) in 2008 (see “Retirement Plans—Suspended Deferred Compensation Plan” below), and in order to continue to encourage equity ownership as well as to compensate participants for the loss of this benefit, we grant participants in this plan, including our current NEOs (other than Mr. Shivram and Mrs. Ralston as this benefit ceased prior to their employment) and approximately 17 other non-executive senior management and key employees, quarterly grants of shares in an amount to approximate the benefits participants would have received had we not suspended the plan. The table entitled “Grants of Plan-Based Awards in 2014” on page 46 reflects these grants to our current NEOs (other than Mr. Shivram and Mrs. Ralston), and these grants are included in the Summary Compensation Table on page 44. We intend to discontinue further grants effective as of January 1, 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

PERQUISITES

We provide our NEOs with limited perquisites and other personal benefits that we believe are reasonable and consistent with the practices of our peer group. Perquisites made available to our NEOs include an annual car allowance or the use of a company car and the payment of club dues. The amounts of these perquisites are shown in the Summary Compensation Table on page 44 and the related footnotes.

EXPATRIATE BENEFITS

For our NEOs who are assigned to an international location outside their home country, we also provide reasonable and customary expatriate benefits, including relocation expenses, housing allowance and educational expenses for dependent children. The types and values of perquisites for each NEO are shown in the Summary Compensation Table and notes to that table on page 44. Dr. Duroc-Danner has declined to accept a housing allowance or educational expenses in connection with his assignment to Switzerland.

We also provide NEOs who are on international assignment a benefit designed to absorb part of the additional tax burden resulting from their assignment. We believe these benefits are standard in our industry and generally apply to non-management expatriate employees as well. We believe the level of tax benefit provided is reasonable and not excessive. Further, we believe the cost to the Company of providing this benefit is reasonable in light of the benefits we receive in having our officers assigned outside their home country.

The level of tax benefit we provide to NEOs assigned to our Geneva office is significantly less than the benefit we provide to non-executive employees on international assignment in other jurisdictions. We use a “hypothetical tax” model, in which we deduct a fixed amount from the executive’s cash and equity income (before any international assignment benefit) and then pay taxes on behalf of the executive in his home country and country of assignment. Many companies use a “tax equalization” method, in which the expatriate’s taxes are calculated based on what they would be in his or her home country if he or she were not on an international assignment, and the Company reimburses the expatriate for all taxes above that amount.

For our officers assigned to Switzerland, we generally deduct a 35% hypothetical tax. The effective result is that these officers pay a 35% flat tax on every dollar of income with no deductions and no exemptions. Other than Dr. Duroc-Danner, none of our current NEOs receives any expatriate benefits.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

The Committee considers the tax impact of our executive compensation programs. Section 162(m), as interpreted by U.S. Internal Revenue Service Notice 2007-49, imposes a $1 million limitation on the deductibility of certain compensation paid to certain officers. As a multi-national Irish company, the significant majority of our executive compensation is not a U.S. tax expense, so the section 162(m) deduction limitation may have a reduced impact on the Company. The Committee may take into account the potential application of section 162(m) on incentive compensation awards and other compensation decisions, and it may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for our executive officers.

RETIREMENT PLANS

DISCONTINUED EXECUTIVE RETIREMENT PLAN (“SERP”)

Historically, we maintained supplemental executive retirement plans. No new participants have been admitted to the plans since 2006. The original plan was frozen in 2008, and the successor plan was frozen in 2010, following which no additional benefits have accrued to the participants, other than de minimis interest accruals on cash balances which ceased after the conversion described below.

The only remaining participant in the plan is Dr. Duroc-Danner. In 2010, Dr. Duroc-Danner elected to convert his fully vested cash balance in the plan into approximately 4.4 million notional share units. He will receive these units upon leaving the Company or no later than January 1, 2017 and the value of these units will increase or decrease in direct correlation to the change in our share price. This provides a strong linkage to our share price performance.

40     Weatherford International plc — 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

SUSPENDED DEFERRED COMPENSATION PLAN (“EDC”)

We historically maintained the EDC for our executive officers and certain senior managers and key employees. We suspended the EDC in 2008 such that no new participants may join the plan, participants may not make compensation deferrals to the plan, and we do not make credits under the plan on behalf of participants. During 2012, the Committee elected to terminate this plan and make a partial distribution pursuant to it, resulting in the taxable distribution to participants of fully vested balances as of December 31, 2004. The Committee took this action to minimize the ongoing administrative burden of this suspended plan and in anticipation of higher 2013 personal income tax rates for most participants. All participants in the plan are fully vested in their plan balances. Cash sufficient to cover all participant accounts is maintained in a trust, and the Company does not expect to incur any further liability on distribution of participant accounts. All amounts under the EDC will be distributed upon the respective participants’ leaving the Company or no later than January 1, 2017. While our predecessor Swiss company generally made distributions under this plan in its registered shares, in conjunction with our 2014 redomestication, the trustee for the trust sold the shares held in trust and we plan to make future distributions in cash, as is permitted pursuant to an amendment to the EDC made in order to comply with Irish law.

The values of the benefits in the EDC and the change in the value of those benefits is set forth under the heading “Nonqualified Deferred Compensation” on page 48.

OTHER GENERALLY AVAILABLE BENEFITS AND OTHER COMPENSATION

Our NEOs are eligible for additional Company-wide benefits on the same basis as other full-time employees. These include a 401(k) plan or other pension plan depending on their jurisdiction, as well as health, medical and welfare programs. We also pay life insurance premiums on their behalf.

EMPLOYMENT AGREEMENTS

EXECUTIVE EMPLOYMENT AGREEMENTS

Our current NEOs have each entered into substantially the same form of employment agreement (the “Executive Employment Agreement”), except that Mr. Shivram’s agreement does not contain a “good reason” termination event for relocation and certain provisions were added to address potential changes in applicable law. Under the terms of the Executive Employment Agreement, if the Company terminates an executive’s employment for any reason other than cause, if the executive terminates his employment for good reason or if the employment is terminated as a result of the executive’s death or disability, the executive will be entitled to receive (i) an amount equal to three (or two, in the case of Mr. Mills) or an amount equal to one in the case of death, disability or due to the Company’s non-renewal of the agreement multiplied by the sum of the annual base salary received by the executive as of the date of termination plus the target level annual bonus that would be payable in the current fiscal year, and (ii) any accrued salary or bonus (pro-rated to the date of termination). In addition, under these circumstances, all dental and health benefits and all other welfare benefits will be maintained for one to three years after termination provided the executive makes his required contribution. We are required to pay legal fees and expenses incurred by the executive in any disputes regarding the Executive Employment Agreement, so long as the executive undertakes to reimburse the Company for such amounts paid if the executive is determined to have acted in bad faith in connection with the dispute.

Benefits potentially payable to our NEOs under the Executive Employment Agreement are described in greater detail under “Potential Payments upon Termination or Change of Control” beginning on page 49.

In March 2015, the Board of Directors, on the recommendation of the Compensation Committee, determined that the Company will not enter into employment agreements with future executive officers.

SEVERANCE BENEFITS

In the past, the Committee had determined that offering severance benefits (which may be payable in the event of a qualifying termination of employment prior to or following a change of control) is beneficial in recruiting and retaining executives and also encourages the retention of our officers during the pendency of a potential change of control transaction or other organizational changes within the Company. Our severance benefits and protections were intended to provide for payment to the executive officers in the event their employment with the Company is involuntarily terminated without cause (including in case of death or disability) or they resign for good reason and to encourage the executive officers to continue employment in the event of a potential “change of control.” The Committee believed that these benefits enhanced shareholder value and aligned our officers’ interests with those of our shareholders. However, in March 2015, the Board of Directors, on the

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COMPENSATION DISCUSSION AND ANALYSIS

recommendation of the Compensation Committee, determined that the Company will not enter into employment agreements with future executive officers. While the existing Executive Employment Agreement for each of our NEOs still provides severance benefits, the benefits provided by these agreements are generally more limited compared to the Company’s earlier historical agreements. Additionally, the severance benefits under the Executive Employment Agreement in the event of a change of control are “double-trigger” arrangements.

The potential payments that each of our NEOs would have received if a termination of employment had occurred on December 31, 2014 are set forth under the section entitled “Potential Payments Upon Termination or Change of Control” beginning on page 49.

TERMINATION OF EMPLOYMENT

The following paragraphs summarize separation compensation made to former NEOs of the Company as were required by the individual’s contractual agreements.

As highlighted throughout this Proxy Statement, in response to shareholder input, the Board of Directors, on the recommendation of the Compensation Committee, has determined that the Company will not enter into employment agreements with future executive officers.

Nicholas W. Gee, formerly the Executive Vice President - Strategy and Development and Chief Safety Officer of the Company, ceased to be an employee on February 28, 2014. In connection with rights under his Executive Employment Agreement, the Company paid Mr. Gee accrued vacation of CHF51,408, CHF21,134 in lieu of certain insurance benefits, a pro-rated 2014 bonus calculated at a target level of CHF95,881 and an additional amount of CHF3,645,336 (representing three times the sum of base salary plus annual bonus calculated at a target level). Further, in settlement of long-term equity-based incentive awards, Mr. Gee received a gross distribution of 440,084 shares of Weatherford’s stock with respect to RSUs and PUs. At the election of Mr. Gee, shares were withheld to satisfy his hypothetical tax obligation. In accordance with the Company’s tax procedure for international assignees, the Company will be responsible for Mr. Gee’s tax liability beyond the hypothetical taxes deducted from his cash and equity compensation and will incur the costs related to the preparation of his tax returns. In addition, the Company agreed to provide Mr. Gee, upon request with outplacement services, at a cost of up to $35,000.

William B. Jacobson, formerly the Senior Vice President, Co-General Counsel and Chief Compliance Officer of the Company, ceased to be an employee on July 3, 2014. In connection with his separation, the Company paid Mr. Jacobson accrued vacation of $74,519, a pro-rated 2014 bonus calculated at a target level of $252,055, and an additional amount of $4,500,000 (representing three times the sum of base salary plus annual bonus calculated at a target level), plus interest on certain deferred amounts estimated at $68,742. Further, in settlement of long-term equity-based incentive awards, Mr. Jacobson received a gross distribution of 330,090 shares of the Company’s stock with respect to RSUs and PUs. At the election of Mr. Jacobson, shares were withheld to satisfy the minimum tax withholding requirements. The Company agreed to provide Mr. Jacobson, upon request, with outplacement services, at a cost of up to $35,000.

No separation compensation was paid to Mrs. Ralston in connection with her departure from the Company in January 2015 other than accrued vacation and a pro-rated bonus based on achievement of certain performance metrics.

CLAWBACKS

CLAWBACK POLICY

Our Weatherford International Executive Compensation Clawback Policy sets out the terms under which we may seek to recover performance-based compensation from our officers. The purpose of the policy is to enable the Company to recoup performance-based compensation that is paid but it is subsequently determined not to have been earned because financial results are restated, including if the Committee determines that an officer has engaged in fraud, willful misconduct or gross negligence that has caused or contributed to a restatement of our financial statements. The Company may recoup all annual and long-term incentives with features based on the Company’s financial performance, whether paid in cash or equity.

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COMPENSATION DISCUSSION AND ANALYSIS

FURTHER CONSIDERATIONS FOR SETTING EXECUTIVE COMPENSATION

OVERSIGHT OF OUR EXECUTIVE COMPENSATION PRACTICES

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee currently consists of four directors, John D. Gass, William E. Macaulay (Chairman), Robert K. Moses, Jr. and Guillermo Ortiz. At all times in 2014, all of the persons serving on the Committee were independent, as defined by the standards of the NYSE, and satisfied the qualification standards of section 162(m) of the Code and Section 16 of the Exchange Act. The members of the Committee draw upon a combination of their respective business experience, other board service, advice from our independent compensation consultant, and director continuing education through third party service providers in order to keep themselves abreast of current trends and best practices in the area of executive compensation.

The Committee is responsible for, among other functions, reviewing and approving the total compensation for our NEOs consistent with the philosophy and objectives described above.

COMPENSATION CONSULTANTS AND INDEPENDENCE

As set forth in its charter, which can be found on our website, the Committee has the authority to retain and terminate compensation consultants to provide advice to the Committee. The Committee retained Longnecker & Associates (“L&A”) in 2014 to provide information, analyses and advice regarding executive compensation. The NYSE has adopted guidelines for compensation committees to consider when identifying Committee advisor independence. The Committee reviewed these guidelines and determined that L&A is an independent consultant, and L&A performs no services for the Company other than those related to executive and non-employee director compensation.

Our management communicates with L&A and provides data to L&A regarding our executive officers, but does not direct L&A’s activities. L&A has not performed or provided compensation services in the past to our management.

MARKET ANALYSIS AND PEER GROUP

When considering our compensation practices and levels, the Committee reviews the compensation practices and levels of a peer group of publicly-traded energy service and exploration and production companies to determine market levels. There are a limited number of companies and potential peers available for us to use in determining an appropriate peer group. The Committee periodically reviews the composition of our peer group to ensure that the companies in the group are relevant for comparative purposes and have executive positions with responsibilities similar to ours and that compete with us for executive talent. The Committee and L&A review data for potential peers relating to enterprise value, revenue and market capitalization. Based on these factors and directly comparable business lines, the Committee determined that the following companies are our peer group for 2014. The Company’s revenues were in the 47th percentile of this peer group. No changes were made to our peer group in 2014 or 2015. The peer group includes: Baker Hughes Incorporated; Cameron International Corporation; Halliburton Company; Nabors Industries Ltd.; National Oilwell Varco, Inc.; Noble Corporation plc; Schlumberger Limited; and Transocean Ltd.

RISK ANALYSIS OF OUR COMPENSATION PROGRAMS

The Committee reviews our compensation plans and policies to ensure that they do not encourage unnecessary risk taking and instead encourage behaviors that support sustainable value creation. In 2014, the Committee, with the assistance of L&A, reviewed the Company’s compensation policies and practices for executive officers, and believes that our compensation programs are not reasonably likely to have a material adverse effect on the Company. We believe the following factors reduce the likelihood of excessive risk-taking:

•	the program design provides a balanced mix of cash and equity, annual and long-term incentives, fixed and variable pay, and performance metrics;

•	maximum payout levels for bonuses are capped;

•	the Committee has downward discretion over incentive program payouts;

•	executive officers are subject to share ownership guidelines;

•	compliance and ethical behaviors are integral factors considered in all performance assessments; and

•	the Company has a clawback policy that covers performance-based compensation, whether paid in cash or equity.

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EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

This table shows the total compensation paid for the years ended December 31, 2014, 2013 and 2012 to our NEOs. Information is not provided for any year in which an individual was not a NEO.

Compensation paid to our former employees and NEOs, Nicolas W. Gee and William Jacobson, was paid upon their departure in 2014 as required under their contractual agreements with Weatherford and as described on page 42. In 2015, an additional former employee and NEO, Mrs. Dianne Ralston left the Company. In connection with her departure, she did not receive any separation compensation nor any vested shares under her equity awards. She did receive accrued vacation and a pro-rated bonus. As highlighted throughout this Proxy Statement, in response to shareholder feedback the Board of Directors, on the recommendation of the Compensation Committee, has determined that the Company will not enter into employment agreements with future executive officers.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive ($)(f)	Bonus ($)	Stock Awards ($)(g)	Change in Actuarial Value of Pension Benefit and Nonqualified Deferred Compensation Earnings ($)(h)	All Other Compensation ($)(i)	Total ($)
Bernard J. Duroc-Danner
Chairman of the Board,	2014	1,920,708	2,911,012	–	8,263,857	–	1,831,435	14,927,012
President and Chief	2013	1,901,171	2,506,046	–	7,742,425	–	1,008,245	13,157,887
Executive Officer(a)	2012	1,879,974	447,552	–	235,727	1,557,892	3,056,231	7,177,376
Krishna Shivram
Executive Vice President	2014	750,000	980,813	–	2,818,502	–	21,310	4,570,625
and Chief Financial Officer(b)	2013	116,477	120,822	300,000	3,936,649	–	4,327	4,478,275
Dharmesh Mehta
Executive Vice President	2014	744,167	980,813	–	3,101,686	–	24,283	4,850,949
Corporate Strategy	2013	699,167	750,750	250,000	2,919,787	–	23,840	4,643,544
	2012	620,000	111,600	–	3,614,101	–	23,160	4,368,861
Doug Mills
Vice President and Chief	2014	347,317	251,409	–	1,034,651	–	26,905	1,660,282
Accounting Officer
Dianne Ralston(c)
Former Executive Vice
President and General Counsel	2014	291,146	243,209	100,000	1,385,519	–	6,406	2,026,280
Nicholas W. Gee
Former Executive Vice President	2014	112,646	–	–	24,112	–	7,087,298	7,224,056
Strategy and Development and	2013	646,352	649,812	–	2,863,476	–	1,149,854	5,309,494
Chief Safety Officer(d)	2012	594,778	106,440	–	3,619,045	–	876,689	5,196,952
William B. Jacobson
Former Senior Vice President,	2014	511,364	–	–	209,277	–	4,913,405	5,634,046
Co-General Counsel and	2013	1,000,000	525,000	–	2,099,232	–	25,169	3,649,401
Chief Compliance Officer(e)	2012	1,000,000	93,600	–	2,786,086	–	18,306	3,897,992

(a)	Dr. Duroc-Danner’s salary for each of 2012, 2013 and 2014 was CHF 1,760,000. The change in value reflected above relates to changes in the USD-CHF exchange rate. Amounts shown in table represent the CHF salary translated to USD at the rate on the respective dates of payment.

(b)	Mr. Shivram joined the Company in November 2013.

(c)	Mrs. Ralston joined the Company on July 21, 2014 and left the Company on January 25, 2015. In connection with her departure, she did not receive any shares under her awards that were granted when she joined and as a result, she did not receive the value listed in the Stock Awards column. Therefore, her total realized compensation was $640,761 for 2014.

(d)	Mr. Gee’s 2012, 2013 and 2014 salary was denominated and paid in CHF. Amounts shown in table represent the monthly CHF salary translated to USD at the average exchange rate for each applicable month of the year. Mr. Gee left the Company effective February 28, 2014.

(e)	Mr. Jacobson left the Company effective July 3, 2014.

(f)	Values for 2012 relate to the Company’s safety performance exceeding the Superior target as prescribed in the 2012 ICP. Values for 2013 relate to the Company’s capital efficiency exceeding the superior target and its safety performance meeting or surpassing the target level as prescribed in the 2013 ICP. Values for 2014 relate to the Company’s EPS falling between threshold and target, annualized cost savings exceeding the superior target, net debt reduction exceeding the superior level and its safety performance meeting (LTIR) and surpassing (PVIR) the superior level. Amounts showing in this column for 2014, 2013 and 2012 were paid in 2015, 2014 and 2013, respectively, but relate to performance in the 2014, 2013 and 2012 fiscal years, respectively. For amounts paid in a currency other than USD, the payment was converted to USD using the appropriate foreign exchange rate as of the applicable payment dates.

44    Weatherford International plc — 2015 Proxy Statement

Executive Compensation Tables

(g)	Assumptions used in the calculation of these amounts are included in footnote 17 (Share Based Compensation) to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Mrs. Ralston did not receive any shares under her awards upon her departure in accordance with the terms of the award agreements, so she did not receive the value listed in this column. For the PUs granted during 2014, the value of the award at the grant date, assuming that the highest level of performance conditions will be achieved, are as follows:

Executive	Maximum Payout ($)
Bernard J. Duroc-Danner	$8,000,000
Krishna Shivram	$3,000,000
Dharmesh Mehta	$3,000,000
Douglas Mills	$ 1,001,700

(h)	This increase in actuarial value does not reflect additional compensation paid, but rather reflects an increase in the year-over-year present value of the actuarial benefit. This increase in actuarial value is presented as required by SEC regulations. No additional benefits accrued under the executive retirement plans for Dr. Duroc-Danner in 2012, 2013 or 2014. For information on the retirement plans and the freezing of these plans, see “Retirement Plans-Discontinued Executive Retirement Plan” in the Compensation Discussion and Analysis section of this Proxy Statement. For more information on the present value of the pension benefit, see “Pension Benefits” below.

(i)	All Other Compensation for 2014 consists of the following:

			Matching Contributions under 401(k) and		Expatriate
	Car/Car Allowance ($)	Club Membership Dues ($)	Other Contribution Plans ($)(1)	Life Insurance Premiums ($)	Geographic Differential ($)	Housing, Schooling and Other ($)	Net Taxes Paid ($)(2)	Termination Pay ($)(3)
Duroc-Danner	5,025	6,630	45,015	4,284	672,248	16,502	1,081,731	–
Shivram	10,800	1,656	5,072	3,782	–	–	–	–
Mehta	10,800	–	10,400	3,083	–	–	–	–
Mills	10,800	4,681	10,400	1,024	–	–	–	–
Ralston	5,175	–	–	1,231	–	–	–	–
Gee	3,337	–	5,720	374	50,691	33,770	2,662,001	4,331,405
Jacobson	5,400	–	10,400	2,289	–	–	–	4,895,316
(1)	Dr. Duroc-Danner is, and Mr. Gee was, a participant in the Weatherford International Swiss Pension Plan. Messrs. Shivram, Mehta and Mills are, and Mr. Jacobson was, participants in the U.S. 401(k) plan. Amounts shown represent Company contributions to those plans.
(2)	Net Taxes Paid represents the difference between cash taxes paid on behalf of the executive during the year and amounts withheld from the executive’s compensation for taxes during the year. Taxes paid by the Company to a taxing authority in 2014 with respect to taxes on income earned in previous years are shown in 2014.
(3)	For details of termination pay, see “Termination of Employment” in this Proxy Statement.

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Executive Compensation Tables

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted in 2014 to the NEOs.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	Grant Date Fair
	Grant		Threshold	Target	Superior	Threshold	Target	Maximum	Restricted Shares/Units	Value of Share Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)(2)
Bernard J. Duroc-Danner	Jan 3								3,776	56,904
	Feb 27		1,186,427	2,372,854	4,745,707
	Feb 27	(3)(4)				122,851	245,701	491,402		3,515,981
	Feb 27	(4)							245,701	4,000,012
	April 1								22,971	401,303
	July 1								9,924	226,168
	Oct 1								3,184	63,489
Krishna Shivram	Feb 27		375,000	750,000	1,500,000
	Feb 27	(3)(4)				46,069	92,138	184,276		1,318,495
	Feb 27	(4)							92,138	1,500,007
Dharmesh Mehta	Jan 3								1,688	25,438
	Feb 27		375,000	750,000	1,500,000
	Feb 27	(3)(4)				46,069	92,138	184,276		1,318,495
	Feb 27	(4)							92,138	1,500,007
	April 1								11,540	201,604
	July 1								1,368	31,177
	Oct 1								1,252	24,965
Douglas Mills	Jan 3								788	11,875
	Feb 27		131,250	262,500	525,000
	Feb 27	(3)(4)				15,383	30,765	61,530		440,247
	Feb 27	(4)							30,765	500,854
	April 1								3,175	55,467
	July 1								639	14,563
	Oct 1								584	11,645
Dianne Ralston	July 21		146,027	292,055	584,110
	July 25								57,586	1,385,519
Nicolas Gee	Jan 3								1,600	24,112
William B. Jacobson	Jan 3								2,360	35,565
	April 1								7,564	132,143
	July 1								1,824	41,569

(1)	Represents potential payments for the year ended December 31, 2014 under the terms of the Weatherford International Non-Equity Incentive Compensation Plan. See “Our Executive Compensation Program-Annual Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement for more information including specific payments for 2014. Mrs. Ralston was prorated based on the date that she joined the Company on July 21, 2014.

(2)	The grant date fair value of each of the awards was based on the Company’s closing share price on the date of the grant for restricted share unit awards and, for performance share unit awards, a calculated fair value derived using a Monte Carlo valuation model.

(3)	The amounts shown represent the aggregate threshold, target and maximum payment levels with respect to the grant of performance units tied to share price increase over the performance period. The number of shares shown in the “Threshold” column reflects the lowest possible payout (other than zero), representing 50% of the number of performance share units granted. If performance is below the threshold, no shares are paid. The number of shares shown in the “Target” column reflects a payout of 100% of the number of performance share units granted. The number of shares shown in the “Maximum” column reflects the highest possible payout of 200% of the number of performance share units granted.

(4)	Performance units and Restricted Share Units granted on February 27, 2014 vest in equal annual installments over a period of three years.

46     Weatherford International plc — 2015 Proxy Statement

Executive Compensation Tables

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table provides information about the number of outstanding equity awards held by our NEOs at December 31, 2014.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)		Market Value of Shares or Units of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested(1) (#)		Equity Incentive Plan Awards: Market or Payment Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Bernard J. Duroc-Danner	785,352	(2)	5.94	09/25/2015	–		–	–		–
	370,000		8.79	12/17/2016	–		–	–		–
	336,650		20.05	02/28/2016	–		–	–		–
	–		–	–	245,701	(3)	2,813,276	–		–
	–		–	–	–		–	343,938	(4)	3,938,090
	–		–	–	–			122,851	(5)	1,406,644
Krishna Shivram	–		–	–	92,138	(3)	1,054,980	–		–
	–		–	–				46,069	(5)	527,490
Dharmesh Mehta	–		–	–	3,000	(6)	34,350	–		–
	–		–	–	30,868	(7)	353,439	–		–
	–		–	–	83,118	(8)	951,701	–		–
	–		–	–	92,138	(3)	1,054,980	–
	–		–	–	–		–	23,151	(9)	265,079
	–		–	–				23,151	(9)	265,079
	–		–	–	–		–	62,339	(4)	713,782
Douglas Mills	–		–	–	–		–	46,069	(5)	527,490
	–		–	–	8,000	(10)	91,600	–		–
	–		–	–	23,333	(11)	267,163	–		–
	–		–	–	16,666	(12)	190,826	–		–
	–		–	–	30,765	(3)	352,259	–		–
	–		–	–	–		–	15,383	(5)	176,135
Dianne Ralston	–		–	–	57,586	(13)	659,360	–		–

(1)	The number of shares or units reported and the payout value reported are based on achieving the threshold performance level, which for performance units is 50%.

(2)	Option has been transferred to a family limited partnership for estate planning purposes.

(3)	Shares/units vested/vest in equal increments on each of February 27, 2015, 2016 and 2017.

(4)	Performance units vest on January 1, 2016.

(5)	Performance units vested/vest in equal increments on each of February 27, 2015, 2016, 2017.

(6)	Shares/units vested on February 2, 2015.

(7)	Shares/units vested on March 23, 2015.

(8)	Shares/units vested/vest in equal increments on each of March 7, 2015 and 2016.

(9)	Performance units vested on January 1, 2015.

(10)	Shares/units vest on May 22, 2015.

(11)	Shares/units vest in equal increments on each of May 7, 2015 and 2016.

(12)	Shares/units vest in equal increments on each of June 19, 2015 and 2016.

(13)	Shares/units were not received upon Mrs. Ralston leaving the Company in January of 2015.

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Executive Compensation Tables

OPTION EXERCISES AND SHARES/UNITS VESTED IN 2014

The following table provides information about shares, RSUs and PUs that vested, and the value realized on exercise and vesting by our NEOs during 2014. No options were exercised by our NEOs in 2014.

	Share and Unit Awards
	Number of Shares/Units Acquired on Vesting	Value Realized On Vesting
Name	(#)	($)(a)
Bernard J. Duroc-Danner	39,855	747,864
Krishna Shivram	–	–
Dharmesh Mehta	97,943	1,663,070
Douglas Mills	38,187	786,738
Dianne Ralston	–	–
Nicolas Gee(b)	453,866	7,540,474
William B. Jacobson(b)	415,514	8,800,259

(a)	Calculated using the closing price on date of vesting.

(b)	Messrs. Gee and Jacobson left the Company in 2014

PENSION BENEFITS

The following table and the information below it contain information regarding the SERP at December 31, 2014. Of our NEOs, only Dr. Duroc-Danner participates in the SERP. As described in the Compensation Discussion and Analysis section in this Proxy Statement, the SERP has been discontinued, and further benefit accruals under the SERP were frozen effective March 31, 2010. In May 2010, Dr. Duroc-Danner elected to convert his accrued pension benefit into approximately 4.4 million notional share units. Therefore, the actual benefit payable to Dr. Duroc-Danner on departure is that number of shares, not the amount reflected below. The actuarial value of the retirement benefit as of December 31, 2014 (using the same assumptions used for financial reporting purposes, with the exception of retirement age) is as follows:

	Actuarial Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	($)(1)	($)
Bernard J. Duroc-Danner	70,970,599	–

(1)	Value was determined using the projected unit credit actuarial cost method. The present value number, however, does not reflect the actual value of the eventual payment of these benefits as the payment will be in shares. As Dr. Duroc-Danner has reached retirement age according to plan calculations, there is no further discount to be applied. As a result, the amount above reflects the full benefit value in accordance with pension accounting.

For more information on our retirement plans and the values thereof, see “Retirement Plans” on page 40 of this Proxy Statement and “Previously Earned and Fully Vested Deferred Compensation” on page 51 of this Proxy Statement.

NONQUALIFIED DEFERRED COMPENSATION

We suspended the EDC in 2008 because of uncertainties concerning the application of Code Section 457, and no further benefits have accrued to participants since that time. Following the suspension, in May of 2012 we terminated the EDC. As a result of the termination, participants who had accrued benefits under the EDC prior to December 31, 2004, including Dr. Duroc-Danner, received a partial distribution of shares in May 2012 in respect of their accrued benefits. All remaining amounts in the EDC will be payable in cash to participants upon the occurrence of triggering events under the plan and, in any event, no later than January 1, 2017. All participants in the EDC are fully vested in their plan balances.

48    Weatherford International plc — 2015 Proxy Statement

Executive Compensation Tables

The following table and the information below it contain information regarding the NEOs who were participants under our deferred compensation plans in 2014.

Name	Executive Contributions in 2014 ($)(1)	Registrant Contributions in 2014 ($)(1)	Aggregate Earnings in 2014 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/14 ($)(3)
Bernard J. Duroc-Danner	–	–	(611,167)	–	1,732,145
Dharmesh Mehta	–	–	(13,614)	–	38,587
Douglas Mills	–	–	(30,482)	–	86,390

(1)	The EDC was suspended in 2008, there were no executive or Company contributions made during 2014, and, as a result, no corresponding amounts reported in the 2014 Summary Compensation Table.

(2)	Amounts represent stock price appreciation (depreciation) based on normal share price fluctuation as experienced by all Company shareholders.

(3)	The total current value at December 31, 2014 of the deferred salary of $1,732,145 for Dr. Duroc-Danner was comprised of executive contributions of $577,378 and Company contributions of $1,154,767 that were included as compensation in the Summary Compensation Table in previous years (before 2009). The total current value at December 31, 2014 of the deferred salary of $38,587 for Mr. Mehta and $86,390 for Mr. Mills was comprised of executive and Company contributions made prior to Messrs. Mehta and Mills becoming NEOs and are therefore not disclosed herein.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following summarizes the potential payments upon termination or change of control to our NEOs as of December 31, 2014. The potential payments described in this section assume the triggering event occurred on December 31, 2014. No information is provided in this section with regard to potential payments to former employees listed as NEOs in this Proxy Statement if such NEOs received payments pursuant to their Employment Agreements and such actual payments are described in this Proxy Statement separately under “Compensation Discussion and Analysis—Termination of Employment.”

As highlighted throughout this Proxy Statement, in response to shareholder input, the Board of Directors, on the recommendation of the Compensation Committee, has determined that the Company will not enter into employment agreements with future executive officers.

EXECUTIVE EMPLOYMENT AGREEMENTS

Under the terms of our Executive Employment Agreements with each of our current NEOs, if their employment is terminated, whether as a result of death, “disability,” “good reason,” “cause” or otherwise (each term as defined in the Executive Employment Agreements), the NEO (or his estate) will generally be entitled to receive the following compensation:

•	any unpaid salary and accrued vacation earned through the date of termination of employment (the “Earned Unpaid Salary”);

•	all benefits to which the executive is entitled or vested (or becomes entitled or vested as a result of termination) under the terms of all employee benefit and compensation plans, agreements, arrangements, programs, policies, practices, contracts or agreements in which the executive was a participant at the time of termination (the “Benefits Payment”);

•	an amount equal to the annual bonus amount that would be payable in the year of termination (pro-rated to the date of termination);

•	an amount equal to the sum of the base salary at the time of termination added to the target bonus amount (that would be payable in the year of termination), multiplied by three (two for Mr. Mills) in the event of a termination by us other than for cause or by the executive for good reason (other than non-renewal, as defined below) and multiplied by one in the case of a termination due to death, disability or for a termination for good reason due to the Company’s non-renewal of the agreement (the “Salary and Bonus Payment”);

•	any benefits payable under our retirement plans as of the date of termination (the “Retirement Plan Payment”). For more information regarding our retirement plans, see the “Pension Benefits” section in this Proxy Statement and “Retirement Plans” in the “Compensation Discussion and Analysis” section in this Proxy Statement;

•	all dental and health benefits under any plans that are provided to the NEO and his or her family prior to termination would be maintained after termination for a period of one to three years or such longer period as the plans may require, provided the NEO makes his required contribution and that such benefits are secondary to any benefits offered by another employer (the “Healthcare Benefit”); and

•	upon request, up to a maximum of $35,000 for outplacement services for the NEO, the provider of which would be selected and paid directly by us (the “Outplacement Benefit”) for a period not extending beyond the last day of the second taxable year following the taxable year in which the NEO’s termination occurs.

Under the Executive Employment Agreements, we will make required payments (other than the pro-rata bonus payment for the year of termination, which will be paid at the time bonus payments for that year would normally be paid) within 30 days after the date of the participant’s section 409A separation from service with the Company. However, if the participant is a section 409A specified employee, these payments will be made on the date that is six months following date of such separation from service with such payments (along with the Retirement Plan Payment) bearing interest at the prime rate per annum as of the date of termination.

The Executive Employment Agreements provide that if the employee is a participant in our now frozen retirement plan (which applies only to Dr. Duroc-Danner), he will be entitled to a “gross up payment” that is limited solely to the payments of penalties, excise or other taxes incurred

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Executive Compensation Tables

by him pursuant to Section 457A of the Code with respect to accrued benefits under our retirement plans. The Company does not believe that Section 457A would impose any such penalties, excise or other taxes. The Executive Employment Agreements expressly exclude gross-ups previously provided under those retirement plans. The Executive Employment Agreements do not provide for any other type of “gross up payments.”

Under the Executive Employment Agreements:

(i)	“cause” is defined as the willful and continued failure to substantially perform the executive’s duties with the Company (other than failure resulting from incapacity due to mental or physical illness or anticipated failure after the executive has provided a notice of termination for good reason) after written demand is made by the Board of Directors, or the willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

(ii)	“disability” is defined as the absence of the executive from his duties on a substantial basis for 120 calendar days as a result of incapacity due to mental or physical illness. If we determine that the executive is disabled, the NEO has 30 days from the date of our notice to the executive of intent to terminate employment by reason of disability to return to full-time performance of his duties. The executive may terminate his employment for disability if a physician selected by the executive determines that a disability has occurred.

(iii)	“good reason” generally means the occurrence of any of the following:

•	the assignment to the executive of any position, authorities, duties or responsibilities that are materially inconsistent with the executive’s position, authorities, duties or responsibilities as provided in the Executive Employment Agreement or any other action that results in a material diminution of the executive’s position, authorities, duties or responsibilities;

•	a relocation of the executive (a provision not included in Mr. Shivram’s agreement);

•	a material breach by the Company of the Executive Employment Agreement;

•	the Company’s giving of notice that the Executive Employment Agreement term will not be extended (“non-renewal”); or

•	the failure by the Company to require any successor to perform the Executive Employment Agreement between the executive and the Company.

After a change of control or other transaction in which our ordinary shares cease to be publicly traded, “good reason” also will be deemed to exist if the executive is assigned to any position, authority, duties or responsibilities that are not at the ultimate parent company of the surviving entity.

(iv)	“change of control” is generally deemed to occur if:

•	any person acquires 20% or more of our ordinary shares;

•	at least two-thirds of the members of the current Board of Directors cease to be directors other than in specified circumstances;

•	upon the consummation of a merger or similar transaction other than (1) a transaction in which the shareholders beneficially owning the registered shares outstanding immediately prior to the transaction represent at least two-thirds of the voting power immediately after the transaction, (2) a transaction in which no person owns 20% or more of the outstanding registered shares or voting power of the surviving entity, and (3) a transaction in which at least two-thirds of the members of the surviving entity are current members of the Board of Directors at the time the transaction was approved; or

•	approval or adoption by the Board of Directors or our shareholders of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s assets or a dissolution of the Company.

The Executive Employment Agreements contain a confidentiality provision. In no event, however, will an asserted violation of the confidentiality provision constitute a basis for deferring or withholding any amounts otherwise payable to the NEO under the Executive Employment Agreement.

Similarly, the Executive Employment Agreements contain non-competition and non-solicitation provisions which are generally applicable for one year from when the NEO ceases to be employed. The non-competition restrictions do not apply if the NEO terminates employment for any reason within one year following a change of control. Additionally, if the NEO voluntarily terminates employment other than for good reason, the non-competition restrictions shall apply only if (i) the Company notifies the NEO of its intent to enforce the non-competition provisions within 15 days following the NEO’s separation from service and (ii) the Company pays the NEO a lump sum amount equal to the sum of the annual base salary received by the NEO as of the date of termination and the NEO’s target annual bonus for the fiscal year during which the termination occurs.

We are required to pay legal fees and expenses incurred by the executive in any disputes regarding his employment agreement, so long as the executive undertakes to reimburse the Company for such amounts paid if the executive is determined to have acted in bad faith in connection with the dispute.

50    Weatherford International plc — 2015 Proxy Statement

PREVIOUSLY EARNED AND FULLY VESTED DEFERRED COMPENSATION

On termination of an NEO for any reason, the NEO would be entitled to a distribution of previously earned and fully vested deferred compensation, which is distributable in Company shares, cash or other investments pursuant to the applicable plan.

Accordingly, previously earned and fully vested deferred compensation would become distributable under our EDC, which is distributable in Company shares or cash and SERP, which is distributable in Company shares. The following table sets forth the dollar value as of December 31, 2014 of such previously earned and fully vested deferred compensation for our current NEOs.

Executive Compensation Tables

Name	$ Value of Shares to be Distributed
Bernard J. Duroc-Danner	52,080,188
Krishna Shivram	–
Dharmesh Mehta	38,587
Douglas Mills	86,390

TERMINATION FOR GOOD REASON, BY US AFTER A CHANGE OF CONTROL OR BY US OTHER THAN FOR CAUSE

The following table describes cash payments that would have been payable under the Executive Employment Agreements with respect to our current NEOs if an NEO’s employment had been terminated for good reason (other than as a result of non-renewal of the employment agreement), by the Company after a change of control (a “double-trigger”) or by the Company other than for cause, in each case assuming the termination had occurred on December 31, 2014. Amounts payable as a result of termination upon death, disability or termination by the executive for good reason as a result of non-renewal are set forth in additional detail below under “Termination Upon Death, Disability or For Good Reason as a Result of Non-Renewal.”

Name	Termination Obligations ($)(1)	Other Payment ($)(2)	Total ($)
Bernard J. Duroc-Danner	14,687,727	235,899	14,923,626
Krishna Shivram	5,538,506	89,063	5,627,569
Dharmesh Mehta	5,552,929	89,063	5,641,992
Douglas Mills	1,503,332	23,992	1,527,324

(1)	Represents accrued vacation, prorated bonus and Salary and Bonus Payment.
(2)	Represents contractual interest on payments deferred for six months in accordance with Section 409A.

In addition to the cash payments described above, the NEOs would have been entitled to receive certain non-cash compensation. The value of that non-cash compensation is set forth in the table below (the “Non-Cash Compensation Table”). Also, in accordance with the Company’s tax policy for international assignees, the Company would be responsible for Dr. Duroc-Danner’s tax liability beyond the hypothetical taxes deducted from his severance compensation and would incur the cost related to the preparation of his tax return.

Name	$ Value of Equity Awards	$ Value of Healthcare Benefit
Bernard J. Duroc-Danner	2,813,276	630,272
Krishna Shivram	1,054,980	25,668
Dharmesh Mehta	2,394,470	11,952
Douglas Mills	901,848	27,336

There are no additional rights granted to executives under the Executive Employment Agreements as a result of a change of control, other than providing that an executive can terminate his Executive Employment Agreement in connection with a change of control for a material diminution of the executive’s position, authority, duties or responsibilities (which will constitute good reason). Further, the Executive Employment Agreements provide that the Company will require any successor to all or substantially all of the Company’s business and/or Company’s assets to expressly assume and agree to perform the Executive Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement at or prior to the effectiveness of any such succession will entitle the NEO to compensation from the Company in the same amount and on the same

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Executive Compensation Tables

terms as the executive would be entitled if the executive were to terminate employment for good reason after a change of control, except that, (i) for purposes of implementing the foregoing, the date on which any such succession becomes effective will be deemed the date of termination and (ii) the Company will be given the opportunity to cure the foregoing.

The equity plans and related grant and award agreements in which our NEOs participate generally provide for the vesting of relevant grants and awards and acceleration of certain benefits upon a change of control. For certain outstanding option awards, our Board has the discretion upon a change of control whether to accelerate the vesting of the outstanding award, or require the award to be substituted or otherwise adjusted.

TERMINATION UPON DEATH, DISABILITY OR FOR GOOD REASON AS A RESULT OF NON-RENEWAL

In the event of a current NEO’s death, disability or termination by the executive for good reason as a result of non-renewal, he (or his estate) would be entitled to receive the compensation described above in “Termination for Good Reason, by Us After a Change of Control or by Us Other than for Cause,” except that:

•	the Salary and Bonus Payment would be reduced to a multiple of one times the officer’s salary and target bonus;

•	the NEO’s estate would receive life insurance proceeds in the amount of up to one time (two times in the case of Dr. Duroc-Danner) his salary or salary bracket, up to a maximum of $2,000,000;

•	if applicable, the NEO’s estate would receive accidental death and dismemberment proceeds in the amount of two times his salary, up to a maximum of $2,000,000; and

•	if applicable, the NEO’s estate would receive business travel accident proceeds in the amount of four times his salary, up to a maximum of $1,000,000.

The following table describes cash payments that would be required to be made under the Executive Employment Agreements with respect to our current NEOs and under our retirement plans in the event of an NEO’s death, disability or termination by the executive for good reason as a result of non-renewal. The amounts shown for such person in the table include amounts earned through such time and are estimates of the amount that would be paid out to the NEO upon termination. The actual amounts to be paid out can only be determined at the time of, and depend upon the circumstances surrounding, termination.

	Termination Obligations	Other Payment	Total
Name	($)(1)	($)(2)	($)
Bernard J. Duroc-Danner	6,868,919	108,843	6,977,762
Krishna Shivram	2,538,506	40,313	2,578,819
Dharmesh Mehta	2,552,929	40,313	2,593,242
Douglas Mills	890,832	14,039	904,871
(1)	Represents accrued vacation, prorated bonus and Salary and Bonus Payment.
(2)	Represents contractual interest on payments deferred for six months in accordance with Section 409A.

In addition to the payments set forth above, the NEO would also receive:

•	any unpaid salary through the date of termination;

•	all compensation set forth in the Non-Cash Compensation Table (Healthcare Benefit reduced to one year);

•	in the event of an NEO’s death, his estate would be entitled to the following life insurance proceeds: Dr. Duroc-Danner $2,000,000, Mr. Shivram and Mr. Mehta $750,000, Mr. Mills $350,000.

•	in the event of an NEO’s accidental death or dismemberment due to employment, the NEO or his estate would be entitled to the following proceeds: Dr. Duroc-Danner $2,000,000, Mr. Shivram and Mr. Mehta $1,500,000, Mr. Mills $700,000; and

•	in the event of an NEO’s death due to an accident while traveling on company business, his estate would be entitled to $1,000,000.

TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION

No special or additional payments are payable to any of the NEOs under the Executive Employment Agreements in the event of a termination for “cause” or voluntary termination of employment by the NEO for other than “good reason.”

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AGENDA ITEM 4 – APPROVE AMENDMENT TO THE WEATHERFORD 2010 OMNIBUS INCENTIVE PLAN

The Board of Directors recommends that you vote “FOR” this proposal.

We are asking our shareholders to approve an amendment to our 2010 Omnibus Incentive Plan, as amended and restated on June 17, 2014 (the “Plan”), as set forth in Annex A to this Proxy Statement to, among other things, replenish the pool of Weatherford ordinary shares available for issuance under the Plan by adding 15,000,000 shares. Amending the Plan has been approved by our Board, upon the recommendation of the Compensation Committee. A vote for this proposal will also constitute approval of the material terms of the performance goals set forth in the discussion of the Plan below for purposes of Code Section 162(m).

The Plan was approved by shareholders at our 2010 annual general meeting and reserved 10,144,000 shares for issuance thereunder. In 2012, shareholders approved an amendment to the Plan to increase the number of shares available thereunder to 28,144,000. The Plan was amended and restated in June 2014 to make technical modifications reflecting the change in the legal parent entity following our redomestication to Ireland. For the last five years, we have made annual long-term incentive awards and other grants to our officers and employees and annual grants to our non-employee directors under our Plan. We believe that this type of equity compensation is an effective means of attracting and retaining qualified key personnel with a focus on maximizing long-term shareholder value. However, we also recognize that it is important to strike a balance between concerns regarding the potential dilutive effect of equity awards and our ability to attract and retain key employees. In connection with the proposed amendment, the Compensation Committee evaluated the Company’s three-year average annual burn rate of 1.25%, which is well below the Institutional Shareholder Services (ISS) 2015 industry burn rate cap of 5.03%.

On April 8, 2015, we granted approximately 3.5 million shares to over 2,000 employees working in over 50 countries. In the third quarter of 2015 we expect to make an additional employee grant of approximately 3.0 million shares. We believe that this grant ensures that we are compensating our employees in a manner that is consistent with our competitors, where equity grants are customary and widespread practice. We believe this broad-based grant strengthens the relationship between the long-term value of our shares and the potential financial gain for our employees.

As of April 15, 2015, a total of approximately 2.6 million shares remained available for issuance under the Plan. Although the number of shares required for each annual or other grant varies based on a number of factors, including our share price at the time of the grant and the size of individual grants awarded, we do not believe that we have sufficient shares available under the 2010 Stock Plan for grants beyond the first quarter of 2016 with the broad-based employee grant described above. The closing price of our shares as reported on the NYSE on April 15, 2015 was $14.67. We believe that making additional shares available for grant in 2015 and in future years by way of the amendment is necessary to provide incentive opportunities to our officers, directors and employees and to align their interests with the interests of our shareholders. We anticipate that the additional shares that will be available for issuance by way of the amendment to the Plan (if the amendment is approved at the Annual General Meeting) will be sufficient to meet our needs for approximately three years.

The following table provides certain additional information regarding our outstanding and available equity under all of the Company’s equity plans

As of April 15, 2015
Total Stock Options Outstanding	6,437,772
Total Restricted Stock Awards and Unit Awards Outstanding	10,587,168
Total Performance Units Outstanding	3,132,334
Total Common Stock Outstanding	774,692,854
Weighted-Average Exercise Price of Stock Options Outstanding	$9.61
Weighted-Average Remaining Duration of Stock Options Outstanding	0.91 years
Total Shares Available for Grant under the 2006 Plan	2,871,596
Total Shares Available for Grant under the 2010 Plan	2,586,205

In addition to increasing the number of shares available for issuance under the Plan, the amendment includes revisions to certain Plan provisions to further protect shareholder interests and appropriately reflect our compensation philosophy and developments in compensation practices, as well as certain other technical amendments,  including:

•	amending the Plan’s definition of change of control so that it may not be made less restrictive via an award agreement under the Plan;

•	reducing the number of incumbent board members (currently “at least two-thirds”) that would trigger the change of control provision to “at least a majority,” which we believe is the more shareholder-favorable approach;

•	eliminating an inconsistent provision relating to the granting of awards, or their recipients, by the Compensation Committee that was originally included which we were a Swiss company; and

•	prohibiting the cancellation (i.e., “buying out”) of “underwater” stock options or SARs in exchange for cash or any other award without shareholder approval.

An ordinary resolution (i.e., a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present) is required to approve this proposal under Irish law. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Under Irish law abstentions and “broker non-votes” will not affect the voting results. However, under NYSE rules, abstentions will be considered votes cast. As a result, abstentions will have the effect of a vote against this proposal under NYSE rules. “Broker non-votes” will not affect the voting results for this proposal under Irish law or NYSE rules.

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If the amendment is not approved by our shareholders, we will continue to make awards under the Plan and our Weatherford International plc 2006 Omnibus Incentive Plan, as amended and restated (the “2006 Plan”), however, the awards will not be qualified performance-based compensation under Code Section 162(m). In the event that we have insufficient shares available for issuance under the Plan and the 2006 Plan to cover our projected grants beyond 2015, we may be required to significantly increase the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees. Replacing equity awards with cash awards may not align the interests of our executive officers with the interests of our shareholders and would increase our cash compensation expense and necessitate the use of cash that we could otherwise utilize in our operations. In no event does this proposal limit Weatherford’s right to pay compensation that does not qualify as performance-based compensation for purposes of Code Section 162(m).

Following is a summary of the material terms of the Plan and of certain tax effects of participation in the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Plan, and the proposed amendment. The Plan and proposed amendment are attached hereto as Annex A. To the extent that there is a conflict between this summary and the Plan, the terms of the Plan will govern.

Key Plan Provisions

As noted above, the Plan includes several provisions designed to protect shareholders’ interests and to reflect our compensation philosophy and developments we have made in improving our compensation practices, including:

•	Broad-Based Grants: The plan permits us to grant equity incentives to a broad group of employees, not only to executives and directors. We believe this broad-based approach provides a variety of benefits, including by aligning employees’ interests with those of our shareholders.

•	No Stock Option Repricing/Exchange: The Plan does not permit the repricing of options or SARs or the exchange of underwater options or SARs for cash or other awards without shareholder approval.

•	No Discounted Awards: Awards having an exercise price will not be granted with an exercise price less than the fair market value on the date of grant.

•	No “Evergreen” Provision: The Plan fixes the number of shares available for future grants (43,144,000, if the proposed amendment is approved) and does not provide an annual or automatic increase in the number of shares available for future grants.

•	Strict Change of Control Definition: No change of control would be triggered by mere shareholder approval of a business combination or similar corporate transaction, but only upon consummation of such a transaction. In addition, if the amendment is approved, no change of control would be triggered unless the incumbent members of the Board fail to constitute at least a majority of the Board (excluding the election of any such individual whose nomination or election was approved by two-thirds of the then incumbent Board).

•	Limitation on Reuse of Shares: The Plan does not allow shares to be added back to the aggregate number of shares that may be issued under the Plan if such shares were withheld, deducted or delivered in connection with required withholding tax payments, the exercise price of an option, the payment of the purchase price for restricted share awards, RSUs, performance share awards and PUs or the settlement of SARs.

•	Minimum Vesting and Performance Period: Restricted share awards, RSUs and other share-based awards that are not subject to performance goals have a minimum vesting period of three years, except (i) on certain terminations of employment, (ii) in connection with restricted share awards made in lieu of salary, cash bonuses or a non-employee director’s annual compensation or (iii) upon a change of control. Performance share awards and PUs that are subject to performance goals have a minimum performance period of one year, except on certain terminations of employment or upon a change of control.

•	Limit on Awards without Restriction: Restricted share awards, RSUs and other share-based awards that are not subject to minimum vesting periods and performance share awards and PUs that are not subject to minimum performance periods are limited to 5% of the total number of shares that may be issued or delivered under the Plan.

•	Independent Committee Administration: The Plan is administered by our Compensation Committee, which is composed entirely of independent directors.

We also have in place various policies that help align the interests of our directors and officers with those of our shareholders, including our share ownership guidelines for our NEOs, our policy prohibiting Section 280G or Section 409A tax gross-ups and our clawback policy that allows us to recover performance based compensation. These policies are described in the “Compensation Discussion and Analysis” beginning on page 26.

General Terms

The aggregate number of shares available for grant under the Plan, as proposed to be amended, will be 43,144,000 million. Each share that is subject to an award counts as one share against the aggregate number. The maximum number of shares subject to an option or share appreciation rights that may be granted under the Plan to an employee of Weatherford or any of its affiliates during any fiscal year is two million.

Generally, if an award granted under the Plan is forfeited or cancelled for any reason without the payment of consideration, the shares allocable to the forfeited or cancelled portion of the award are added back to the aggregate available for grant under the Plan and may again be subject to an award granted under the Plan. If shares are delivered or tendered to Weatherford for repurchase to satisfy the exercise price of any option award, those shares will not be added back to the aggregate number of shares available for grant under the Plan. If any shares are withheld from issuance to satisfy tax obligations associated with any award, those shares will count against the aggregate number of shares available for grant under the Plan.

The Compensation Committee (or other committee of the Board of Directors, as provided in the Plan) (“as used in this section, the Committee”) will administer the Plan and has the exclusive power, authority and discretion to interpret the terms of the Plan and correct any defect or supply any omission or reconcile any inconsistency. Any employee, non-employee director or other individual service providers (including consultants) of Weatherford or one of its affiliates is eligible for awards under the Plan. The Plan provides for awards of options, SARs, restricted shares, restricted share units, performance share awards, performance unit awards, other share-based awards and cash-based awards. An executive officer who, at the time of any grant of an award, is considered to be a “named executive officer” under the Exchange Act, may only be granted options, SARs, performance share awards, performance unit awards and cash-based awards.

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We currently have over 50,000 employees and nine non-employee directors. Any discretionary awards to non-employee directors must be approved by the Committee. The Committee may from time to time authorize our chief executive officer to grant awards to employees who are not, or prospective employees who will not be, executive officers or directors of the Company.

The Board of Directors may amend the terms of the Plan at any time, subject to the shareholder approval requirements of the NYSE and other rules and regulations applicable to Weatherford.

Awards granted under the Plan are generally non-transferable by the holder other than by will or under the laws of descent and distribution, and awards are generally exercisable during the holder’s lifetime only by the holder.

In case of certain corporate acquisitions by Weatherford, awards may be granted under the Plan in substitution for share options or other awards held by employees or other service providers of other entities who are about to become employees or other service providers of Weatherford or its affiliates. The terms and conditions of such substitute awards may vary from the terms and conditions set forth in the Plan to such extent as the Committee may deem appropriate to conform to the provisions of the award for which the substitution is being granted.

The Committee may establish certain performance goals applicable to certain awards, including performance share awards and performance unit awards granted under the Plan.

The Plan will continue indefinitely until it is terminated pursuant to its terms.

Performance Share Awards and Performance Unit Awards

The Committee determines the material terms of performance awards, including the amount of the award, any vesting or transferability restrictions, and the performance period over which the performance goal of such award will be measured, subject to the terms of the Plan. The maximum number of shares that may be granted as subject to a performance share award or performance unit award denominated in shares is two million shares per fiscal year for any holder. The maximum amount payable to any holder in respect of a performance unit award that is not denominated in shares with respect to any fiscal year in the performance period is $25 million per fiscal year.

The Committee may, in its sole discretion, grant performance share awards and performance unit awards that are either intended to qualify as “performance-based compensation,” within the meaning of Section 162(m) of the Code, or are not intended to so qualify. To the extent that a performance share award or performance unit award is intended to qualify as “performance-based compensation,” within the meaning of Section 162(m) of the Code, such award must be based on the attainment of one or more performance goals. A performance goal must be objective such that a third party having knowledge of the relevant facts could, at the end of the measurement period, determine whether the goal has been met in fact. Such a performance goal may be based on one or more business criteria that apply to the holder and may include business criteria for one or more business units of Weatherford, or Weatherford and one or more of its affiliates. The performance goal will be established by the Committee in its sole discretion based on measurements using one or more of the following business criteria: revenue, cost of sales, direct costs, gross margin, selling and general expense, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), depreciation, amortization, interest expense, EBT (earnings before taxes), net income, net income from continuing operations, earnings per share, cash, accounts receivable, inventory, total current assets, fixed assets (gross or net), goodwill, intangibles, total long-term assets, accounts payable, total current liabilities, debt, net debt (debt less cash), long-term liabilities, shareholders equity, total shareholder return, operating working capital (accounts receivable plus inventory less accounts payable), working capital (total current assets less total current liabilities), operating cash flow, total cash flow, capital expenditures, share price, market share, shares outstanding, market capitalization, or number of employees. The performance goal established by the Committee may also be based on a return or rates of return using any of the foregoing criteria and including a return or rates of return based on revenue, earnings, capital, invested capital, cash, cash flow, assets, net assets, equity or a combination or ratio therefrom. The criteria selected by the Committee may be used to calculate a ratio or may be used as a cumulative or an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or combination thereof, or other standard selected by the Committee. Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The criteria selected by the Committee will be calculated in accordance with (i) amounts reflected in Weatherford’s financial statements, (ii) U.S. generally accepted accounting principles or (iii) any other methodology established by the Committee prior to the Performance Goal Establishment Date (as defined below). Performance goals may be determined by including or excluding, in the Committee’s discretion (as determined prior to the Performance Goal Establishment Date), items that are determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principal, in each case, based on applicable accounting rules, or consistent with Weatherford’s accounting policies and practices in effect on the date the performance goal is established. Prior to the payment of any compensation based on the achievement of performance goals, the Committee must certify in writing that applicable performance goals and any of the material terms thereof were, in fact, satisfied.

Performance share awards and performance unit awards that are not intended to be “performance-based compensation,” within the meaning of Section 162(m) of the Code, may be based on other quantifiable business criteria.

All performance share awards and performance unit awards are generally subject to a minimum performance period of not less than one year, except for performance share awards and performance unit awards made in lieu of salary, cash bonuses or a non-employee director’s annual compensation. The Committee may also accelerate the vesting of performance share awards and performance unit awards in certain circumstances.

Performance unit awards are payable in cash or shares, or a combination of cash and shares, as specified in the applicable award agreement. Any payment under a performance unit award will be made either (i) by a date that is no later than two and one-half months after the end of the fiscal year in which the performance unit award payment is no longer subject to a “substantial risk of forfeiture” (as that term is defined in the Plan) or (ii) at a time that is permissible under Section 409A of the Code.

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Each holder of a performance share award will have all the rights of a shareholder with respect to the shares issued to the holder pursuant to the award during any period in which such issued shares are subject to forfeiture (including the right of Weatherford to repurchase such shares) and restrictions on transfer. These rights include the right to vote such shares. Holders of performance unit awards do not have any rights of a shareholder.

Any performance goal for a particular performance share award or performance unit award must be established by the Committee prior to the earlier of (i) 90 days after the commencement of the period of service to which such performance goal relates or (ii) the lapse of 25% of the period of service (the “Performance Goal Establishment Date”). In any event, the performance goal must be established while the outcome is substantially uncertain.

Other terms and conditions applicable to performance awards may be determined by the Committee at the time of grant.

Restricted Shares

The Committee may grant restricted shares to any eligible persons selected by it. The amount of an award of restricted shares, and any vesting or transferability provisions relating to such an award, are determined by the Committee in its sole discretion, subject to the terms of the Plan. Restricted share awards are generally subject to a minimum vesting period of not less than three years, except for restricted share awards made in lieu of salary, cash bonuses or a non-employee director’s annual compensation. The Committee may also accelerate the vesting of restricted share awards in certain circumstances.

Each recipient of a restricted share award will have the rights of a shareholder of Weatherford with respect to the restricted shares included in the restricted share award during any period of restriction established for the restricted share award. Dividends paid with respect to restricted shares (other than dividends paid by means of shares or rights to acquire shares) will be paid to the holder of restricted shares currently. Dividends paid in shares or rights to acquire shares will be added to and become a part of the holder’s restricted shares.

Restricted Share Unit Awards

The Committee determines the material terms of restricted share unit awards, including the vesting schedule (subject to the terms of the Plan) and any transferability restrictions or other conditions applicable to the award. Restricted share unit awards are generally subject to a minimum vesting period of not less than three years, except for restricted share unit awards made in lieu of salary, cash bonuses or a non-employee director’s annual compensation. The Committee may also accelerate the vesting of restricted share unit awards in certain circumstances.

A restricted share unit award is similar in nature to a restricted share award except that in the case of a restricted share unit, no shares are actually issued or transferred to the holder until a later date as specified in the applicable award agreement. As a result, a recipient of a restricted share unit award will not have the rights of a shareholder of Weatherford until such date as the shares are issued or transferred to the recipient. Each restricted share unit will have a value equal to the fair market value of a share.

Payment under a restricted share unit award will be made in either cash and/or shares, as specified in the applicable award agreement. Any payment under a restricted share unit award will be made either (i) by a date that is no later than two and one-half months after the end of the fiscal year in which the restricted share unit is no longer subject to a “substantial risk of forfeiture” (as that term is defined in the Plan) or (ii) at a time that is permissible under Section 409A of the Code.

In its discretion, the Committee may specify that the holder of a restricted share unit award is entitled to the payment of dividend equivalents under the award. Other terms and conditions applicable to restricted share units may be determined by the Committee at the time of grant.

Options

For options granted under the Plan, the Committee will specify the option price, size and term (which cannot exceed 10 years), and will further determine the option’s vesting schedule and any exercise restrictions. Other terms and conditions applicable to options may be determined by the Committee at the time of grant.

The exercise price for options may be paid (i) by cash, certified check, bank draft or money order, (ii) by means of a cashless exercise through a registered broker-dealer (subject to certain pre-approval requirements), or (iii) in any other form of payment that is acceptable to the Committee. The Committee may permit a holder to pay the option price and any applicable tax withholding by authorizing a third-party broker to sell all or a portion of the shares acquired upon exercise of the option and remit to Weatherford a sufficient portion of the sale proceeds to pay the option price and applicable tax withholding.

All options granted under the Plan are granted with an exercise price equal to or greater than the fair market value of the shares at the time the option is granted. Options may be granted either as incentive stock options (“ISOs”) or non-qualified stock options. The principal difference between ISOs and non-qualified stock options is their tax treatment. See “Federal Income Tax Consequences” below.

The Plan prohibits any repricing of options after their grant, other than in connection with a share split, payment of a share dividend or certain other corporate transactions. The Plan also prohibits the cancellation (i.e, “buying out”) of “underwater” stock options in exchange for cash or any other award without shareholder approval.

No options have been granted under the Plan since its inception in 2010.

SARs

Subject to the terms and conditions of the Plan, a SAR provides its holder with the right to receive an amount equal to the excess of (i) the fair market value of one share of Weatherford on the date of exercise of the SAR over (ii) the grant price of the SAR. All SARs granted under the Plan must have a grant price equal to or greater than the fair market value of the shares at the time the SAR is granted.

The Committee may determine the term of any SAR, so long as the term does not exceed 10 years. With respect to exercise of a SAR, the Committee, in its sole discretion, may also impose whatever terms and conditions it deems advisable, including any vesting or transferability provisions. The Committee will also determine the extent to which any holder of a SAR will have the right to exercise the SAR following such holder’s termination of employment or other severance of service with Weatherford.

Upon the exercise of a SAR, a holder will be entitled to receive payment in an amount determined by multiplying (i) the excess of the fair market value of a share on the date of exercise over the grant price of the SAR by (ii) the number of shares with respect to which the SAR is exercised. At

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the discretion of the Committee, this payment may be in cash, in shares of equivalent value, in some combination thereof, or in any other form that may be approved by the Committee.

The Plan prohibits any re-pricing of SARs after their grant, other than in connection with a share split, payment of a share dividend or certain other corporate transactions. The Plan also prohibits the cancellation (i.e., “buying out”) of “underwater” SARs in exchange for cash or any other award without shareholder approval.

Other Share-Based Awards

The Committee may also grant other types of equity-based or equity-related awards not otherwise described by the terms and provisions of the Plan in such amounts, and subject to such terms and conditions, as the Committee shall determine. These awards may involve the issuance or transfer of shares to holders, or payment in cash or otherwise of amounts based on the value of our shares, and may include awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Other share-based awards granted under the Plan are generally subject to a minimum vesting period of not less than three years, except for such other share-based awards made in lieu of salary, cash bonuses or a non-employee director’s annual compensation. The Committee may also accelerate the vesting of such other share-based awards in certain circumstances.

Each other share-based award will be expressed in terms of our shares or units based on shares, as determined by the Committee. Other terms and conditions applicable to other share-based awards may be determined by the Committee at the time of grant.

Cash-Based Awards

The Committee may grant cash-based awards in such amounts and upon such terms as the Committee may determine. Any payment with respect to a cash-based award will be made in cash. The maximum amount payable to any holder in respect of any cash-based award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, when aggregated with such holder’s performance unit awards that are not denominated in shares, if any, with respect to any fiscal year in the performance period, is $25 million per fiscal year. The Committee also may establish performance goals relating to cash-based awards based on the business criteria that apply to performance goals for performance share awards and performance unit awards. If the Committee decides to establish performance goals, the cash-based awards that will be paid out to the holder will depend on the extent to which the performance goals are met.

The Committee will determine the extent to which a holder’s rights under a cash-based award will be affected by the holder’s termination of employment or other severance from service with Weatherford. Other terms and conditions applicable to cash-based awards may be determined by the Committee at the time of grant.

Effects of Certain Transactions and Change of Control

The Plan provides that appropriate substitutions and adjustments shall be made by the Committee, in its sole discretion, to any outstanding award in case of any change in our issued and outstanding shares by reason of any share dividend or split, reverse split, recapitalization, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of Weatherford, or exchange of shares or other corporate exchange, or any distribution to shareholders of shares (including share dividends) other than regular cash dividends, or any transaction similar to the foregoing. For any award granted under the Plan, the Committee may specify the effect of a Change of Control (as defined in the Plan or an award agreement) of Weatherford with respect to that award.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of awards pursuant to the Plan under the law as in effect on the date of this Proxy Statement. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the Plan, nor does it address state, local, or non-U.S. taxes. The Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Options, SARs, Performance Unit Awards, Restricted Share Unit Awards and Other Share-Based Awards. A participant generally is not required to recognize income on the grant of an option, SAR, restricted share unit award, performance unit award or other share-based award. Instead, ordinary income generally is required to be recognized on the date the option (see ISO discussion below) or SAR is exercised, or in the case of restricted share unit awards, performance unit awards or other share-based awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award when the award vests. In general, the amount of ordinary income required to be recognized is: (a) in the case of an option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price; (b) in the case of a SAR, the fair market value of any shares or cash received upon exercise; and (c) in the case of restricted share unit awards, performance unit awards or other share-based awards, the amount of cash and/or the fair market value of any shares received in respect thereof.

ISOs. When a participant is granted an ISO, or when the participant exercises the ISO, the participant will generally not recognize taxable income (except for purposes of alternative minimum tax).

If the participant holds the shares for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are disposed of during this period, the option will be treated as a non-qualified stock option, and the participant will recognize ordinary income equal to the lesser of the fair market value of the shares on the exercise date minus the exercise price or the amount realized on disposition minus the exercise price. Any gain in excess of the ordinary income portion will be taxable as long-term or short-term capital gain.

Cash-Based Awards. Upon payment of a cash-based award, a participant is required to recognize ordinary income in the amount of the award.

Restricted Shares and Performance Share Awards. Unless a participant who receives an award of restricted shares or an award of performance shares makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary

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income on the award of restricted shares or performance shares. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares or performance shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a Section 83(b) election within 30 days of the date of transfer of the restricted shares or performance shares, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the participant paid, if any, for the shares.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Deductibility by Weatherford. To the extent that a participant recognizes ordinary income in the circumstances described above, Weatherford or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code (see “Performance Based Compensation” and “Parachute Payments” below).

Performance Based Compensation. With certain exceptions, Code Section 162(m) limits our U.S. corporate tax deduction for compensation in excess of $1,000,000 paid to our CEO and three other highest-paid executive officers (other than the principal financial officer). Compensation paid to these “covered employees” is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Code Section 162(m). By approving the proposed amendment, shareholders also will be approving the eligibility of executive officers and others to participate in the Plan, the per-person limitations, and the general business criteria on which performance objectives for performance-based awards under the Plan may be based. The Plan imposes per-person limitations, as described above. If shareholders approve the amendment, we intend that performance compensation awards (intended to be treated as qualified performance-based compensation as defined in Code Section 162(m)) granted to covered employees under the Plan will satisfy the requirements of qualified performance-based compensation under Code Section 162(m) in which case we will be entitled to a U.S. corporate tax deduction with respect to the payment of these awards. However, with respect to awards that are not intended to be treated as qualified performance-based compensation as defined in the Code, the deduction that we might otherwise receive with respect to awards to covered employees may be disallowed. As a multi-national Irish company, this U.S. corporate tax deduction limitation may have a reduced impact on the Company.

Parachute Payments. Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of options and benefits paid under other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible to the corporation.

Withholding. Awards under the Plan may be subject to tax withholding. When an award results in income subject to withholding, Weatherford may require the participant to remit the withholding amount to Weatherford or cause our shares to be withheld from issuance or sold in order to satisfy the tax withholding obligations.

Section 409A. Section 409A of the Code applies to compensation plans providing deferred compensation to employees, directors and consultants, and potentially could apply to the different awards available under the Plan. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Section 409A of the Code, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Section 409A of the Code are satisfied. It is the intent of Weatherford that awards under the Plan will be structured and administered in a manner that either complies with or is exempt from the requirements of Section 409A of the Code.

New Plan Benefits

As of the date of this Proxy Statement, no awards have been made with respect to the additional shares proposed to be approved for future grants of awards under the Plan. Future benefits under the Plan are not yet determinable. Any grants of awards under the Plan, and the terms and conditions of those awards, will be made in the discretion of the Committee.

58    Weatherford International plc — 2015 Proxy Statement

AGENDA ITEM 5 – AUTHORIZATION TO HOLD 2016 ANNUAL GENERAL MEETING OUTSIDE OF IRELAND

The Board of Directors recommends that you vote “FOR” this proposal.

Under Section 140 of the Irish Companies Act, 1963, and in accordance with Article 48 of the Company’s Articles of Association, the shareholders of the Company may authorize the holding of any annual general meeting of Shareholders at a location outside of Ireland. The Board may determine to hold the 2016 Annual General Meeting outside of Ireland, and is therefore asking our shareholders to authorize holding the 2016 Annual General Meeting at a location outside of Ireland.

The text of the resolution in respect of Proposal 5 is as follows:

“RESOLVED, that the Annual General Meeting of Shareholders for 2016 may be held at such place outside Ireland as may be determined by the Directors.”

An ordinary resolution (i.e., a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present) is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card will vote for the proposal. Abstentions and “broker non-votes” will not affect the voting results.

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OTHER INFORMATION

SHARE OWNERSHIP

SHARES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

This table shows the number and percentage of ordinary shares beneficially owned by each of our directors, each of the current and former executive officers named in the Summary Compensation Table that appears under “Executive Compensation Tables” in this Proxy Statement and all of our directors and current executive officers as a group. Share ownership information of our directors and current executive officers is as of April 23, 2015. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

	Amount and Nature of Shares Beneficially Owned
	Number of Shares		Total Shares	Percent of
Name	Owned	Right to Acquire(1)	Beneficially Owned	Outstanding Shares
Mohamed A. Awad	–	–	–	*
David J. Butters(2)	283,442	302,831	586,273	*
Bernard J. Duroc-Danner	1,261,450	6,040,490	7,301,940	*
John D. Gass	11,700	3,587	15,287	*
Emyr Jones Parry	46,212	–	46,212	*
Francis S. Kalman	3,200	3,587	6,787	*
William E. Macaulay(3)	942,890	10,710	953,600	*
Dharmesh Mehta	409,444	3,370	412,814	*
Douglas Mills	87,454	7,544	94,998	*
Robert K. Moses, Jr.	609,422	11,441	620,863	*
Guillermo Ortiz	56,862	–	56,862	*
Robert A. Rayne(4)	284,045	261,767	545,812	*
Krishna Shivram	160,616	–	160,616	*
All directors and current executive officers as a group (15 persons)	4,326,794	6,645,327	10,972,121	1.4%
Nicholas W. Gee(5) (former executive officer)	355,218	–	355,218	*
William B. Jacobson(6) (former executive officer)	303,977	–	303,977	*

*	Less than 1%.

(1)	Includes ordinary shares that can be acquired through share options exercisable through, and restricted share units that vest on or before, June 22, 2015. Also includes ordinary shares that can be acquired as a result of distributions pursuant to our Non-Employee Director Deferred Compensation Plan, or our Executive Deferred Compensation Stock Ownership Plan as applicable, based on the number of units allocated to each participant’s account as of April 23, 2015. In the case of Dr. Duroc-Danner, also includes notional share units representing the right to receive ordinary shares under our discontinued supplemental executive retirement plan. See “Retirement Plans – Discontinued Executive Retirement Plan” in the Compensation Discussion and Analysis section in this Proxy Statement.

(2)	Includes 55,088 shares held by Mr. Butters’ wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership.

(3)	Includes 26,472 shares held by Mr. Macaulay’s wife and 15,504 shares held in the name of or in trust for Mr. Macaulay’s adult daughters, over which he has no voting or dispositive power and as to all of which he disclaims beneficial ownership.

(4)	Excludes 1,845,000 shares beneficially owned by LMS Capital, of which Mr. Rayne serves as a non-executive director, and affiliates of LMS Capital. Mr. Rayne disclaims beneficial ownership of all of the shares beneficially owned by LMS Capital.

(5)	Share ownership information that is presented for Mr. Gee is based on his last-filed Form 4 dated February 15, 2014, and corporate records of shares distributed to him subsequent to his departure from the Company in February 2014.

(6)	Share ownership for Mr. Jacobson is based on his last-filed Form 4 dated July 3, 2014 and corporate records of shares distributed to him in connection with his departure from the Company in July 2014.

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OTHER INFORMATION

SHARES OWNED BY CERTAIN BENEFICIAL HOLDERS

This table shows information for each person who may be deemed to beneficially own 5% or more of our outstanding ordinary shares as of April 23, 2015, as contained in filings made by the shareholder with the SEC.

			Percent of Outstanding
Name and Address of Beneficial Owner	Number of Shares		Shares(1)
ClearBridge Investments, LLC	77,580,277	(2)	10.0%
620 8th Avenue
New York, New York 10018
Dodge & Cox	75,010,077	(3)	9.7%
555 California Street, 40th Floor
San Francisco, California 94104
Capital World Investors	57,800,000	(4)	7.5%
333 South Hope Street
Los Angeles, California 90071
The Vanguard Group	44,339,646	(5)	5.7%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)	The percentage indicated is based on 774,759,412 outstanding shares as of April 23, 2015.

(2)	The number of shares is based on the Schedule 13G/A filed with the SEC on February 17, 2015. According to the filing, (i) the beneficial owner has sole voting power over 75,348,578, shares and sole dispositive power over all shares, and (ii) the beneficial owner does not have shared voting or dispositive power over any of the shares.

(3)	The number of shares is based on the Schedule 13G/A filed with the SEC on February 13, 2015. According to the filing, (i) the beneficial owner reports sole voting power over 72,714,327 shares and sole dispositive power over all shares, and (ii) the beneficial owner does not have shared voting or dispositive power over any of the shares.

(4)	The number of shares is based on the Schedule 13G filed with the SEC on February 13, 2015 by Capital World Investors, a division of Capital Research and Management Company (“CRMC”). CRMC act as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and disclaims beneficial ownership of the shares pursuant to Rule 13d-4. According to the filing, (i) the beneficial owner reports sole voting and sole dispositive power over all shares, and (ii) the beneficial owner does not have shared voting or dispositive power over any of the shares.

(5)	The number of shares is based on the Schedule 13G filed with the SEC on February 10, 2015. According to the filing, (i) the beneficial owner (including wholly-owned subsidiaries) reports sole voting power over 632,626 shares and sole dispositive power over 43,775,989 shares, and (ii) the beneficial owner does not have shared voting power over any of the shares and has shared dispositive power over 563,657 of the shares.

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OTHER INFORMATION

MANDATORY MINIMUM SHARE OWNERSHIP GUIDELINES

The Board believes that it is important to align the interests of management with the interests of our shareholders. In furtherance of this philosophy, the Company has adopted the following mandatory minimum share ownership guidelines. Share ownership includes shares owned directly as well as equity-based awards not yet fully vested, deferred compensation plans and retirements plans (including our 401(k) plan and suspended plans). The minimum guidelines are based on a multiple of base salary or, in the case of directors, annual cash retainer. The guidelines are as follows:

Chief Executive Officer	6x

Other Executive Officers	3x

Directors	5x

A transition period of two years is allowed for new directors to achieve the ownership amount. Executive officers are required to achieve ownership amounts within three years of hire or appointment.

The Committee has reviewed the share ownership of our executive officers and directors and, subject to the transition periods described above, determined that they meet or exceed these share ownership guidelines. For example, our CEO currently owns more than 10 times his annual base salary.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

All of our executive officers and directors are required to file initial reports of share ownership and reports of changes in ownership with the SEC pursuant to Section 16(a) of the Exchange Act.

We have reviewed these reports, including any amendments, and written representations from the executive officers and directors of the Company. Based on this review, we believe that, except as set forth below, all filing requirements were met for the executive officers subject to Section 16(a) and our directors during 2014. Due to an administrative error, a Form 4 for Mr. Dharmesh Mehta related to a withholding of a portion of vested restricted share units to satisfy tax withholding obligations upon vesting that was required to be filed by February 4, 2014 was not filed until February 13, 2014.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report contained in this Proxy Statement are not deemed to be soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings we make under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate any of this information by reference. Information contained in or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

PRESENTATION OF IRISH STATUTORY ACCOUNTS

The Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2014, including the reports of the Directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts are available with the Proxy Statement, and the Company’s Annual Report at www.weatherfordannualmeeting.com and in the Investor Relations section of the Company’s website at www.weatherford.com.

PROPOSALS BY SHAREHOLDERS

Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder’s proposal in its Proxy Statement and identify the proposal in its form of proxy when the company holds a meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the Proxy Statement and proxy card relating to our 2016 Annual General Meeting, your proposals must be received by us by January 2, 2016, and must otherwise comply with Rule 14a-8. Any proposal received after such date will be considered untimely.

If you desire to bring a matter before the 2016 Annual General Meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in our Articles. Our Articles provide that any

62    Weatherford International plc — 2015 Proxy Statement

OTHER INFORMATION

shareholders together representing not less than 860,000 shares may request for inclusion of an item on the agenda or a nominee. To be timely for an annual general meeting, a shareholder’s notice to the Corporate Secretary as to the business or nominations to be brought before the meeting must be delivered to or mailed and received by the Corporate Secretary at the address specified below not less than 60 calendar days nor more than 90 calendar days before the first anniversary of the Company’s annual general meeting for the prior year; provided, however, that in the event that no annual general meeting was held the previous year or the date of the annual general meeting is not within 30 calendar days before or after such anniversary date, a member’s notice in order to be timely must be so received not later than the close of business on the 10th calendar day after the date on which public announcement or other notification to the shareholders of the date of the contemplated annual general meeting is first made by the Company.

In no event will the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information that would be required to be included in a Proxy Statement pursuant to the rules of the SEC.

We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our Articles. They are available on our website at www.weatherford.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Memorandum and Articles of Association.” Shareholders also may obtain a copy of these documents free of charge by submitting a written request to our Corporate Secretary at Bahnhofstrasse 1, 6340 Baar, Switzerland.

Any shareholder proposal (including the nomination of any director), whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at the Company’s registered office, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

OTHER BUSINESS

We know of no other business that will be brought before the Annual General Meeting. Under our Articles, shareholders may only bring business before a general meeting if it is requested within the time limits described above in the section entitled “Proposals by Shareholders” or if it is otherwise provided under Irish law or our Articles. If any other matters are properly presented, the persons named on the proxy card will vote the shares represented by proxies as they deem advisable.

HOUSEHOLDING

The SEC permits a single Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one Proxy Statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate Proxy Statement in the future, or if any such beneficial shareholder that elected to continue to receive separate Proxy Statement wishes to receive a single Proxy Statement in the future, that shareholder should contact their broker or send a request to our U.S. Investor Relations Department at 2000 St. James Place, Houston, Texas 77056. Telephone requests may be directed to +1 (713) 836-4000. We will deliver, promptly upon written or oral request to our U.S. Investor Relations Department, a separate copy of this Proxy Statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

ADDITIONAL INFORMATION AVAILABLE

The 2014 Annual Report on Form 10-K and the audited consolidated financial statements of Weatherford for the year ended December 31, 2014 and accompanying auditor’s reports have been filed with the SEC. Complete copies of these materials are available on our website at www.weatherford.com. Any record shareholder may also obtain a copy of these documents free of charge by contacting our U.S. Investor Relations Department in writing at 2000 St. James Place, Houston, Texas 77056 or by telephone at +1 (713) 836-4000. Copies of any exhibits to Weatherford Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you have any other questions about us, please contact our U.S. Investor Relations Department at the address or phone number above or visit our website.

May 1, 2015

By Order of the Board of Directors

Natalia G. Shehadeh

Corporate Secretary

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ANNEX A – FIRST AMENDMENT TO WEATHERFORD INTERNATIONAL PLC 2010 OMNIBUS INCENTIVE PLAN

RECITALS

A.	Weatherford International plc, an Irish public limited company (the “Company”), previously adopted the Weatherford International plc 2010 Omnibus Incentive Plan, as amended and restated on June 17, 2014 (the “Plan”);

B.	Article XIV of the Plan provides that the Board of Directors of the Company (the “Board”) may amend or modify the Plan at any time, in whole or in part, provided that no amendment or modification of the Plan shall be made without shareholder approval if shareholder approval is required by applicable law or stock exchange rules;

C.	The Board, upon the recommendation of the Compensation Committee of the Board and subject to the approval of the Company’s shareholders, has determined that it is advisable to amend the Plan to: (i) increase the number of shares available for awards under the Plan; (ii) update certain definitions and amend the definition of “Change of Control” ; (iii) amending and restating Section 3.2; and (iv) expressly prohibit the replacement of underwater options or share appreciation rights granted under the Plan with options or share appreciation rights having a lower exercise price, any other award or cash without shareholder approval;

NOW, THEREFORE, effective for new awards granted under the Plan on or after the date on which this amendment is approved by the shareholders of the Company, the Plan is hereby amended as follows:

1.	By amending and restating Section 2.1 of the Plan in its entirety to read as follows:

“Act ” means the Companies Act 2014 of Ireland.

2.	By amending and restating Section 2.8 of the Plan in its entirety to read as follows:

“Change of Control” means, unless otherwise set forth in an Award Agreement containing more restrictive language, the occurrence of any event set forth in any one of the following paragraphs:

(a)	any Person is or becomes the Beneficial Owner, directly or indirectly, of twenty percent (20%) or more of either (i) the then outstanding Ordinary Shares of the Company (the “Outstanding Company Ordinary Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities ”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) below;

(b)	individuals, who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	the consummation of an acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its Subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s Assets (any of which, a “Corporate Transaction”), unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (i) all of the individuals and Entities who were the Beneficial Owners, respectively, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction own or beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of, respectively, the Outstanding Company Ordinary Shares and the combined voting power of the Outstanding Company Voting Securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the Entity resulting from such Corporate Transaction (including, without limitation, an Entity (including any new parent Entity) which as a result of such transaction owns the Company or all or substantially all of the Company’s Assets either directly or through one (1) or more Subsidiaries or Entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Ordinary Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any Entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such Entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more

64    Weatherford International plc — 2015 Proxy Statement

ANNEX A – FIRST AMENDMENT TO WEATHERFORD INTERNATIONAL PLC 2010 OMNIBUS INCENTIVE PLAN

of, respectively, the then outstanding shares of common stock of the Entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such Entity except to the extent that such ownership existed prior to the Corporate Transaction and (iii) at least a majority of the members of the board of directors (or other governing body) of the Entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction; or

(d)	approval or adoption by the Board or the shareholders of the Company of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s Assets or the dissolution of the Company, excluding any transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) above.

3.	By deleting the first sentence of Section 2.47 of the Plan and inserting the following language in lieu thereof:

“Subsidiary” or “Subsidiaries” or “Subsidiary Corporation” means any Entity or Entities which is a subsidiary, or are subsidiaries, of the Company within the meaning of Section 7 of the Act.

4.	By amending and restating Section 3.2 of the Plan in its entirety to read as follows:

Participation. Subject to the terms and provisions of the Plan, the Committee may, from time to time, select the persons to whom Awards shall be granted and shall determine the nature and amount of each Award. No person shall have any right to be granted an Award pursuant to the Plan.

5.	By deleting the first sentence of Section 4.2 of the Plan and inserting the following language in lieu thereof:

The aggregate number of Shares with respect to which Awards may be granted under the Plan (including any substitute Awards granted pursuant to Article XII) is 43,144,000.

6.	By amending and restating Section 14.1 of the Plan in its entirety to read as follows:

Amendment, Modification, Suspension, and Termination. Subject to Section 14.2, the Board may, at any time and from time to time, alter, amend, restate, modify, suspend, or terminate the Plan in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.5, the Board shall not directly or indirectly lower the Option Price of a previously granted Option or the grant price of a previously granted SAR or cancel any outstanding Option or outstanding SAR in exchange for a replacement Option or SAR having a lower exercise price, any other Award or cash; and no amendment or modification of the Plan shall be made without shareholder approval if shareholder approval is required by applicable law or stock exchange rules.

*     *    *

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ANNEX A – FIRST AMENDMENT TO WEATHERFORD INTERNATIONAL PLC 2010 OMNIBUS INCENTIVE PLAN

Except as expressly amended hereby, in all other respects, the Plan remains unchanged.

The foregoing amendment was approved and adopted by the Board on March 19, 2015.

WEATHERFORD INTERNATIONAL PLC

By:

Name:

Title:

66    Weatherford International plc — 2015 Proxy Statement

WEATHERFORD INTERNATIONAL PLC
2010 OMNIBUS INCENTIVE PLAN

(AS AMENDED AND RESTATED ON JUNE 17, 2014)

Weatherford International plc — 2015 Proxy Statement    A-1

A-2    Weatherford International plc — 2015 Proxy Statement

ARTICLE III	Eligibility and Participation	A-11

3.1	Eligibility	A-11
3.2	Participation	A-11

ARTICLE IV	General Provisions Relating to Awards	A-11

Weatherford International plc — 2015 Proxy Statement    A-3

A-4    Weatherford International plc — 2015 Proxy Statement

Weatherford International plc — 2015 Proxy Statement    A-5

ARTICLE XIV	Amendment or Termination of Plan	A-25

14.1	Amendment, Modification, Suspension, and Termination	A-25
14.2	Awards Previously Granted	A-25

ARTICLE XV	Miscellaneous	A-25

A-6    Weatherford International plc — 2015 Proxy Statement

ARTICLE I

PURPOSE AND DURATION

1.1	Purpose of the Plan. The Plan is intended to advance the best interests of the Company, its Affiliates and its shareholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their Employment or affiliation with the Company or its Affiliates. The Plan permits the grant of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Cash-Based Awards and Other Share-Based Awards. The Plan became effective on the date the Plan was originally approved by the shareholders of the Company (the “Effective Date”) and was amended and restated on June 17, 2014 (the “Restatement Date”).

1.2	Duration of Plan. The Plan shall continue indefinitely until it is terminated pursuant to Section 14.1. No ISOs may be granted under the Plan on or after the tenth anniversary of the Effective Date. The applicable provisions of the Plan will continue in effect with respect to an Award granted under the Plan for as long as such Award remains outstanding.

ARTICLE II

DEFINITIONS

The words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

2.1	“Act” means the Companies Act 1963 of Ireland.

2.2	“Affiliate” means any Entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by ” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or other governing body) of the controlled Entity, or (b) to direct or cause the direction of the management and policies of the controlled Entity, whether through the ownership of voting securities, by contract or otherwise.

2.3	“Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Other Share-Based Awards and Cash-Based Awards, in each case subject to the terms and provisions of the Plan and any applicable Award Agreement, the consideration for which may be services rendered to the Company and/ or its Affiliates. “Award Agreement” means the written or electronic agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.

2.4	“Award Agreement” means the written or electronic agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.

2.5	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2.6	“Board” means the board of directors of the Company.

2.7	“Cash-Based Award” means an Award granted pursuant to Article XI.

2.8	“Change of Control” means, unless otherwise set forth in an Award Agreement, the occurrence of any event set forth in any one of the following paragraphs:

(a)	any Person is or becomes the Beneficial Owner, directly or indirectly, of twenty percent (20%) or more of either (i) the then outstanding Ordinary Shares of the Company (the “Outstanding Company Ordinary Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) below;

(b)	individuals, who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to

Weatherford International plc — 2015 Proxy Statement    A-7

ARTICLE II

constitute at least two-thirds (2/3) of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) the consummation of an acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its Subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s Assets (any of which, a “Corporate Transaction”), unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (i) all of the individuals and Entities who were the Beneficial Owners, respectively, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction own or beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of, respectively, the Outstanding Company Ordinary Shares and the combined voting power of the Outstanding Company Voting Securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the Entity resulting from such Corporate Transaction (including, without limitation, an Entity (including any new parent Entity) which as a result of such transaction owns the Company or all or substantially all of the Company’s Assets either directly or through one (1) or more Subsidiaries or Entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Ordinary Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any Entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such Entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the Entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such Entity except to the extent that such ownership existed prior to the Corporate Transaction and (iii) at least two-thirds (2/3) of the members of the board of directors (or other governing body) of the Entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction; or

(d) approval or adoption by the Board or the shareholders of the Company of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s Assets or the dissolution of the Company, excluding any transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) above; or

(e) any other transaction which the Committee determines to be a Change of Control.

2.9	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.10	“Committee” means the full Board or a committee of at least two persons who are members of the Board and are appointed by the Board or the Compensation Committee of the Board, or, to the extent it chooses to operate as the Committee, the Compensation Committee of the Board. Each member of the Committee in respect of his or her participation in any decision with respect to an Award intended to satisfy the requirements of Section 162(m) of the Code shall satisfy the requirements of “outside director” status within the meaning of Section 162(m) of the Code; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. As to Awards, grants or other transactions that are authorized by the Committee and that are intended to be exempt under Rule 16b-3 under the Exchange Act, the requirements of Rule 16b-3(d)(1) under the Exchange Act with respect to committee action shall also be intended to be satisfied. For all purposes under the Plan, the Chief Executive Officer of the Company shall be deemed to be the “Committee “ with respect to Awards granted by him pursuant to and to the extent authorized under Section 4.1.

2.11	“Company” means Weatherford International plc, an Irish public limited company, or any successor thereto, or any successor or continuing Entity (by acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or the sale, transfer or other disposition of all or substantially all of the Company’s Assets), including its successor issuer for purposes of Rule 414 under the Securities Act of 1933, as amended.

2.12	“Company’s Assets” means the assets (of any kind) owned by the Company, including, without limitation, the securities

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of the Company’s Subsidiaries and any of the assets owned by the Company’s Subsidiaries.

2.13	“Consultant” means any consultant or advisor if (a) the consultant or advisor renders bona fide service to the Company or any Affiliate, (b) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) the consultant or advisor is a natural person.

2.14	“Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.15	“Director” means a director of the Company who is not an Employee.

2.16	“Disability” means (a) as it relates to the exercise of an ISO after termination of Employment, a disability within the meaning of Section 22(e)(3) of the Code, and (b) for all other purposes, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Holder that would entitle him to payment of disability income payments under the Company’s long-term disability insurance policy or plan for Employees as then in effect; or in the event that the Holder is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan for Employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Holder shall submit to an examination by such physician upon request by the Committee.

2.17	“Dividend Equivalent” means a payment equivalent in amount to dividends paid to the Company’s shareholders in such form and on such terms as the Committee may determine.

2.18	“Employee” means a person employed by the Company or any Affiliate.

2.19	“Employment” shall be deemed to refer to (a) a Holder’s employment if the Holder is an employee of the Company or any of its Affiliates, (b) a Holder’s services as a Consultant, if the Holder is consultant to the Company or any of its Affiliates and (c) a Holder’s services as a Director, if the Holder is a Director.

2.20	“Entity” means any company, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity or organization.

2.21	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

2.22	“Fair Market Value” of the Shares as of any particular date means (a) if the Shares are traded on a stock exchange, the closing sale price of the Shares on that date as reported on the principal securities exchange on which the Shares are traded, or (b) if the Shares are traded in the over-the-counter market, the average between the high bid and low asked price on that date as reported in such over-the-counter market; provided that (i) if the Shares are not so traded, (ii) if no closing price or bid and asked prices for the Shares were so reported on that date or (iii) if, in the discretion of the Committee, another means of determining the fair market value of a Share at such date shall be necessary or advisable, the Committee may provide for another means for determining such fair market value.

2.23	“Fiscal Year” means the Company’s fiscal year.

2.24	“Holder” means a person who has been granted an Award or any person who is entitled to receive Shares or cash under an Award.

2.25	“ISO” means an Option that is intended to be an “incentive stock option” that satisfies the requirements of section 422 of the Code.

2.26	“NSO” means an Option that is intended to be a “nonqualified stock option” that does not satisfy the requirements of section 422 of the Code.

2.27	“Option” means an option to purchase Shares granted pursuant to Article V.

2.28	“Option Price” shall have the meaning ascribed to that term in Section 5.4.

2.29	“Ordinary Share” or “Ordinary Shares” means an ordinary share or ordinary shares of the Company, nominal value $0.001 per ordinary share.

2.30	“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Article X.

2.31	“Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns Ordinary Shares possessing fifty percent (50%) or more of the total combined voting power of the Ordinary Shares in one of the other corporations in the chain.

2.32	“Performance Goals” means the performance goal or goals described in Section 9.2 applicable to an Award.

2.33	“Performance Share Award” means an Award designated as a performance share award granted to a Holder pursuant to Article IX.

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2.34	“Performance Unit Award” means an Award designated as a performance unit award granted to a Holder pursuant to Article IX.

2.35	“Period of Restriction” means the period during which Restricted Shares are subject to a substantial risk of forfeiture (or absolute right of the Company to repurchase or redeem them), whether based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion.

2.36	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (d) an Entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of Ordinary Shares of the Company.

2.37	“Plan” means the Weatherford International plc 2010 Omnibus Incentive Plan, as amended from time to time.

2.38	“Qualified Performance-Based Compensation” means any compensation that is intended to be “qualified performance-based compensation” as described in Section 162(m) of the Code.

2.39	“Restricted Shares” means restricted Shares issued or granted under the Plan pursuant to Article VII.

2.40	“Restricted Share Award” means an authorization by the Committee to issue or transfer Restricted Shares to a Holder.

2.41	“RSU” means a restricted share unit credited to a Holder’s ledger account maintained by the Company pursuant to Article VIII.

2.42	“RSU Award” means an Award granted pursuant to Article VIII.

2.43	“SAR” means a share appreciation right granted under the Plan pursuant to Article VI.

2.44	“Section 409A” means section 409A of the Code and Department of Treasury rules and regulations issued thereunder.

2.45	“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

2.46	“Share” or “Shares” means a Ordinary Share or Ordinary Shares, or, in the event that the Ordinary Shares are later changed into or exchanged for a different class of shares or securities of the Company or another Entity, that other share or security. Shares may be represented by a certificate or by book or electronic entry.

2.47	“Subsidiary” or “Subsidiaries” or “Subsidiary Corporation” means any Entity or Entities of the Company within the meaning of Section 155 of the Act. For purposes of granting an ISO, Subsidiary means any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and any regulations promulgated thereunder. For purposes of granting NSOs, SARs or other “stock rights,” within the meaning of Section 409A of the Code, to a U.S. Taxpayer, an entity may not be considered a Subsidiary if the Ordinary Shares will not be treated as “service recipient stock” of such entity under Section 409A of the Code. When the term “Subsidiary Corporation” is used, references to “corporation” or “corporations” shall be substituted for references to “Entity” and “Entities” each place such references appear in the preceding clause.

2.48	“Substantial Risk of Forfeiture” shall have the meaning ascribed to that term in section 409A of the Code and Department of Treasury guidance issued thereunder.

2.49	“Tax-Related Items” means (a) federal, state, and local taxes and taxes imposed by any jurisdiction (including but not limited to, income tax, social security or insurance contributions, payroll tax, fringe benefits tax, payment on account, employment tax obligations, stamp taxes, and any other taxes that may be due) required by law to be withheld and (b) any employer tax liability shifted to a Holder.

2.50	“Ten Percent Shareholder” means an individual who, at the time the Option is granted, owns more than ten percent (10%) of the total combined voting power of all classes of shares or series of shares of the Company or of any Parent Corporation or Subsidiary Corporation. An individual shall be considered as owning the shares owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants; and shares owned, directly or indirectly, by or for an Entity or estate, shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries.

2.51	“Termination of Employment” means, in the case of an Award other than an ISO, the termination of the Award recipient’s Employment or service relationship with the Company and all Affiliates which, in the case of an Award subject to Section 409A, will be deemed to occur on the date of the Award recipient’s “separation from service” within the meaning of Section 409A. “Termination of Employment” means, in the case of an ISO, the termination of the Holder’s Employment relationship with all of the Company, any Parent Corporation, any Subsidiary Corporation and any corporation or parent or subsidiary corporation (within the meaning of section 422(a)(2) of the Code) of any such corporation that issues or assumes an ISO in a transaction to which section 424(a) of the Code applies. The Committee will have the sole direction to determine whether and for

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what reason a Holder has terminated Employment or service with the Company or any Affiliate and the effective date on which the Holder terminated Employment or services with the Company or any Affiliate (the “Termination Date”), subject to compliance with section 409A of the Code.

2.52	“U.S. Taxpayer” means a person who is, or may be, subject to taxation under the laws of the United States or a political subdivision thereof.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. Except as otherwise specified in this Section 3.1, the persons who are eligible to receive Awards under the Plan are Employees, Directors and other individual service providers of the Company (including Consultants) or of any Affiliate. Awards other than Options, SARs, Performance Share Awards, or Performance Unit Awards may also be granted to a person who is expected to become an Employee within six months, to the extent permitted under applicable securities or exchange control laws or stock eligibility and regulations. In no event will an ISO be granted to any person other than an Employee.

3.2	Participation. Subject to the terms and provisions of the Plan, the Committee may, from time to time, select the persons to whom Awards shall be granted and shall determine the nature and amount of each Award. No person shall have any right to be granted an Award pursuant to the Plan. Notwithstanding the preceding sentence, with respect to any executive officer who at the time of any grant hereunder is a “named executive officer” for purposes of Item 5.02 of Form 8-K, as provided in Instruction 4 thereto (in each case, as amended or supplemented from time to time), the Committee may only grant Options, SARs, Performance Share Awards, Performance Unit Awards and Cash-Based Awards.

ARTICLE IV

GENERAL PROVISIONS RELATING TO AWARDS

4.1	Authority to Grant Awards. The Committee may grant Awards to those eligible persons as the Committee shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of Shares or other value to be covered by any Award to be granted under the Plan shall be as determined by the Committee in its sole discretion. To the extent permitted by applicable Irish and United States law, the Committee may from time to time authorize the Chief Executive Officer or another senior officer of the Company to grant Awards to eligible persons who are not officers or Directors of the Company subject to the provisions of Section 16 of the Exchange Act and as inducements to hire prospective Employees who will not be officers or directors of the Company subject to the provisions of Section 16 of the Exchange Act, including other applicable law. For the avoidance of doubt, provided it meets the limitations in this Section 4.1, this delegation shall include the right to grant, amend, exchange, replace, buyout, redeem, surrender, forfeit or cancel Awards as necessary to accommodate changes in the laws or regulations, including in jurisdictions outside the United States and Ireland. Any delegation shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegate, and at all times, the delegate appointed under this Section 4.1 shall serve in such capacity at the pleasure of the Committee.

4.2	Dedicated Shares; Maximum Awards. The aggregate number of Shares with respect to which Awards may be granted under the Plan (including any substitute Awards granted pursuant to Article XII) is 28,144,000. The maximum number of Shares with respect to which Options or SARs may be granted to an Employee during a Fiscal Year is

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two million. Each of the foregoing numerical limits stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5. If Shares are not issued or are withheld from payment of an Award to satisfy Tax-Related Items with respect to the Award, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan but will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. If Shares are tendered in payment of an Option Price of an Option or the purchase price for Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Other Share-Based Awards, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan. To the extent that any outstanding Award is forfeited or cancelled for any reason without the payment of consideration, the Shares allocable to such portion of the Award may again be subject to an Award granted under the Plan. When a SAR is settled or could be settled in Shares, the number of Shares subject to the SAR under the SAR Award Agreement will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to the SAR, regardless of the number of Shares (if any) used to settle the SAR upon exercise. Notwithstanding any contrary provision in the Plan, where it is intended to comply with Section 162(m) of the Code, the maximum number of Shares with respect to one or more Awards that may be granted to any one Holder during any calendar year shall be two million Shares per Fiscal Year and the maximum amount that may be paid in cash during any calendar year with respect to any Award (including, without limitation, any performance-based Award) shall be $25 million. To the extent required by Section 162(m) of the Code or the Department of Treasury regulations thereunder, in applying the foregoing limitations with respect to a Holder, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Holder. For this purpose, the repricing of an Option or, in the case of a SAR, the reduction of the base amount on which the share appreciation is calculated in order to reflect a reduction in the Fair Market Value of the Ordinary Shares shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR, as applicable.

4.3	Non-Transferability. Except as specified in the applicable Award Agreements or as otherwise determined by the Committee, an Award shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder’s lifetime, only by him or her. Any attempted assignment of an Award in violation of this Section 4.3 shall be null and void. In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award. No ISO granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to an Employee under the Plan shall be exercisable during his or her lifetime only by the Employee, and after that time, by the Employee’s heirs or estate.

4.4	Requirements of Law. The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of Ireland and the United States, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, (b) completion of any registration or other qualification with respect to the Shares under any applicable securities and exchange control law in Ireland or the United States or in a jurisdiction outside of Ireland or the United States or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective, or (c) confirming, with advice of counsel, that the issuance or delivery is in compliance with all applicable securities and exchange control laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange on which the Shares are listed or traded. The Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable to comply with applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States. The Committee shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall

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relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall be under no obligation to register Shares issued or paid pursuant to the Plan under the Securities Act. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

4.5	Changes in the Company’s Capital Structure; Change of Control.

Notwithstanding any contrary provision in the Plan, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the Ordinary Share capital of the Company after the Effective Date by reason of any Share dividend or split, reverse split, recapitalization, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company, or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares (including stock dividends) other than regular cash dividends, or any transaction similar to the foregoing, the Committee shall substitute or adjust proportionately, in its sole discretion, (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 4.2), (ii) the number and kind of shares (or other securities or property) subject to outstanding Awards, (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto), (iv) the Option Price or purchase price per Share for any outstanding Awards under the Plan, (v) the maximum number of Shares for which Options or SARs may be granted during a Fiscal Year to any Holder, (vi) the maximum amount of Awards described under Article IX that may be granted or paid during a Fiscal Year, and/or (vii) any other affected terms of such Awards. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code. Any adjustment affecting an Award that is subject to Section 409A of the Code shall be made consistent with the requirements of Section 409A. An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

(b) Change of Control. In the event of a Change of Control after the Effective Date, (i) if determined by the Committee in the applicable Award Agreement or otherwise (including in conjunction with such transaction), any outstanding Awards then held by Holders which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change of Control and (ii) the Committee may, but shall not be obligated to, (1) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award subject to compliance with Section 409A of the Code, (2) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and SARs, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares as the number of Shares subject to such Options or SARs (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or SARs) over the aggregate exercise price of such Options or SARs, (3) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion (including by receipt of awards for shares or stock of any Entity resulting from or otherwise relating to the Change of Control), or (4) provide that for a period of at least 15 days prior to the Change of Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such Options shall terminate and be of no further force and effect.

4.6	Election Under Section 83(b) of the Code. Any Holder who makes an election under section 83(b) of the Code with respect to any Award shall be required to promptly notify the Chief Financial Officer or General Counsel of the Company of such election.

4.7	Forfeiture for Cause. Notwithstanding any other provision of the Plan or an Award Agreement, if the Committee finds by a majority vote that a Holder, before or after his Termination of Employment, (a) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his Employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate or (b) disclosed trade secrets of the Company or an Affiliate,

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then as of the date the Committee makes its finding, any Awards awarded to the Holder that have not been exercised by the Holder (including all Awards that have not yet vested) will be forfeited to the Company (including by way of an absolute right of the Company to purchase, redeem or obligate the transfer of any issued Shares or rights to subscribe therefore for such consideration, if any, as the Committee may determine in its sole discretion). The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Holder and the damage done to the Company, will be final for all purposes. No decision of the Committee, however, will affect the finality of the discharge of the individual by the Company or an Affiliate.

4.8	Forfeiture Events. The Committee may specify in an Award Agreement that the Holder’s rights, payments, and benefits with respect to an Award shall be subject to reduction, redemption, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Termination of Employment for cause, termination of the Holder’s provision of services to the Company or its Affiliates, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Holder, or other conduct by the Holder that is detrimental to the business or reputation of the Company and its Affiliates.

4.9	Award Agreements. The Award Agreement shall be signed by an executive officer of the Company, other than the Holder, on behalf of the Company, and may be signed by the Holder to the extent required by the Committee. However, the date of grant of any Award for all purposes shall be the date such Award is approved by the Committee (or approved by the Chief Executive Officer for grants pursuant to the authorization permitted under Section 4.1) or such later date as is specified in the relevant approval, and not the date the Award Agreement is signed. The Award Agreement may specify the effect of a Change of Control on the Award. The Award Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan, including but not limited to any country-specific terms and conditions of the Awards.

4.10	Amendments of Award Agreements. The terms of any outstanding Award under the Plan may be amended from time to time by the Committee, or an authorized delegate, in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of a Holder without his or her written consent. Except as specified in Section 4.5(a), the Committee may not directly or indirectly lower the exercise price of a previously granted Option or the grant price of a previously granted SAR.

4.11	Rights as Shareholder. A Holder shall not have any rights as a shareholder with respect to Shares covered by an Option, a SAR, an RSU, a Performance Share Unit, or an Other Share-Based Award until the date, if any, such Shares are issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Shares.

4.12	Issuance of Shares. Shares, when issued, may be represented by a certificate or by book or electronic entry.

4.13	Restrictions on Shares Received. Subject to applicable Irish, United States or other applicable laws, the Committee may impose such conditions and/or restrictions on any Shares issued pursuant to an Award as it may deem necessary or advisable for legal or administrative reasons. These restrictions may include, but shall not be limited to, a requirement that the Holder hold the Shares for a specified period of time.

4.14	Compliance With Section 409A. The Plan and all Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan and the Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This Plan or an Award may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. The exercisability of an Option shall not be extended to the extent that such extension would subject the Holder to additional taxes under Section 409A. Notwithstanding other provisions of the Plan or any Award Agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would be expected to result in the imposition of an additional tax under Section 409A upon a Holder. In the event that it is reasonably determined by the Committee that, as a result of Section 409A, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Holder of such Award to be subject to taxation under Section 409A, the Company will make such payment on the first day that would not result in the Holder incurring

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any tax liability under Section 409A. Anything contrary in this Plan notwithstanding, if an Award constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Holder’s Termination of Employment, it shall not be paid to the Holder unless the Holder’s Termination of Employment constitutes a “separation from service” (within the meaning of Section 409A of the Code and any regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to the Holder prior to the earlier of (a) the expiration of the six month period measured from the date of the Holder’s separation from service or (b) the date of the Holder’s death, if the Holder is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any regulations or other guidance thereunder. Except as provided in an Award Agreement, all payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Holder in a lump sum upon expiration of such six month period (or, if earlier, upon the Holder’s death).

ARTICLE V

OPTIONS

5.1	Authority to Grant Options. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Options under the Plan to eligible persons in such number and upon such terms as the Committee shall determine.

5.2	Type of Options Available. Options granted under the Plan may be NSOs or ISOs.

5.3	Option Agreement. Each Option grant under the Plan shall be evidenced by an Award Agreement that shall specify (a) whether the Option is intended to be an ISO or an NSO, (b) the Option Price, (c) the duration of the Option, (d) the number of Shares to which the Option pertains, (e) the exercise restrictions applicable to the Option and (f) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. Notwithstanding the designation of an Option as an ISO in the applicable Option Agreement, to the extent the limitations of Section 5.9 of the Plan are exceeded with respect to the Option, the portion of the Option in excess of the limitation shall be treated as a NSO.

5.4	Option Price. Except as otherwise specified in Section 4.5(a), the price at which Shares may be purchased under an Option (the “Option Price”) shall not be less than the higher of one hundred percent (100%) of the Fair Market Value of the Shares on the date the Option is granted or the nominal value. However, in the case of a Ten Percent Shareholder, the Option Price for an ISO shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date the ISO is granted. Subject to the limitations set forth in the preceding sentences of this Section 5.4, the Committee shall determine the Option Price for each grant of an Option under the Plan.

5.5	Duration of Option. An Option shall not be exercisable after the earlier of (a) the general term of the Option specified in the applicable Award Agreement (which shall not exceed ten years) or (b) the period of time specified in the applicable Award Agreement that follows the Holder’s Termination of Employment or severance of affiliation relationship with the Company. Unless the applicable Award Agreement specifies a shorter term, in the case of an ISO granted to a Ten Percent Shareholder, the Option shall expire on the fifth anniversary of the date the Option is granted.

5.6	Exercise of Option.

(a) General Method of Exercise. Subject to the terms and provisions of the Plan and the applicable Award Agreement, Options may be exercised in whole or in part from time to time by the delivery of written notice in the manner designated by the Committee stating (i) that the Holder wishes to exercise such Option on the date such notice is so delivered, (ii) the number of Shares with respect to which the Option is to be exercised and (iii) the address to which any certificate representing such Shares should be mailed. The Committee shall determine the methods by which the Option Price of an Option and applicable withholding of Tax-Related Items may be paid and the form of payment, as shall be set forth in the Award Agreement, including, without limitation: (1) cash, certified check, bank draft or postal or express money order for an amount equal to the Option Price under the Option, (2) an election to make a cashless exercise through a registered broker-dealer

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(if approved in advance by the Committee or an executive officer of the Company) or (3) any other form of payment (including net-settlement in Shares pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Option Price (plus Tax-Related Items withholdings, if applicable) and any remaining balance of the aggregate Option Price (and/or applicable Tax-Related Items withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Holder in cash or other form of payment approved by the Committee.) which is acceptable to the Committee. Under no circumstances may net-settlement be used to pay the nominal value for any Shares. Notwithstanding any contrary provision of the Plan, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the Option Price of an Option, or continue any extension of credit with respect to the Option Price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(b) Exercise Through Third-Party Broker. The Committee may permit or require a Holder to pay the Option Price and any applicable Tax-Related Items resulting from such exercise by authorizing a third-party broker to sell all or a portion of the Shares acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Option Price and any applicable Tax-Related Items resulting from such exercise.

5.7	Notification of Disqualifying Disposition. If any Holder shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), such Holder shall notify the Company of such disposition within ten days thereof.

5.8	No Rights as Shareholder. A Holder shall not have any rights as a shareholder with respect to Shares covered by an Option until the date such Shares are issued by the Company; and, except as otherwise provided in Section 4.5(a), no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Shares.

5.9	$100,000 Limitation on ISOs. To the extent that the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Holder in any calendar year exceeds $100,000, taking into account both Shares subject to ISOs under the Plan and Shares subject to ISOs under all other plans of the Company, such Options shall be treated as NSOs. For this purpose, the “Fair Market Value” of the Shares subject to Options shall be determined as of the date the Options were awarded. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an ISO.

ARTICLE VI

SHARE APPRECIATION RIGHTS

6.1	Authority to Grant SAR Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant SARs under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Holder and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

6.2	General Terms. Subject to the terms and conditions of the Plan, a SAR granted under the Plan shall confer on the recipient a right to receive, upon exercise thereof, an amount equal to the excess of (a) the Fair Market Value of one Share on the date of exercise over (b) the grant price of the SAR, which shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the SAR.

6.3	SAR Agreement. Each Award of SARs granted under the Plan shall be evidenced by an Award Agreement that shall

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specify (a) the grant price of the SAR, (b) the term of the SAR, (c) the vesting and termination provisions of the SAR and (d) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. The Committee may impose such additional conditions or restrictions on the exercise of any SAR as it may deem appropriate.

6.4	Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that no SAR shall be exercisable on or after the tenth anniversary date of its grant.

6.5	Exercise of SAR. A SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes, provided, however, the exercise price per Share shall be no less than the higher of (a) one hundred percent (100%) of the Fair Market Value per Share and (b) the nominal value of the Shares or such higher price as required by Irish law on the date of grant of the SAR.

6.6	Payment of SAR Amount. Upon the exercise of a SAR, a Holder shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a Share on the date of exercise over the grant price of the SAR by the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

6.7	Termination of Employment. Each Award Agreement shall set forth the extent to which the Holder of a SAR shall have the right to exercise the SAR following the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee, may be included in the Award Agreement entered into with the Holder, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE VII

RESTRICTED SHARE AWARDS

7.1	Restricted Share Awards. The Committee may make Awards of Restricted Shares to eligible persons selected by it. The amount of, the vesting and the transferability restrictions applicable to any Restricted Share Award shall be determined by the Committee in its sole discretion. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Restricted Shares, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause any certificate for Shares issued pursuant to a Restricted Share Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.

7.2	Restricted Share Award Agreement. Each Restricted Share Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions as the Committee may specify.

7.3	Purchase Price. At the time of the grant of Restricted Share Award, the Committee shall determine the price, if any, to be paid by the Holder for each Share subject to the Restricted Share Award. The price to be paid by the Holder for each Share subject to the Restricted Shares shall not be less than the nominal value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to Restricted Share Award shall be paid or redeemed by a non-Irish incorporated Subsidiary on behalf of the Holder designated by the Committee or by the Holder through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

7.4	Holder’s Rights as Shareholder. Subject to the terms and conditions of the Plan, each recipient of a Restricted Share Award shall have all the rights of a shareholder with respect to any issued Restricted Shares included in the Restricted Share Award during the Period of Restriction established for the Restricted Share Award. Unless otherwise provided in an Award Agreement, dividends paid with respect to Restricted Shares in cash or property other than Shares or rights to acquire Shares or bonus issues shall be paid

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to the recipient of the Restricted Share Award currently. Dividends paid in Shares or rights to acquire Shares shall be added to and become a part of the Restricted Shares. During the Period of Restriction, certificates representing the Restricted Shares shall be registered in the Holder’s name and bear a restrictive legend to the effect that ownership of such Restricted Shares, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer of the Company as may be designated by the Committee, together with all share transfer forms or other instruments of assignment, each endorsed in blank, which will permit transfer to or purchase or redemption by the Company of all or any portion of the Restricted Shares which shall be forfeited in accordance with the Plan and the applicable Award Agreement.

7.5	Minimum Vesting Period. Any Restricted Share Award granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Restricted Share Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of a Restricted Share Award, except in the case of a Holder’s death, Disability, retirement, or as otherwise permitted under Section 4.5. The limitations described in this Section 7.5 shall not apply to a Restricted Share Award, or to the Committee’s exercise of discretion to accelerate vesting of a Restricted Share Award, provided (a) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (b) (i) the Shares issuable pursuant to Awards that do not comply with the minimum vesting requirements described in the first sentence of this Section 7.5, or the minimum vesting requirements of Sections 8.9, 9.7 and 10.6, as applicable, and (ii) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

ARTICLE VIII

RESTRICTED SHARE UNIT AWARDS

8.1	Authority to Grant RSU Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant RSU Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any RSU Award shall be determined by the Committee in its sole discretion. The Committee shall maintain a bookkeeping ledger account that reflects the number of RSUs credited under the Plan for the benefit of a Holder.

8.2	RSU Award. An RSU Award shall be similar in nature to a Restricted Share Award except that no Shares are actually issued or transferred to the Holder until a later date specified in the applicable Award Agreement. Each RSU shall have a value equal to the Fair Market Value of a Share.

8.3	RSU Award Agreement. Each RSU Award shall be evidenced by an Award Agreement that contains any Substantial Risk of Forfeiture, transferability restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify.

8.4	Purchase Price. At the time of the grant of each RSU Award, the Committee shall determine the price, if any, to be paid by the Holder for each Share subject to the RSU Award. The price to be paid by the Holder for each Share subject to the RSU Award shall not be less than the nominal value of a Share (or such higher amount required by applicable Irish law). The purchase price of Share acquired pursuant to the RSU Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Holder as designated by the Committee or by the Holder through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

8.5	Dividend Equivalents. An Award Agreement for an RSU Award may specify that the Holder shall be entitled to receive, currently or on a deferred basis, a Dividend

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Equivalent, cash, Shares or other property with respect to the number of Shares covered by the RSU Award, as determined by the Committee, in its sole discretion. The right of U.S. Taxpayers to receive Dividend Equivalents or other dividends or payments shall be treated as a separate Award and such Dividend Equivalents or other dividends or payments for such U.S. Taxpayers, if any, shall be credited to a notional account maintained by the Company or paid, as of the dividend payment dates during the period between the date of grant and the date the Award is exercised, vested, expired, credited or paid, as applicable and shall be subject to such limitations as may be determined by the Committee. If the Award is a performance-based Award, the Dividend Equivalents will be subject to the same performance conditions of the Award and the Holder shall not be entitled to such Dividend Equivalents unless the performance conditions of the Award have been met. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalents are subject to the same vesting conditions as the underlying Award.

8.6	Form of Payment Under RSU Award. Payment under an RSU Award shall be made in either cash or Shares, or any combination thereof, as specified in the applicable Award Agreement.

8.7	Time of Payment Under RSU Award. A Holder’s payment under an RSU Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half months after the end of the Fiscal Year in which the RSU Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.

8.8	No Rights as Shareholder. Each recipient of a RSU Award shall have no rights of a shareholder with respect to any Shares underlying such RSUs until such date as the underlying Shares are issued.

8.9	Minimum Vesting Period. Any RSU Award granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Restricted Share Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of an RSU Award, except in the case of a Holder’s death, Disability, retirement, or as otherwise permitted under Section 4.5. The limitations described in this Section 8.9 shall not apply to an RSU Award, or to the Committee’s exercise of discretion to accelerate vesting of an RSU Award, provided (a) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (b) (i) the Shares issuable pursuant to Awards that do not comply with the minimum vesting requirements described in the first sentence of this Section 8.9, or the minimum vesting requirements of Sections 7.5, 9.7 and 10.6, as applicable, and (ii) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

ARTICLE IX

PERFORMANCE SHARE AWARDS AND PERFORMANCE UNIT AWARDS

9.1	Authority to Grant Performance Share Awards and Performance Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Performance Share Awards and Performance Unit Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any Performance Share Award or Performance Unit Award shall be based upon the attainment of such Performance Goals as the Committee may determine. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Performance Share or Performance Unit Awards, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may

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also cause any certificate for Shares issued pursuant to a Performance Share or Performance Unit Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.

9.2	Section 162(m). The Committee may, in its sole discretion, grant Performance Share Awards and Performance Unit Awards that are either intended to be Qualified Performance-Based Compensation or are not intended to so qualify. To the extent that a Performance Share Award or Performance Unit Award is intended to be Qualified Performance-Based Compensation, such Award and the corresponding Performance Goals shall meet the requirements set forth in clause (a) through (d) below. To the extent that a Performance Share Award or Performance Unit Award is not intended to be Qualified Performance-Based Compensation, such Award and the corresponding Performance Goals shall meet the requirements set forth in clauses (a) and (d) below, except that the Performance Goals may be based on other quantifiable business criteria and except as otherwise provided in an Award Agreement.

(a) Performance Goals. A Performance Goal must be objective such that a third party having knowledge of the relevant facts could, at the end of the measurement period, determine whether the goal has been met in fact. Such a Performance Goal may be based on one or more business criteria that apply to the Holder and may include business criteria for one or more business units of the Company, the Company, or the Company and one or more of its Affiliates. The Performance Goal will be established by the Committee in its sole discretion based on measurements using one or more of the following business criteria: revenue, cost of sales, direct costs, gross margin, selling and general expense, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), depreciation, amortization, interest expense, EBT (earnings before taxes), net income, net income from continuing operations, earnings per share, cash, accounts receivable, inventory, total current assets, fixed assets (gross or net), goodwill, intangibles, total long-term assets, accounts payable, total current liabilities, debt, net debt (debt less cash), long-term liabilities, shareholders equity, total shareholder return, operating working capital (accounts receivable plus inventory less accounts payable), working capital (total current assets less total current liabilities), operating cash flow, total cash flow, capital expenditures, share price, market share, shares outstanding, market capitalization, or number of employees. The Performance Goal established by the Committee may also be based on a return or rates of return using any of the foregoing criteria and including a return or rates of return based on revenue, earnings, capital, invested capital, cash, cash flow, assets, net assets, equity or a combination or ratio therefrom. The criteria selected by the Committee may be used to calculate a ratio or may be used as a cumulative or an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or combination thereof, or other standard selected by the Committee. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The criteria selected by the Committee shall be calculated in accordance with (i) amounts reflected in the Company’s financial statements or (ii) U.S. generally accepted accounting principles or (iii) any other methodology established by the Committee prior to the “Performance Goal Establishment Date” (as defined below). Performance Goals may be determined by including or excluding, in the Committee’s discretion (as determined prior to the Performance Goal Establishment Date), items that are determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principal, in each case, based on applicable accounting rules, or consistent with Company accounting policies and practices in effect on the date the Performance Goal is established. In interpreting Plan provisions applicable to Performance Goals and Performance Share or Performance Unit Awards that are intended to be Qualified Performance-Based Compensation, it is intended that the Plan will conform with the standards of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(2), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Share or Performance Unit Awards made pursuant to the Plan shall be determined by the Committee.

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(b)	Time of Establishment of Performance Goals. A Performance Goal for a particular Performance Share Award or Performance Unit Award must be established by the Committee prior to the earlier to occur of (i) 90 days after the commencement of the period of service to which the Performance Goal relates or (ii) the lapse of twenty-five percent (25%) of the period of service, and in any event while the outcome is substantially uncertain (such earlier date, the “Performance Goal Establishment Date”).

(c)	Increases Prohibited. None of the Committee or the Board may increase the amount of compensation payable under a Performance Share Award or Performance Unit Award.

(d)	Shareholder Approval. No issuances of Shares or payments of cash will be made pursuant to this Article IX unless the shareholder approval requirements of Department of Treasury Regulation Section 1.162-27(e)(4) are satisfied.

9.3	Award Agreement. Each Performance Share Award or Performance Unit Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

9.4	Purchase Price. At the time of the grant of the Performance Share Award or Performance Unit Award, the Committee shall determine the price, if any, to be paid by the Holder for each Share subject to the Performance Share Award or Performance Unit Award. The price to be paid by the Holder for each Share subject to the Performance Share Award or Performance Unit Award shall not be less than the nominal value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to the Performance Share Award or Performance Unit Award shall be paid or redeemed by a non-Irish incorporated Subsidiary on behalf of the Holder as designated by the Committee or by the Holder through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

9.5	Form of Payment Under Performance Unit Award. Payment under a Performance Unit Award shall be made in cash and/or Shares as specified in the Holder’s Award Agreement.

9.6	Time of Payment Under Performance Unit Award. A Holder’s payment under a Performance Unit Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half months after the end of the Fiscal Year in which the Performance Unit Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.

9.7	Holder’s Rights as Shareholder With Respect to Performance Awards. Unless otherwise set forth in an Award Agreement, each Holder of a Performance Share Award shall have all the rights of a shareholder with respect to the Shares issued to the Holder pursuant to the Award during any period in which such issued Shares are subject to forfeiture (whether by purchase or redemption) and restrictions on transfer, including without limitation, the right to vote such Shares. Each Holder of a Performance Unit Award shall have no rights of a shareholder with respect to any Shares underlying such Performance Unit Award until such date as the underlying Shares are issued.

9.8	Minimum Performance Period. All Performance Share Awards and Performance Unit Awards granted under the Plan shall have a minimum performance period of not less than one year, except that no minimum performance period shall apply to any Performance Share Award or Performance Unit Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of a Performance Share Award or a Performance Unit Award, except in the case of a Holder’s death, Disability, or as otherwise permitted under Section 4.5, or with respect to Awards that are not intended to be Qualified Performance-Based Compensation, except in the case of a Holder’s retirement. The limitations described in this Section 9.8 shall not apply to a Performance Share Award or to a Performance Unit Award, or to the Committee’s exercise of discretion to accelerate vesting of a Performance Share Award or a Performance Unit Award, provided (a) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (b) (i) the Shares issuable pursuant to Awards that do not comply with the minimum vesting requirements described in the first sentence of this Section 9.8, or the minimum vesting requirements of Sections 7.5, 8.9 and 10.6, as applicable, and (ii) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

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ARTICLE X

OTHER SHARE-BASED AWARDS

10.1	Authority to Grant Other Share-Based Awards. The Committee may grant to eligible persons other types of equity-based or equity-related Awards not otherwise described by the terms and provisions of the Plan (including, subject to applicable law, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the issue or transfer of Shares to Holders, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2	Value of Other Share-Based Award. Each Other Share-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.

10.3	Purchase Price. At the time of the Share-Based Award, the Committee shall determine the price, if any, to be paid by the Holder for each Share subject to the Share-Based Award. The price to be paid by the Holder for each Share subject to the Share-Based Award shall not be less than the nominal value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to the Share-Based Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Holder as designated by the Committee or by the Holder through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

10.4	Payment of Other Share-Based Award. Payment, if any, with respect to an Other Share-Based Award shall be made in accordance with the terms of the Award, in cash or Shares or any combination thereof as the Committee determines.

10.5	Termination of Employment. Subject to Section 10.6, the Committee shall determine the extent to which a Holder’s rights with respect to Other Share-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Share-Based Awards issued pursuant to the Plan.

10.6	Minimum Vesting Period. Other Share-Based Awards granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Other Share-Based Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of an Other Share-Based Award, except in the case of a Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5. The limitations described in this Section 10.6 shall not apply to an Other Share-Based Award, or to the Committee’s exercise of discretion to accelerate vesting of an Other Share-Based Award, provided (a) the Award is granted by the Committee (consisting entirely of “independent directors” within the meaning of the New York Stock Exchange’s listed company rules), and (b) (i) the Shares issuable pursuant to Awards that do not comply with the minimum vesting requirements described in the first sentence of this Section 10.6, or the minimum vesting requirements of Sections 7.5, 8.9 and 9.7, as applicable, and (ii) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.5, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

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ARTICLE XI

CASH-BASED AWARDS

11.1	Authority to Grant Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Awards of cash under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. To the extent that a Cash-Based Award is intended to be Qualified Performance-Based Compensation, it shall meet the requirements generally applicable to Performance Share Awards and Performance Unit Awards that are intended to so qualify, as set forth in Section 9.2, including the limit on the maximum amount payable during a Fiscal Year to any Holder in respect of a Performance Unit Award that is not denominated in Shares, which limit shall apply to the Holder’s aggregate Cash-Based Awards and Performance Unit Awards that are not denominated in Shares.

11.2	Value of Cash-Based Award. Each Cash-Based Award shall specify a payment amount or payment range (including manner of calculation or determination) as determined by the Committee.

11.3	Payment of Cash-Based Award. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award, in cash.

11.4	Termination of Employment. The Committee shall determine the extent to which a Holder’s rights with respect to Cash-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Cash-Based Awards issued pursuant to the Plan.

ARTICLE XII

SUBSTITUTION AWARDS

Awards may be granted under the Plan from time to time in substitution for share options and other awards held by employees or other service providers of other Entities who are about to become Employees or other service providers of the Company or its Affiliates, or whose employer is about to become an Affiliate as the result of an acquisition, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its Subsidiaries with another Entity, or the acquisition by the Company or a Subsidiary of substantially all the assets of another Entity, or the acquisition by the Company or a Subsidiary of at least fifty percent (50%) of the issued and outstanding stock, shares or securities of another Entity as the result of which such other Entity will become an Affiliate of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted.

Weatherford International plc — 2015 Proxy Statement    A-23

ARTICLE XIII

ADMINISTRATION

13.1	Awards. The Plan shall be administered by the Committee. The members of the Committee shall serve at the discretion of the Board. The Committee shall have full power and authority to administer the Plan and to take all actions that the Plan contemplates or are necessary, appropriate in connection with the administration of the Plan and with respect to Awards granted under the Plan. The Board, or a duly authorized committee thereof, shall administer the Plan with respect to the grant of Awards to Directors.

13.2	Authority of the Committee. The Committee may adopt its own rules of procedure. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting or taken without a meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a)	Designate Holders to receive Awards;

(b)	Determine the type or types of Awards to be granted to each Holder;

(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)	Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the Option Price, or purchase price, any restrictions or limitations on the Award or the Shares underlying the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition, and forfeiture or recapture (“clawback”) of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards intended to qualify as Qualified Performance Based-Compensation or if any such acceleration would result in a violation of Section 409A of the Code;

(e)	Subject to Article XIV of this Plan, determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the Option Price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be amended, canceled, forfeited, substituted, exchanged, replaced, bought out or surrendered;

(f)	Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)	Decide all other matters that must be determined in connection with an Award;

(h)	Establish, adopt, interpret, or revise any rules and regulations including adopting sub-plans to the Plan and Award Agreements for the purposes of complying with securities, exchange control or tax laws outside of the United States or Ireland, and/or for the purposes of taking advantage of tax favorable treatment for Awards granted to Holders as it may deem necessary or advisable to administer the Plan, including the adoption of separate share schemes under the umbrella of the Plan in order to qualify for special tax or other treatment anywhere in the world; provided such rules, regulations or sub-plans, including the interpretation thereof are consistent with the terms and conditions of the Plan;

(i)	Interpret the terms of, and any matter arising pursuant to, the Plan, any sub-plan or Award Agreement;

(j)	Correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to a Holder in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s objectives;

(k)	As permitted by law and stock exchange rules and the terms and provisions of the Plan, the Committee may delegate its authority as identified in this Section 13.2; and

(l)	Make all other decisions and determinations that may be required pursuant to the Plan, or any sub-plan or Award Agreement as the Committee deems necessary

A-24    Weatherford International plc — 2015 Proxy Statement

ARTICLE XV

or advisable to administer the Plan, any sub-plan or Award Agreement.

13.3	Decisions Binding. All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons, including the Company, the Holders and the estates and beneficiaries of Holders.

13.4	No Liability to Holders. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons and the Committee, the Company, and the officers and Directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, any sub-plan or the Awards, and all members of the Committee or any delegate of the Committee appointed under Section 2.10 shall be fully protected by the Company with respect to any such action, determination or interpretation, and subject to applicable Irish law. Notwithstanding anything to the contrary contained in the Plan, any sub-plan or any Award Agreement, subject to applicable Irish law, neither the Company, any Affiliate or any of their respective Employees, Directors, officers, agents or representatives nor any member of the Committee shall have liability to a Holder or otherwise, including, without limitation, with respect to the failure of the Plan, any sub-plan, any Award or Award Agreement to comply with Section 409A of the Code.

ARTICLE XIV

AMENDMENT OR TERMINATION OF PLAN

14.1	Amendment, Modification, Suspension, and Termination. Subject to Section 14.2, the Board may, at any time and from time to time, alter, amend, restate, modify, suspend, or terminate the Plan in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.5, the Board shall not directly or indirectly lower the Option Price of a previously granted Option or the grant price of a previously granted SAR; no amendment or modification of the Plan shall be made without shareholder approval if shareholder approval is required by applicable law or stock exchange rules.

14.2	Awards Previously Granted. Notwithstanding any contrary provision of the Plan, no alteration, amendment, restatement, modification, suspension or termination of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Holder holding such Award.

ARTICLE XV

MISCELLANEOUS

15.1	Unfunded Plan/No Establishment of a Trust Fund. Holders shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Holder, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in the Plan. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of

Weatherford International plc — 2015 Proxy Statement    A-25

ARTICLE XV

any Holder under the Plan. The Plan is not intended to be subject to the United States Employee Retirement Income Security Act of 1974, as amended.

15.2	No Employment Obligation. The granting of any Award shall not constitute an employment or service contract, express or implied, alter any “at will” employment relationship, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ, or utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the Employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Holder’s Employment at any time or for any reason not prohibited by law.

15.3	Transfers and Leaves of Absence. For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Holder’s employment without an intervening period of separation among the Company or any Affiliate shall not be deemed a Termination of Employment, subject to Section 409A of the Code in the case of an Award subject to Section 409A of the Code that is granted to a U.S. Taxpayer and (b) a Holder who is granted in writing a leave of absence shall be deemed to have remained in the employ of any member of the Company or any Affiliate during such leave of absence, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to Employees in writing. In the case of any Employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or any Affiliate as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the applicable Award Agreement. For purposes of ISOs, no leave of absence may exceed three months, unless reemployment upon expiration of such leave is guaranteed by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence.

15.4	Tax Withholding. The Company or any Affiliate shall have the authority and right to deduct or withhold or require a Holder to remit to the Company or any Affiliate, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Holder arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company or any Affiliate, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (a) withholding from the Holder’s wages or other cash compensation; (b) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Holder’s behalf; or (c) in the Committee’s sole discretion and in satisfaction of the foregoing requirement withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. To avoid negative accounting treatment, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award or which may be repurchased from the Holder of such Award or redeemed in order to satisfy the Holder’s Tax-Related Items liabilities with respect to the issuance, vesting, exercise or payment of the Award may be limited to the number of Shares which have a Fair Market Value on the date of withholding, repurchase or redemption equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates or other applicable minimum withholding rates. No Shares shall be delivered hereunder to any Holder or other person until the Holder or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholdings obligations with respect to any taxable event concerning the Holder or such other person arising as a result of the Plan.

15.5	Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

15.6	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.7	Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.

15.8	Other Compensation Plans. The adoption of the Plan shall not affect any outstanding options, restricted shares or restricted share units, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees or Directors.

15.9	Other Awards. The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.

A-26    Weatherford International plc — 2015 Proxy Statement

ARTICLE XV

15.10	Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or continuing company, whether the existence of such successor is the result of a direct or indirect acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or the sale, transfer or other disposition of all or substantially all of the Company’s Assets.

15.11	Law Limitations/Governmental Approvals. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

15.12	Fractional Shares. No fractional Shares shall be issued or acquired pursuant to the Plan or any Award. If the application of any provision of the Plan or any Award Agreement would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share.

15.13	Investment Representations. The Committee may require any person receiving Awards or Shares pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the Shares for investment and without any present intention to sell or distribute such Shares or such other representatives or warranties as the Committee deems appropriate to ensure compliance with applicable securities laws.

15.14	Persons Residing Outside of Ireland or the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to determine which Affiliates shall be covered by the Plan; determine which persons employed outside the United States are eligible to participate in the Plan; amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside or provide service outside Ireland or the United States; establish sub-plans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable for legal or administrative reasons — any subplans and modifications to Plan terms and procedures established under this Section 15.14 by the Committee shall be attached to the Plan document as Appendices; and take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute.

15.15	Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable United States federal law and the laws of the State of Texas, without regard to any conflict of laws principles, except to the extent that the laws of Ireland mandatorily apply.

15.16	Purchase Rights. Any right of the Company to purchase or repurchase a Share shall include a right to redeem the Share also.

Weatherford International plc — 2015 Proxy Statement    A-27

A-28    Weatherford International plc — 2015 Proxy Statement

WEATHERFORD’S TECHNOLOGY RECOGNIZED BY THE INDUSTRY

Weatherford is a proud recipient of two 2015 Offshore Technology Conference (OTC) Spotlight on New Technology Awards for the Red Eye® Subsea Water-cut Meter and the Total Vibration Monitor with Angular Rate Gyro (TVM+), and is also honored to receive the 2015 E&P Special Meritorious Awards for Engineering Innovation for the Rig-Free Light-Duty Pulling and Jacking Unit.

The Red Eye meter uses near-infrared absorption to provide water-onset detection, water-cut measurement, and water-to-hydrate inhibitor-ratio measurement. The meter, which features a number of first-to-market, innovative technologies, can operate in full three-phase flow streams at any gas-volume fraction and is not affected by changes in salinity, eliminating the need for corrections related to these factors.

Our TVM+ is a downhole sensor that provides critical drilling dynamics data in real-time and recorded formats and utilizes the industry’s first MEMS-based (micro-electromechanical system) angular-rate gyro. This unique device enables downhole-sensor measurements of angular rotation in never-before-seen detail, yielding new insights into drillstring dynamics and drilling management.

The Rig-Free Light-Duty Pulling and Jacking Unit is highly mobile and adaptable, offering clients tremendous potential to improve efficiency and limit the expense of intervention and abandonment operations. The modular design of the unit enables fast and efficient transport to the wellsite, and an innovative self-clamping skidding assembly enables movement from well to well without the need to rig down any main system components.

At Weatherford,
we provide our people
with continuous support,
challenging and exciting
responsibility, and the
opportunity to make
a difference.

Our culture allows us
to find solutions to our
clients’ toughest
challenges in
environments
around the world.

90% of the photographs
used in the Company's
annual report were taken
by our employees, some
of which are included here.

WEATHERFORD INTERNATIONAL PLC

ATTN: NATALIA G. SHEHADEH

BAHNHOFSTRASSE 1

6340 BAAR, SWITZERLAND

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:59 A.M. Central European Time on June 15, 2015 (11:59 P.M. New York Time on June 14, 2015). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:59 A.M. Central European Time on June 15, 2015 (11:59 P.M. New York Time on June 14, 2015). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M88679-P65396	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEATHERFORD INTERNATIONAL PLC

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Mohamed A. Awad	☐	☐	☐

	1b.	David J. Butters	☐	☐	☐

	1c.	Dr. Bernard J. Duroc-Danner	☐	☐	☐

	1d.	John D. Gass	☐	☐	☐

	1e.	Sir Emyr Jones Parry	☐	☐	☐

	1f.	Francis S. Kalman	☐	☐	☐

	1g.	William E. Macaulay	☐	☐	☐

	1h.	Robert K. Moses, Jr.	☐	☐	☐

	1i.	Dr. Guillermo Ortiz	☐	☐	☐

	1j.	Robert A. Rayne	☐	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm and auditor for the financial year ending December 31, 2015 and to authorize the board of directors of the Company, acting through the Audit Committee, to determine the auditor’s remuneration.	☐	☐	☐

3.	To adopt an advisory resolution approving the compensation of the named executive officers.	☐	☐	☐

4.	To approve an amendment to Weatherford’s 2010 Omnibus Incentive Plan.	☐	☐	☐

5.	To authorize holding the 2016 Annual General Meeting at a location outside of Ireland as currently required under Irish law.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

M88680-P65396

WEATHERFORD INTERNATIONAL PLC
Annual General Meeting of Shareholders
June 16, 2015 10:00 A.M. (Central European Time)
This proxy is solicited by the Board of Directors

The undersigned shareholder of Weatherford International plc (“Weatherford”) hereby appoints Natalia G. Shehadeh or, failing her, Bernard J. Duroc-Danner as proxy, each with the power of substitution, for the undersigned to vote the number of ordinary shares of Weatherford that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of Weatherford to be held on June 16, 2015, at 10:00 A.M. (Central European Time) at The Mandarin Oriental Hotel, Quai Turrettini 1, 1201 Geneva, Switzerland, and any adjournment or postponement thereof, on the reverse side matters that are more particularly described in the Proxy Statement for the Annual General Meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual General Meeting.

This proxy card, when properly executed, will be voted in the manner directed by the undersigned shareholder on the reverse side of this proxy card. IF NO DIRECTION IS MADE, THESE SHARES WILL BE VOTED “FOR” EACH OF THE PROPOSALS TO BE CONSIDERED AT THE ANNUAL GENERAL MEETING. In the event other matters properly come before, or are raised at, the Annual General Meeting on which a vote is or may be taken, you instruct and authorize the Proxy Holders to vote the share’s in their desertion on such matters.

The undersigned hereby acknowledges receipt of Notice of, and the Proxy Statement for, the Annual General Meeting.

Continued and to be signed on reverse side